 Filed Pursuant to Rule 424(b)(1)
 Registration No. 333-256787
Prospectus
6,250,000 shares
Common stock
This is an initial public offering of shares of common stock by Elevation Oncology, Inc. We are offering 6,250,000 shares of our common stock to be sold in the offering. The initial public offering price is $16.00 per share. Prior to this offering, there has been no public market for our common stock. We have been approved to list our common stock on the Nasdaq Global Select Market under the symbol “ELEV.”
We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.
	Per share	Total
Initial public offering price	$16.00	$100,000,000
Underwriting discounts and commissions(1)	$1.12	$7,000,000
Proceeds to Elevation Oncology, Inc., before expenses	$14.88	$93,000,000
(1) See the section titled “Underwriting” for a description of the compensation payable to the underwriters.
We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to 937,500 additional shares of our common stock from us at the initial public offering price, less underwriting discounts and commissions.
Investing in our common stock involves a high degree of risk. Please read the section entitled “Risk factors” beginning on page 12 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers against payment in New York, New York, on or about June 29, 2021.
J.P. Morgan	Cowen	SVB Leerink
Wedbush PacGrow
Prospectus dated June 24, 2021

Through and including July 19, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or the time of any sale of shares of our common stock.
For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.
This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Prospectus summary
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under the sections entitled “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations,” in each case included in this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section entitled “Special note regarding forward-looking statements” for additional information. Unless the context otherwise requires, we use the terms “Elevation Oncology,” “the company,” “we,” “us” and “our” in this prospectus to refer to Elevation Oncology, Inc.
Overview
We are a precision oncology company focused on the development of targeted therapeutics for the treatment of cancer in genomically-defined patient populations. Our vision is to elevate precision medicine to the forefront of every cancer treatment journey, as we believe that each patient living with cancer deserves the opportunity to benefit from a genomically-driven treatment decision. We utilize our deep expertise in developing drugs for rare, genomically-defined patient populations and strategic collaborations with our diagnostic collaborators to work towards a future where each tumor’s unique genomic test result can be matched with a purpose-built precision medicine.
We are focused on identifying oncogenic drivers that are known to be predominantly mutually exclusive with other driver alterations and pursuing innovations and efficiencies in the conduct of clinical trials that we believe may enable development of targeted therapeutics against those oncogenic drivers.
Our lead program is focused on neuregulin-1, or NRG1, fusions, which are rare genomic alterations that have recently been identified as oncogenic driver alterations and that we believe have the potential to be therapeutically actionable through targeted HER3 inhibition. We have designed and initiated our potentially registration-enabling Phase 2 CRESTONE trial to investigate the safety and efficacy of seribantumab, an anti-HER3 monoclonal antibody, in advanced solid tumors harboring an NRG1 fusion. We are conducting this trial in a tumor-agnostic fashion, such that any patient with a solid tumor that harbors an NRG1 fusion, regardless of the tissue of origin, may be eligible. If the CRESTONE trial meets its primary endpoint, and subject to continued discussions with the FDA, we anticipate submitting a BLA under an accelerated approval pathway for the treatment of patients with solid tumors harboring an NRG1 fusion. Even if the CRESTONE trial meets its primary endpoint, there can be no assurance that the FDA or other regulators will find such data sufficient to support a BLA submission or that additional trials will not be required. We expect data from the pre-planned interim analysis of CRESTONE in late 2021 or early 2022 and topline data from the full trial accrual in the first half of 2023.
Our approach
We employ a capital-efficient approach to identify druggable oncogenic driver alterations, and to acquire and develop drugs that specifically target them. We believe our approach may allow us to efficiently advance product candidates through clinical development in rare, genomically-defined patient populations.
Target identification
Our collaborations with diagnostic leaders, academic researchers and community oncologists allow us to uncover genomic alterations that we believe are clear oncogenic drivers and potentially amenable to therapeutic inhibition. In contrast, genomic alterations that are overexpressed or amplified in tumors may be more common and they are also more likely to co-exist with other known genomic alterations. These are generally considered “passenger” alterations. We focus on genomic driver alterations that may be rare but are predominantly mutually exclusive with other known driver alterations. When such targets are found, they are likely to be the sole driver of the tumor’s growth and proliferation, making them a possible target for inhibition.

Therapeutic candidate selection
Subsequent to identifying compelling and actionable targets, we selectively in-license, acquire or discover assets that we believe have potential for a genomically-defined patient population. Through this flexible approach, we highlight the importance of matching the right drug with the right target and the opportunity to leverage existing chemical matter for drug development in a rigorously selected patient population. In particular, we believe that by focusing our development on targeting predominantly mutually exclusive driver alterations in tumors that have no known competing oncogenic drivers, we may improve the potential for product candidates to achieve clinical benefit for patients as a monotherapy.
Optimize clinical trial and regulatory execution
We aim to drive operational success by implementing process innovations that we believe may enable us to efficiently advance product candidates through clinical development in genomically-defined patient populations. Given these populations are often relatively rare, we have built an innovative model that recognizes the importance and impact of each individual patient. Where appropriate, we also employ innovations in trial design that, contingent upon continued discussion with the FDA, may support a potential registration through an accelerated approval pathway. For example, we believe rare, genomic driver alterations are good candidates for a tumor-agnostic development approach based on the growing recognition that tumors may be categorized by the actionability of their unique genomic signatures instead of by their tissue of origin. By enabling parallel investigation across a wide range of tumor types, we intend to rapidly enroll patients and generate a dataset in support of a potential accelerated approval registrational filing. We believe proactive implementation and advancement of processes designed specifically with rare, genomically-defined tumors in mind are needed to enable efficient development of therapies for all patient populations living with cancer, even down to the 0.1%.
Our lead program: NRG1 fusions
Our lead program is focused on patients with advanced solid tumors harboring an NRG1 fusion. NRG1 fusions are oncogenic driver events that have been identified in over ten solid tumor types to date and occur in approximately 0.2% of all cancers, or approximately 3,200 new cases per year, in the United States. Importantly, NRG1 fusions are predominantly found to be mutually exclusive with other known driver alterations. There are no approved therapies specifically for the treatment of patients with tumors harboring an NRG1 fusion and the prognosis for these patients is poor.
NRG1 is the primary activating ligand of HER3. NRG1 fusions lead to the ligand-dependent activation of HER3 and the subsequent homo- or heterodimerization of HER3 with HER2 or other ERBB family members, which results in activation of the PI3-Kinase and AKT, or PI3K/AKT, and MAP-Kinase, or MAPK, downstream signaling pathways, both of which are well-characterized drivers of cell proliferation and survival. We believe that direct inhibition of the NRG1 activation of HER3 with a monoclonal antibody approach may drive improved responses for these patients given its direct role in sustaining proliferation and survival of tumors harboring an NRG1 fusion.
We specifically selected and acquired seribantumab, an anti-HER3 monoclonal antibody, as a Phase 2 ready asset with existing clinical supply and data from over 800 patients with advanced solid tumors dosed across twelve prior Phase 1 and 2 trials. The majority of adverse events observed with seribantumab monotherapy were transient and mild to moderate in severity with no dose-limiting toxicity observed at the highest dose level. There was one serious adverse event, or SAE, considered possibly related to seribantumab in the trial, a Grade 4 confusional state at the lowest dose level tested. A maximum tolerated dose, or MTD, of seribantumab monotherapy was not defined in the prior Phase 1 dose-escalation study.
We conducted targeted preclinical studies in NRG1 fusion patient-derived xenograft, or PDX, mouse models across multiple tissue types, where we demonstrated that seribantumab inhibits ligand-dependent activation of HER3 by NRG1 fusions, HER3 dimerization with HER2, and phosphorylation of all ERBB family members as well as downstream signaling pathway members. This inhibition resulted in robust reductions of growth for NRG1 fusion driven tumors at escalating doses of seribantumab. Importantly, these models identified a wide active dose range in mice that may correspond to clinically-achievable doses in humans.

Our preclinical characterization of seribantumab, coupled with its observed side effect profile in clinical trials to date, supports our belief that seribantumab has the potential to generate robust and durable responses for patients with tumors harboring an NRG1 fusion.
In July 2020, we initiated our Phase 2 CRESTONE trial following a Type C meeting with the U.S. Food and Drug Administration, or the FDA, as the first clinical trial of seribantumab in patients with solid tumors driven by an NRG1 fusion. We have designed CRESTONE as a tumor-agnostic trial with the potential for registration through an accelerated approval pathway, subject to continued discussions with the FDA.
We have proactively included multiple design elements in the CRESTONE trial that we believe may optimize for efficient conduct and detection of clinical activity in the intention-to-treat, or ITT, population, in support of a potential registrational submission. These trial design elements include:
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Allowance for enrollment screening based on local CLIA-certified testing for an NRG1 fusion to avoid delays in treatment.

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Requirement of an additional central confirmatory test for an NRG1 fusion by RNA-based next-generation sequencing, or NGS, to accurately enroll the appropriate patients in the ITT population that will be used for statistical analysis of the primary endpoint.

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Proactive patient stratification to account for known factors that may confound the final statistical analysis, such as prior anti-ERBB therapy, presence of an NRG1 fusion that lacks an EGF-like domain, or co-expression of other known oncogenic drivers; these patients may be enrolled into exploratory cohorts and are not included in the ITT population.

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Central review of radiographic scans from the ITT population to reduce the variability in determination of the primary endpoint.

We are employing an innovative model as part of the conduct of our Phase 2 CRESTONE trial to address key risks in the development of therapies for genomically-defined patient populations while enhancing enrollment and trial conduct in a capital efficient manner. In addition to enrollment from our core sites at major academic and community medical centers, we have partnered with diagnostic providers such as Ashion Analytics (now Exact Sciences), NeoGenomics, and Strata Oncology that allow access to data generated using DNA- and RNA-based NGS assays for the presence of an NRG1 fusion. We have also partnered with diagnostic providers such as Caris Life Sciences and Tempus, and health networks like The US Oncology Network (through their Selected Trials for Accelerate Rollout program), giving us access to pre-qualified sites that can be quickly activated following the identification of a patient harboring an NRG1 fusion that meets trial entry criteria for CRESTONE. This innovative model grants us access to approximately 400 potential clinical trial sites to support enrollment into the CRESTONE trial.
We believe that the design and conduct of the CRESTONE trial has the possibility to produce results that may provide support for us to seek accelerated approval of seribantumab for patients with advanced solid tumors harboring an NRG1 fusion, subject to discussions with the FDA. Any accelerated marketing approval is subject to continued discussions with the FDA, and agreement on post-approval confirmatory trials to confirm an anticipated clinical benefit. Even if we seek FDA approval through the accelerated approval pathway, this may not lead to faster development, regulatory review, or approval. The accelerated approval pathway does not increase the likelihood that seribantumab will receive marketing approval.
We believe any future programs that we pursue will directly benefit from the innovative model we have established for efficient development in rare, genomically-defined cancers. As new potential targets emerge, we are committed to prioritizing the science first and believe that every oncogenic driver alteration deserves an actionable therapeutic — no matter how rare the population.
Our team and investors
Our approach is powered by an accomplished senior management team led by our Founder and Chief Executive Officer, Shawn Leland, PharmD, RPh, with a career in medical affairs and business development at Eli Lilly, ARIAD Pharmaceuticals, Argos Therapeutics and Verastem Oncology. Our Board of Directors is led by Steve Elms,

Managing Partner at Aisling Capital, co-founder and Chair of Elevation Oncology, and previous Chair of the Board of Directors at LOXO Oncology Inc. Together, our senior management team and Board of Directors combine extensive experience in the development of precision oncology therapeutics with recent experience in designing and operationalizing innovative development programs in rare, genomically-defined patient populations.
Our Scientific Advisory Board is chaired by Lori Kunkel, M.D., former Chief Medical Officer and Board Member of LOXO Oncology Inc., and includes academic researchers and industry experts at the forefront of identifying emergent and actionable genomic driver alterations. Many of our advisors also lead clinical units at renowned precision medicine cancer centers and are actively involved in our program selection and clinical development.
We are backed by a sophisticated group of investors that are highly experienced in precision oncology including Aisling Capital, Qiming Venture Partners USA, Vertex Ventures HC, Cormorant Asset Management, venBio Partners, BVF Partners, and other top tier investors.
Our strategy
Our goal is to translate advances in genomic testing and novel scientific insights related to oncogenic driver alterations into the development of targeted therapeutics for the treatment of patients with cancer. Key elements of our strategy include:
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Prioritize oncogenic drivers that are predominantly mutually exclusive oncogenic alterations to maximize the probability of clinical success.

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Rapidly advance our lead product candidate seribantumab, an anti-HER3 monoclonal antibody, through late-stage clinical development for solid tumors harboring NRG1 gene fusions.

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Expand our pipeline of drug candidates targeted against oncogenic driver alterations through strategic collaborations and/or external development.

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Collaborate with diagnostic providers and NGS centers of excellence to identify patients with rare, genomically-defined cancers, starting with solid tumors harboring an NRG1 fusion.

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Design and implement an innovative operational model tailored to the efficient development and potential regulatory approval of precision therapeutics for rare, genomically-defined cancers, beginning with the investigation of seribantumab for any solid tumor driven by an NRG1 fusion.

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Evaluate strategic opportunities to potentially accelerate development timelines and enhance the commercial potential of our product candidates globally.

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Actively advocate for and participate in industry-wide initiatives to improve access, awareness and clarity around precision medicines for rare, genomically-defined cancers.

While each driver alteration may individually be rare, we believe that our combined efforts as part of a vibrant precision medicine community may enable a future where every patient’s cancer genomic test results in an actionable treatment decision. Our focused drug development efforts combined with our active role in the broader precision medicine community contributes to a future where precision medicine can be elevated to the forefront of every cancer treatment journey.
Risks affecting us
Our business is subject to a number of risks and uncertainties, including those highlighted in the section entitled “Risk factors” immediately following this prospectus summary. These risks include, among others, the following:
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We have a limited operating history, which may make it difficult to evaluate the success of our business to date and to assess our future viability. We have incurred significant operating losses since our inception in 2019 and have not generated any revenue. We expect to incur continued losses for the foreseeable future and may never achieve or maintain profitability.

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Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations. Our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements included elsewhere in this prospectus regarding our ability to continue as a going concern.
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Even if this offering is successful, we will require substantial additional funding to pursue our business objectives.

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We are highly dependent on the success of our lead product candidate, seribantumab. We have not completed clinical development or obtained regulatory approval for any product candidate. We may never obtain approval for seribantumab or any other product candidate.

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The COVID-19 pandemic could adversely impact our business, including the conduct of our clinical trials.

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If we experience delays or difficulties in enrolling patients in our ongoing or planned clinical trials, our receipt of necessary regulatory approval could be delayed or prevented.

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Adverse side effects or other safety risks associated with seribantumab or our other future product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials or abandon further development, limit the commercial profile of an approved product or result in significant negative consequences following marketing approval, if any.

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We may in the future seek to engage in strategic transactions to acquire or in-license new products, product candidates or technologies. If we are unable to realize the benefits from such transactions, it may adversely affect our ability to develop and commercialize product candidates, negatively impact our cash position, increase our expenses and present significant distractions to our management.

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The development and commercialization of biological products are subject to extensive regulation, and we may not obtain regulatory approvals for seribantumab or any other future product candidates, on a timely basis or at all.

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If we are unable to successfully develop, validate, obtain regulatory approval of and commercialize companion diagnostic tests for seribantumab or any future product candidates that require or would benefit from such tests, or experience significant delays in doing so, we may not realize the full commercial potential of these product candidates.

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Manufacturing biological products is complex and subject to product loss for a variety of reasons. We rely on third-party suppliers, including single source suppliers, to manufacture clinical supplies of our lead product candidate and we intend to rely on third parties to produce commercial supplies of any approved product.

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The incidence and prevalence for target patient populations of seribantumab and our future product candidates have not been established with precision. If the market opportunities for our product candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, then our revenue potential and ability to achieve profitability will be adversely affected.

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We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

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We expect to significantly expand our development and regulatory capabilities as we grow our company, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

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If we are unable to obtain and maintain sufficient patent protection for our product candidates, or if the scope of the patent protection is not sufficiently broad, third parties, including our competitors, could develop and commercialize products similar or identical to ours, and our ability to commercialize our seribantumab and our future product candidates may be adversely affected.

Corporate information
We were incorporated under the laws of the State of Delaware on April 29, 2019, or Inception, originally under the name 14ner Oncology, Inc. We changed our name on February 12, 2020 to Elevation Oncology, Inc.

Our principal executive offices are located at 888 Seventh Ave., 12th Floor, New York, New York 10106, and our telephone number is (716) 371-1125. Our website address is https://elevationoncology.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.
The mark “Elevation Oncology,” the Elevation Oncology logo and all product names are our common law trademarks. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.
Implications of being an emerging growth company and a smaller reporting company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:
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being permitted to present only two years of audited financial statements and only two years of related “Management’s discussion and analysis of financial condition and results of operations” disclosure in this prospectus;

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, on the effectiveness of our internal controls over financial reporting;

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reduced disclosure obligations regarding executive compensation arrangements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations for emerging growth companies in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our capital stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our capital stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our capital stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The offering
Common stock offered by us
6,250,000 shares
Common stock to be outstanding immediately after this offering
22,822,230 shares (or 23,759,730 shares, if the underwriters exercise their option to purchase additional shares in full).
Option to purchase additional shares
We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional 937,500 shares from us at the initial public offering price per share less the underwriting discounts and commissions.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $90.4 million (or approximately $104.4 million if the underwriters exercise their option to purchase additional shares in full), based upon the initial public offering price of $16.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to advance our lead product candidate, seribantumab, through completion of our CRESTONE trial, for potential expansion of our pipeline and other research and development activities, as well as for working capital and other general corporate purposes.
See the section entitled “Use of proceeds” for additional information.
Risk factors
You should read the section entitled “Risk factors” in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Directed share program
At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price to certain individuals through a directed share program, including our directors, officers, employees, business associates and related persons. The sales will be made at our direction by J.P. Morgan Securities LLC and its affiliates through a directed share program. The number of shares of our common stock available for sale to the general public in this offering will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus. See the section titled “Underwriting” for additional information.
Nasdaq Global Select Market
symbol
“ELEV”

The number of shares of our common stock to be outstanding after this offering is based on 16,572,230 shares of our common stock outstanding as of March 31, 2021, including 31,554 shares that are unvested and subject to repurchase or forfeiture, and after giving effect to the automatic conversion of all shares of our outstanding Series A convertible preferred stock, or the Series A Preferred Stock, and Series B convertible preferred stock, or Series B Preferred Stock, as of March 31, 2021 into an aggregate of 15,736,053 shares of our common stock immediately prior to the completion of this offering, and excludes:
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1,800,725 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of March 31, 2021 under our 2019 Stock Incentive Plan, or the 2019 Plan, with a weighted-average exercise price of $0.96 per share;

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602,618 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after March 31, 2021 under our 2019 Plan, with an exercise price of $3.09 per share; and

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3,170,587 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of:

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1,458,920 shares of our common stock reserved for future issuance as of March 31, 2021 under our 2019 plan;

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1,483,445 shares of our common stock to be reserved for future issuance under our 2021 Equity Incentive Plan, or the 2021 Plan, which became effective immediately prior to the date of the effectiveness of the registration statement of which this prospectus forms a part (of which shares, we granted to certain of our directors and executive officers options with respect to 374,056 shares (with an exercise price equal to the initial offering price) and restricted stock units with respect to approximately 200,996 shares immediately following effectiveness of the registration statement of which this prospectus forms a part); and

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228,222 shares of our common stock to be reserved for future issuance under our 2021 Employee Stock Purchase Plan, or the ESPP, which became effective immediately prior to the date of the effectiveness of the registration statement of which this prospectus forms a part.

Our 2021 Plan and our ESPP provide for automatic annual increases in the number of shares of our common stock reserved thereunder, and our 2021 Plan provides for increases to the number of shares that may be granted thereunder based on shares under our 2019 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations or are forfeited or otherwise repurchased by us. Upon completion of this offering, any remaining shares of our common stock available for issuance under our 2019 Plan were added to the shares reserved under our 2021 Plan and we will cease granting awards under our 2019 Plan. See the section entitled “Executive compensation — Equity compensation plans and other benefit plans” for additional information.
Except as otherwise indicated, all information in this prospectus assumes or gives effect to:
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the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 15,736,053 shares of our common stock immediately prior to the completion of this offering;

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a 1-for-4.225582 reverse stock split of our outstanding common stock, effected on June 17, 2021;

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the filing and effectiveness of our restated certificate of incorporation and restated bylaws in connection with the completion of this offering;

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no exercise of outstanding options referred to above; and

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no exercise of the underwriters’ option to purchase up to 937,500 additional shares of our common stock.

Summary financial data
The following tables set forth our summary statements of operations and balance sheet data. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and “Management’s discussion and analysis of financial condition and results of operations” sections of this prospectus. We have derived the statement of operations data for the period from Inception through December 31, 2019 and for the year ended December 31, 2020 from our audited financial statements appearing at the end of this prospectus. The statement of operations data for the three months ended March 31, 2020 and 2021 and the balance sheet data as of March 31, 2021 have been derived from our unaudited condensed interim financial statements appearing at the end of this prospectus and have been prepared on the same basis as the audited financial statements. In the opinion of management, the unaudited data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. Our historical results are not necessarily indicative of results that should be expected in any future period and the statement of operations data for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any future period.
Elevation Oncology, Inc.
Statements of operations data
(in thousands except share and per share data)	Inception through December 31,	Year ended December 31,	Three months ended March 31,
	2019	2020	2020	2021
Statement of Operations Data
Research and development	$5,338	$15,476	$1,488	$4,134
General and administrative	544	1,800	471	952
Total operating expenses	5,882	17,276	1,959	5,086
Loss from operations	(5,882)	(17,276)	(1,959)	(5,086)
Other income (expense), net	—	11	1	(5)
Net loss	$(5,882)	$(17,265)	$(1,958)	$(5,091)
Net loss per share, basic and diluted(1)	$(7.91)	$(21.80)	$(2.48)	$(6.36)
Weighted average common shares outstanding, basic and diluted(1)	743,953	791,821	788,847	800,679
Pro forma net loss per share attributable to common stockholders, basic and diluted		$(1.04)		$(0.31)
Pro forma weighted average common shares outstanding, basic and diluted		16,527,874		16,536,732
(1) See Note 12 to our financial statements appearing at the end of this prospectus for details on the calculation of basic and diluted net loss per share.

The following table sets forth summary balance sheet data as of March 31, 2021:
	As of March 31, 2021
(in thousands)	Actual	Pro forma(1)	Pro forma as Adjusted(2)
Balance Sheet Data:
Cash and cash equivalents	$69,912	$69,912	$160,312
Working capital(3)	68,444	68,444	158,844
Total assets	71,762	71,762	162,162
Total convertible preferred stock	97,188	—	—
Total stockholders’ (deficit) equity	(28,105)	69,083	159,483
(1) Pro forma amounts give effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock as of March 31, 2021 into an aggregate of 15,736,053 shares of our common stock immediately prior to the completion of this offering and (ii) the filing and effectiveness of our amended and restated certificate of incorporation.
(2) Pro forma as adjusted amounts reflect pro forma adjustments described in footnote (1) as well as the sale of 6,250,000 shares of our common stock in this offering, based upon the initial public offering price of $16.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
(3) We define working capital as current assets less current liabilities.

Risk factors
Investing in our common stock involves a high degree of risk. Before making your decision to invest in shares of our common stock, you should carefully consider and read carefully all of the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, before deciding whether to invest in our common stock. We cannot assure you that any of the events discussed below will not occur. These events could have a material and adverse impact on our business, financial condition, results of operations and prospects. Unless otherwise indicated, references to our business being harmed in these risk factors will include harm to our business, reputation, financial condition, results of operations, net revenue and future prospects. In such event, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and the market price of our common stock.
Risks Related to Our Financial Position and Need for Additional Capital
We have a limited operating history, which may make it difficult to evaluate the success of our business to date and to assess our future viability. We have incurred significant operating losses since our inception in 2019 and have not generated any revenue. We expect to incur continued losses for the foreseeable future and may never achieve or maintain profitability.
Investment in drug development is a highly speculative undertaking and involves a substantial degree of risk. We commenced operations in 2019 and are a clinical-stage biologics company with a limited operating history. We have not yet commercialized any product, nor do we expect to generate revenue from sales of any products for several years, if at all. Consequently, there have been limited operations upon which you can evaluate our business, and predictions about our future success or viability may not be as cancer therapies. For the year ended December 31, 2020 and for the three months ended March 31, 2021 we had a net loss of $17.3 million and $5.1 million, respectively. As of March 31, 2021, we had an accumulated deficit of $28.2 million. We expect to continue to incur significant research and development and other expenses related to our ongoing operations, which we anticipate will result in net losses for at least the next several years.
Since our inception, we have focused substantially all of our efforts and financial resources on the acquisition and clinical development of our lead product candidate, seribantumab. To date, we have funded our operations with proceeds from sales of shares of our convertible preferred stock. From Inception through March 31, 2021, we received an aggregate of $97.2 million in net proceeds from such sales. As of March 31, 2021, our cash and cash equivalents were $69.9 million.
We expect to incur increasing levels of operating losses for the foreseeable future, particularly as we advance seribantumab and potential future product candidates through clinical development. Our prior losses, combined with expected future losses, have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. We expect our research and development expenses to significantly increase in connection with our additional planned clinical trials for seribantumab, including our ongoing Phase 2 clinical trial, CRESTONE, and the planned exploratory cohorts, and the development of other future product candidates we may choose to pursue. In addition, if we obtain marketing approval for seribantumab or another future product candidate, we will incur significant sales, marketing and outsourced manufacturing expenses in connection with the commercialization of seribantumab or such other future product candidate. After this offering, we will incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future.
Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue and we do not know when, or if, we will generate any revenue. We do not expect to generate significant revenue unless and until we obtain marketing approval for, and begin to sell, seribantumab or another future product candidate. Our ability to generate revenue and become profitable will depend on a number of factors, including, but not limited to, our ability to:
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successfully meet our clinical endpoints in our Phase 2 CRESTONE clinical trial;

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initiate and successfully complete all safety, pharmacokinetic and other registrational-enabling studies required to obtain U.S. and foreign marketing approval for seribantumab as a treatment for patients with solid tumors driven by an NRG1 gene fusion;

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initiate and complete successful later-stage clinical trials that meet their clinical endpoints;

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submit a BLA for seribantumab to the FDA;

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obtain marketing approval for seribantumab and our other potential future product candidates;

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establish licenses, collaborations or strategic partnerships that may increase the value of our programs;

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successfully manufacture or contract with others to manufacture seribantumab and our other future product candidates;

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commercialize seribantumab, if approved, by building a sales force or entering into collaborations with third parties;

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obtain, maintain, protect and defend our intellectual property portfolio;

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achieve market acceptance of seribantumab and our other potential future product candidates with the medical community and with third-party payors; and

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attract, hire and retain additional administrative, clinical, regulatory and scientific personnel.

We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability.
In cases where we are successful in obtaining regulatory approval to market our product candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement, and whether we own the commercial rights for that territory. If the number of our addressable patients is significantly lower than we estimate, the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if they are approved.
Because of the numerous risks and uncertainties associated with drug development, we are unable to accurately predict the timing or amount of increased expenses we will incur and when, or if, we will be able to achieve profitability. If we decide to or are required by the FDA or regulatory authorities in other jurisdictions to perform studies or clinical trials in addition to those we currently anticipate, or if there are any delays in establishing appropriate manufacturing arrangements for, in initiating or completing our current and planned clinical trials for, or in the development of, our product candidates, our expenses could increase materially and our potential profitability could be further delayed.
Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Accordingly, you should not rely upon the results of any quarterly or annual periods as predictions or indications of future operating performance. We expect our financial condition and operating results to fluctuate from quarter-to-quarter and year-to-year due to a variety of factors, many of which are beyond our control. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.
Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.
Based upon our $69.9 million in existing cash and cash equivalents as of March 31, 2021, we do not have sufficient existing cash and cash equivalents, without giving effect to the proceeds from this offering, to support operations for at least one year following the date our financial statements included in this prospectus are issued. Our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of, and for, the period from Inception to December 31, 2019 and for the year ended December 31, 2020 stating that our recurring losses from operations since Inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient funding, we could be forced to delay, reduce or eliminate all of our research and development programs, future research and development efforts and ongoing preclinical studies and clinical trials, and our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. After the completion of this offering, future financial statements may continue to disclose substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.
Even if this offering is successful, we will require substantial additional funding to pursue our business objectives. If we are unable to raise additional capital when needed or on terms acceptable to us, we could be forced to delay, reduce or terminate our research or drug development programs, any future commercialization efforts or other operations.
Identifying and developing potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and begin selling any approved product. We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the clinical development of seribantumab and seek to develop or acquire additional product candidates. We expect increased expenses as we continue our research and development activities, initiate additional clinical trials and seek marketing approval for seribantumab and our future product candidates. In addition, if we obtain marketing approval for seribantumab, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Adequate additional financing may not be available to us on favorable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we are unable to raise additional capital when needed or on favorable terms, we could be forced to delay, reduce or eliminate our research and development programs, our commercialization plans or other operations.
We believe that the net proceeds from this offering, together with our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into the second quarter of 2023. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Changes beyond our control may occur that would cause us to use our available capital before that time, including changes in and progress of our drug development activities and changes in government regulations. Our future capital requirements will depend on many factors, including:
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the progress, timing and results of preclinical studies and clinical trials for seribantumab or any future product candidates;

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disruptions or delays in enrollment of our clinical trials;

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the extent to which we develop, in-license or acquire other product candidates or technologies;

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the number and development requirements of other future product candidates that we may pursue, and other indications for seribantumab that we may pursue;

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the costs, timing and outcome of obtaining regulatory approvals of seribantumab or future product candidates and any companion diagnostics that we may pursue;

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the scope and costs of making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of seribantumab or future product candidates;

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the costs involved in growing our organization to the size needed to allow for the research, development and potential commercialization of seribantumab or future product candidates;

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the costs associated with commercializing any approved product candidates, including establishing sales, marketing and distribution capabilities;

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the costs associated with completing any post-marketing studies or trials required by the FDA or other regulatory authorities;

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the revenue, if any, received from commercial sales of seribantumab, if approved, or any other future product candidates that receive marketing approval;

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the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims that we may become subject to, including any litigation costs and the outcome of such litigation;

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the costs associated with potential product liability claims, including the costs associated with obtaining insurance against such claims and with defending against such claims; and

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to the extent we pursue strategic collaborations, including collaborations to commercialize seribantumab or to develop any future product candidates, our ability to establish and maintain collaborations on favorable terms, if at all, as well as the timing and amount of any milestone or royalty payments that we are required to make or are eligible to receive under any such collaborations.

Even if this offering is successful, we will require additional capital to complete our planned clinical development programs for our current product candidates to obtain regulatory approval. Our ability to raise additional funds will depend on financial, economic and market conditions and other factors over which we may have no or limited control. If adequate funds are not available on commercially acceptable terms when needed, we may be forced to delay, reduce or terminate the development or commercialization of seribantumab or future product candidates or we may be unable to take advantage of future business opportunities. Furthermore, any additional capital-raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize seribantumab and future product candidates.
Raising additional capital may cause dilution to our stockholders, including purchasers of common stock in this offering, restrict our operations or require us to relinquish proprietary rights to our technologies or product candidates.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends.
If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Risks Related to the Design and Development of Our Product Candidates
We are highly dependent on the success of our lead product candidate, seribantumab. We have not completed clinical development or obtained regulatory approval for any product candidate. We may never obtain approval for seribantumab or any other product candidate.
Our future success is highly dependent on our ability to obtain regulatory approval for, and then successfully commercialize or identify a strategic partner to commercialize, our lead product candidate, seribantumab. Seribantumab is currently being evaluated in a Phase 2 clinical trial, which we refer to as CRESTONE. We currently have no products that are approved for sale in any jurisdiction. Seribantumab or any of our other future product candidates may not achieve success in their clinical trials or obtain regulatory approval. If we do not obtain regulatory approval for seribantumab and successfully commercialize seribantumab in one or more indications or if we experience significant delays in doing so, we may never generate any revenue or become profitable.
Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of seribantumab or other future product candidates. The success of seribantumab or any other future product candidate will depend on several factors, including the following:
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successful completion of preclinical studies and clinical trials, including our CRESTONE trial;

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timely and successful enrollment of patients in, and completion of, clinical trials with favorable results;

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demonstration of safety, efficacy and acceptable risk-benefit profiles of seribantumab and our future product candidates to the satisfaction of the FDA and other regulatory agencies;

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our ability, or that of our collaborators, to develop and obtain clearance or approval of companion diagnostics, on a timely basis, or at all;

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receipt and related terms of marketing approvals from applicable regulatory authorities for seribantumab and our future product candidates, including the completion of any required post-marketing studies or trials;

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raising additional funds necessary to complete the clinical development of and commercialization of seribantumab;

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successfully identifying and developing, acquiring or in-licensing additional product candidates to expand our pipeline;

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acceptance of an IND by the FDA or other similar clinical trial applications from other regulatory authorities for clinical trials for future product candidates;

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obtaining and maintaining patent, trade secret and other intellectual property protection and regulatory exclusivity for seribantumab and our future product candidates;

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making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our product candidates;

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establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if approved, whether alone or in collaboration with third parties;

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acceptance of our products, if approved, by patients, the medical community and third-party payors;

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effectively competing with other therapies available on the market or in development;

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obtaining and maintaining third-party payor coverage and adequate reimbursement; and

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maintaining a continued acceptable safety profile of any products following regulatory approval.

Many of these factors are beyond our control, and it is possible that none of our product candidates, including seribantumab, will ever obtain regulatory approval even if we expend substantial time and resources seeking such approval. If we experience significant delays or are otherwise unable to successfully commercialize our product candidates, it would materially harm our business.
Drug development is a lengthy and expensive process, and clinical testing is uncertain as to the outcome.
We currently have one product candidate in Phase 2 clinical development, and the risk of failure is high. We are unable to predict when or if seribantumab will prove effective and safe in humans or will obtain marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidate in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to the outcome.
A failure of one or more clinical trials can occur at any stage of testing. The outcomes of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials or of clinical trials of the same product candidates in other indications, and interim or preliminary results of a clinical trial do not necessarily predict final results. For example, Merrimack Pharmaceuticals, Inc., or the previous sponsor, terminated its Phase 2 clinical trial of seribantumab in combination with docetaxel in patients with heregulin positive non-small cell lung cancer based on an interim analysis that demonstrated that the addition of seribantumab to docetaxel did not improve progression-free survival over docetaxel alone in this patient population. The previous sponsor also terminated its Phase 2 clinical trial of seribantumab in combination with fulvestrant in patients with heregulin positive, hormone receptor positive, ERBB2 (HER2) negative, metastatic breast cancer based on the interim analysis of the results of the non-small lung cancer trial. Although our CRESTONE trial of seribantumab is in a tumor-agnostic NRG1 fusion indication and therefore differs from the previous trials conducted by the previous sponsor, we may observe similar outcomes that could limit our ability to receive regulatory approval for seribantumab. While we believe that oncogenic driver events are a primary cause for the oncogenesis and progression of certain tumors, the signaling pathways in cancer are complex and treatment with a monotherapy may not produce a durable clinical benefit and combinations with other anti-cancer agents may need to be explored. There are no approved therapies for patients with tumors harboring an NRG1 fusion and our approach of inhibiting HER3 may not result in a durable clinical outcome. In addition, while some results in patients, such as observations of stable disease, may suggest encouraging clinical activity with respect to seribantumab, we expect that stable disease would not be considered to be a sufficient response for regulatory approval purposes. Furthermore, we may observe adverse safety events in the CRESTONE trial or later trials that were not observed in prior trials, which would alter the anticipated risk-benefit profile of seribantumab and reduce the likelihood that seribantumab receives regulatory approval.
The COVID-19 pandemic could adversely impact our business, including the conduct of our clinical trials.
The ongoing COVID-19 pandemic, both in the United States and in other countries in which we have planned or have active clinical trial sites and where our third-party manufacturers operate, could cause significant disruptions that could severely impact our business, including:
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delays or difficulties in screening, enrolling and maintaining patients in our clinical trials;

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delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

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inability or unwillingness of subjects to travel to the clinical trial sites;

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delays, difficulties or incompleteness in data collection and analysis and other related activities;

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decreased implementation of protocol required clinical trial activities and quality of source data verification at clinical trial sites;

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interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

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limitations in employee resources that would otherwise be focused on the conduct of our clinical trials and our other research and development activities, including because of sickness of employees or their families or mitigation measures such as lock-downs and social distancing;

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delays due to production shortages resulting from any events affecting raw material supply or manufacturing capabilities domestically and abroad;

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delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

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delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials;

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interruption in global and domestic shipping that may affect the transport of clinical trial materials, such as investigational drug products used in our clinical trials;

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changes in local regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, delays or require us to discontinue the clinical trials altogether;

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delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;

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refusal of regulatory authorities such as FDA or European Medicines Agency, or EMA, to accept data from clinical trials in affected geographies; and

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adverse impacts on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.

Such disruptions could impede, delay, limit or prevent completion of our ongoing clinical trials and preclinical studies or commencement of new clinical trials and ultimately lead to the delay or denial of regulatory approval of seribantumab, which would seriously harm our operations and financial condition and increase our costs and expenses. Furthermore, if either we or any third party in the supply chain for materials used in the production of our product candidates are adversely impacted by restrictions resulting from the COVID-19 pandemic, our supply chain may be disrupted, limiting our ability to manufacture product candidates for our clinical trials. We are in close contact with our clinical research organizations, or CROs, our contract manufacturing organizations, or CMOs, and clinical sites as we seek to mitigate the impact of COVID-19 on our CRESTONE trial and current timelines. Measures we have taken in response to COVID-19 include, where feasible, conducting remote clinical trial site activations and data monitoring, and limiting on-site patient visits by adjusting patient assessments and protocol. However, despite these efforts, we have experienced limited delays in trial site initiations, patient participation and patient enrollment in some of our clinical trials and we may continue to experience some delays in our clinical trials and preclinical studies and delays in data collection and analysis.
These delays so far have had a limited impact on our development prospects for seribantumab, but the negative impacts could be exacerbated as the COVID-19 pandemic and the response to it continues to evolve. The COVID-19 pandemic could also affect the business of the FDA, EMA or other health authorities, which could result in delays in meetings related to planned or completed clinical trials and ultimately of reviews and approvals of seribantumab. The extent to which the pandemic impacts our business and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the success of mass vaccination efforts globally, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken by governmental authorities to contain and address the challenges posed by COVID-19.
We may incur additional costs or experience delays in completing, or ultimately be unable to complete the development and/or commercialization of seribantumab or our other future product candidates.
Any delays in the commencement or completion of our ongoing, planned or future clinical trials could significantly increase our product development costs. We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to obtain marketing approval or commercialize seribantumab or our future product candidates, including:
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regulators, institutional review boards, or IRBs, or ethics committees, or ECs, may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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the FDA may disagree as to the design or implementation of our clinical trials or with our recommended Phase 2 doses for seribantumab, or with respect to any of our future product candidates;

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we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective CROs and prospective trial sites;

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clinical trials for seribantumab or our future product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials, delay or halt clinical trials or abandon product development programs;

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lack of adequate funding to continue clinical trials;

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the number of patients required for clinical trials may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or may be lower than we anticipate due to challenges in recruiting and enrolling suitable patients who meet the trial criteria, participants may drop out of these clinical trials at a higher rate than we anticipate or the duration of these clinical trials may be longer than we anticipate;

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competition for clinical trial participants from investigational and approved therapies may make it more difficult to enroll patients in our clinical trials;

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we may experience difficulties in maintaining contact with patients after treatment, resulting in incomplete data;

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we or third-party collaborators may fail to obtain regulatory approval of companion diagnostic tests, if required, on a timely basis, or at all;

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our third-party contractors may fail to meet their contractual obligations to us in a timely manner, or at all, or may fail to comply with regulatory requirements;

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we may have to suspend or terminate clinical trials for various reasons, including a finding by us or by a Data Monitoring Committee for a trial that the participants are being exposed to unacceptable health risks;

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seribantumab or our future product candidates may have undesirable or unexpected side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs or ECs to suspend or terminate the trials;

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the cost of clinical trials may be greater than we anticipate;

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changes to clinical trial protocols;

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the supply or quality of seribantumab or our future product candidates or other materials necessary to conduct clinical trials may be insufficient or inadequate and result in delays or suspension of our clinical trials; and

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the impact of the ongoing COVID-19 pandemic, which may slow potential enrollment, reduce the number of eligible patients for clinical trials, or reduce the number of patients who remain in our trials.

Delays, including delays caused by the above factors, can be costly and could negatively affect our ability to complete a clinical trial or obtain timely marketing approvals. We do not know whether any of our planned preclinical studies or clinical trials will begin on a timely basis or at all, will need to be restructured or will be completed on schedule, or at all. For example, the FDA may place a partial or full clinical hold on the CRESTONE trial or any of our future clinical trials for a variety of reasons, including safety concerns and noncompliance with regulatory requirements. If we are not able to complete successful clinical trials, we will not be able to obtain regulatory approval and will not be able to commercialize seribantumab or our future product candidates.
Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates, which would limit our future revenues and harm our commercial prospects.
If we experience delays or difficulties in enrolling patients in our ongoing or planned clinical trials, our receipt of necessary regulatory approval could be delayed or prevented.
We may not be able to initiate or continue our ongoing or planned clinical trials if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities. In addition, some of our competitors currently have ongoing clinical trials for product candidates that would treat the same patients as our lead clinical product candidate, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates. This is acutely relevant for our development of seribantumab for the treatment of patients with solid tumors driven by an NRG1 gene fusion, which are rare genomic alterations. Enrolling patients for our clinical trials requires promptly identifying cancer patients with NRG1 fusions and placing these patients in one of our qualified sites in a timely manner. We rely on several diagnostic partners to conduct initial testing to identify patients with NRG1 fusions that are eligible for the CRESTONE trial. If one or more of these partners encounters delays or is otherwise unable to conduct these tests and identify potential patients, enrollment in our clinical trials may be substantially delayed. In addition, these partners work with several other companies, including our competitors, and may divert resources to collaborations with these other companies, which may detrimentally affect enrollment in our clinical trials. Patient enrollment is also affected by other factors, including:
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the severity of the disease under investigation;

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our ability to recruit clinical trial investigators of appropriate competencies and experience;

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the incidence and prevalence of our target indications;

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clinicians’ and patients’ awareness of genomic testing mechanisms to screen patients for NRG1 gene fusions and perceptions as to the potential advantages and risks of our product candidates in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

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competing studies or trials with similar eligibility criteria;

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invasive procedures required to enroll patients and to obtain evidence of the product candidates’ performance during clinical trials;

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availability and efficacy of approved medications for the disease under investigation;

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eligibility criteria defined in the protocol for the trial in question;

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the size and nature of the patient population required for analysis of the trial’s primary endpoints;

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efforts to facilitate timely enrollment in clinical trials;

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whether we are subject to a partial or full clinical hold on any of our clinical trials;

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reluctance of physicians to encourage patient participation in clinical trials;

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the ability to monitor patients adequately during and after treatment;

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our ability to obtain and maintain patient consents; and

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proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll and maintain a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials, including due to the COVID-19 pandemic, may result in increased development costs, which would cause the value of our company to decline, limit our ability to obtain additional financing and delay or limit our ability to obtain regulatory approval for our product candidates.

Adverse side effects or other safety risks associated with seribantumab or our other future product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials or abandon further development, limit the commercial profile of an approved product or result in significant negative consequences following marketing approval, if any.
As is the case with biologics generally, we have observed side effects and adverse events associated with seribantumab. Although seribantumab has been evaluated in over 800 patients in clinical trials to date, unexpected side effects may still arise in our ongoing or any future clinical trial. These side effects have included rashes, diarrhea, nausea, fatigue and hypomagnesemia. Additionally, reported treatment emergent serious adverse events, or SAEs, included one patient at the lowest dose cohort (3.2mg/kg), who experienced Grade 4 confusional state determined to be possibly related to seribantumab, and which was considered to be the only dose limiting toxicity, or DLT.
Results of our ongoing and planned clinical trials, which will include testing of seribantumab at doses and on schedules that have not been previously tested clinically, could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects could result in the delay, suspension or termination of clinical trials by us or regulatory authorities for a number of reasons. Furthermore, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of subjects and limited duration of exposure, rare and severe side effects of our product candidates or those of our competitors may only be uncovered with a significantly larger number of patients exposed to the drug.
Additionally, due to the high mortality rates of the cancers for which we are initially pursuing development and the pretreated nature of many patients in our ongoing clinical trial of seribantumab, a material percentage of patients in these clinical trials may die during a trial. If we elect to, or are required to, delay, suspend or terminate any clinical trial, whether due to a patient death or otherwise, the commercial prospects of seribantumab or our future product candidates will be harmed and our ability to generate product revenues will be delayed or eliminated. SAEs observed in clinical trials could hinder or prevent market acceptance of our product candidates, which would harm our commercial prospects our financial condition and our reputation.
Moreover, if seribantumab or any of our future product candidates is associated with undesirable or unexpected side effects in clinical trials, we may elect to abandon or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for the product candidate, even if it is approved. We may also be required to modify our trial plans based on findings in our clinical trials. Side effects could also affect patient recruitment or the ability of enrolled patients to complete a trial. Many drugs that initially showed promise in early stage testing have later been found to cause side effects that prevented further development. In addition, regulatory authorities may draw different conclusions, require additional testing to confirm these determinations, require more restrictive labeling or deny regulatory approval of the product candidate.
It is possible that, as we test our product candidates in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of our product candidates becomes more widespread following any regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition, results of operations and prospects significantly.
In addition, if our lead product candidate receives marketing approval, and we or others later identify undesirable side effects caused by treatment with such drug, a number of potentially significant negative consequences could result, including:
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regulatory authorities may withdraw approval of the drug;

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we may be required to recall a product or change the way the drug is administered to patients;

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regulatory authorities may require additional warnings in the labeling, such as a contraindication or a boxed warning, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

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we may be required to implement a Risk Evaluation and Mitigation Strategy, or REMS, or create a medication guide outlining the risks of such side effects for distribution to patients;

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additional restrictions may be imposed on the marketing or promotion of the particular product or the manufacturing processes for the product or any component thereof;

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we could be sued and held liable for harm caused to patients;

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we may be subject to regulatory investigations and government enforcement actions;

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the drug could become less competitive; and

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates, if approved, and could significantly harm our business, financial condition, results of operations and prospects.
Preliminary, interim and topline data from our clinical trials that we announce or publish from time to time may change as more patient data becomes available and is subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary, interim or topline data from our clinical trials, such as the planned interim data analysis for our open-label CRESTONE trial. These updates will be based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. Additionally, interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data becomes available. Therefore, positive interim results in any ongoing clinical trial may not be predictive of such results in the completed study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data has been received and fully evaluated. Topline data also remains subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data is available. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Adverse changes between preliminary or interim data and final data could significantly harm our business and prospects. Further, additional disclosure of interim data by us or by our competitors in the future could result in volatility in the price of our common stock after this offering. See the description of risks under the heading “Risks Related to our Common Stock and This Offering” for more disclosure related to the risk of volatility in our stock price.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. You or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business.
Additionally, our CRESTONE trial and potentially other future clinical trials we conduct may be open-label trials in which both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved product or placebo. Open-label clinical trials typically test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge.
If the preliminary or topline data that we report differs from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, seribantumab, or any other future product candidates may be harmed.
We may in the future seek to engage in strategic transactions to acquire or in-license new products, product candidates or technologies. If we are unable to realize the benefits from such transactions, it may adversely affect our ability to develop and commercialize product candidates, negatively impact our cash position, increase our expenses and present significant distractions to our management.
From time to time, we may consider strategic transactions, such as additional collaborations, acquisitions of companies, asset purchases, joint ventures and in-licensing of new products, product candidates or technologies that we believe will complement or augment our existing business. For example, in 2019, we acquired our lead product candidate, seribantumab, pursuant to an asset acquisition agreement with the previous sponsor. If we acquire assets with promising markets or technologies, we may not be able to realize the benefit of acquiring such assets if we are not able to successfully integrate them with our existing technologies. We may encounter numerous difficulties in developing, testing, manufacturing and marketing any new products resulting from a strategic acquisition that delay or prevent us from realizing their expected benefits or enhancing our business.
Following any such strategic transaction, we may not achieve any expected synergies to justify the transaction. For example, such transactions may require us to incur non-recurring or other charges, increase our near-term and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business. These transactions would entail numerous operational and financial risks, including, but not limited to, exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the transaction or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business.
Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and could have a material and adverse effect on our business, financial condition, results of operations and prospects. Conversely, any failure to enter any strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and could have a negative impact on the competitiveness of any product candidate that reaches market.
We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other future product candidates or for other indications that later prove to have greater commercial potential.

Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to that product candidate.
We may in the future conduct clinical trials for seribantumab or other product candidates outside the United States, and the FDA or comparable foreign regulatory authorities may not accept data from such trials.
We may in the future choose to conduct one or more clinical trials outside the United States. Further, we may open sites for our CRESTONE trial that are located outside the United States. The acceptance of trial data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable regulatory authorities may be subject to certain conditions or may not be accepted at all. In cases where data from clinical trials conducted outside the United States is intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of these data alone unless the data is applicable to the U.S. population and U.S. medical practice and the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice, or GCP, regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many other regulatory authorities have similar approval requirements. In addition, such trials would be subject to the applicable local laws of the respective jurisdictions where the trials are conducted. There can be no assurance that the FDA, EMA or any comparable regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, EMA or any comparable regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.
This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.
Risks Related to Government Regulation
The development and commercialization of biological products are subject to extensive regulation, and we may not obtain regulatory approvals for seribantumab or any other future product candidates, on a timely basis or at all.
The clinical development, manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, import, marketing, distribution, adverse event reporting, including the submission of safety, and other post-marketing information and reports, and other possible activities relating to seribantumab, currently our only product candidate in clinical trials, as well as any other product candidates that we may develop in the future, are subject to extensive regulation. Marketing approval of biologics in the United States requires the submission of a BLA to the FDA, and we are not permitted to market any product candidate in the United States until we obtain approval from the FDA of the BLA for that product. A BLA must be supported by extensive clinical and preclinical data, as well as extensive information regarding pharmacology, chemistry, manufacturing and controls. Our product candidates must also be approved by comparable regulatory authorities in other jurisdictions prior to commercialization in those jurisdictions.
FDA approval of a BLA is not guaranteed, and the review and approval process is an expensive and uncertain process that may take several years. Of the large number of drugs in development in the United States, only a small percentage will successfully complete the FDA regulatory approval process and will be commercialized. Accordingly, there can be no assurance that any of our product candidates will receive regulatory approval in the United States, or other jurisdictions. Most applications for standard review biologic products are reviewed within ten to twelve months; most applications for priority review biologics are reviewed in six to eight months. Priority review can be applied to biologics that the FDA determines may offer significant improvement in safety or effectiveness compared to marketed products or where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA does not always meet its goal dates for standard and priority BLAs, and the review process can be extended by FDA requests for additional information or clarification.
The FDA also has substantial discretion in the approval process. The number and types of preclinical studies and clinical trials that will be required for BLA approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to treat and the regulations applicable to any particular product candidate. For example, if successful, we believe that the CRESTONE trial may be sufficient to support FDA approval of a BLA for seribantumab, but the FDA may disagree with the sufficiency of our data and require additional clinical trials. In addition, development programs that span many tumor types are relatively novel, and, to date, the FDA has approved only a handful of therapies to treat multiple tumor types based on a common biomarker. We cannot be sure that the FDA will accept our BLA for seribantumab or our other product candidates. Further, depending upon the results of the CRESTONE trial, we may choose to seek Subpart H accelerated approval for seribantumab, which would require completion of a confirmatory trial to validate its clinical benefit. Despite the time and expense associated with preclinical studies and clinical trials, failure can occur at any stage. The results of preclinical and early clinical trials of seribantumab or any other future product candidate may not be predictive of the results of our later-stage clinical trials.
Clinical trial failure may result from a multitude of factors including flaws in trial design, dose selection, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits, and failure in clinical trials can occur at any stage. Companies in the biologics industry frequently suffer setbacks in the advancement of clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Based upon negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from clinical trials is susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may further delay, limit or prevent marketing approval.
The FDA could delay, limit or deny approval of a product candidate for many reasons, including because the FDA:
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may not deem our product candidate to be safe and effective;

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determines that the product candidate does not have an acceptable benefit-risk profile;

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determines in the case of a BLA seeking accelerated approval that the BLA does not provide evidence that the product candidate represents a meaningful advantage over available therapies;

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determines that the objective response rate, or ORR, and duration of response are not clinically meaningful;

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determines that a tissue agnostic indication is not appropriate, for example, because a consistent anti-tumor effect is not observed across multiple tumor types;

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may not agree that the data collected from preclinical studies and clinical trials are acceptable or sufficient to support the submission of a BLA or other submission or to obtain regulatory approval, and may impose requirements for additional preclinical studies or clinical trials;

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may determine that adverse events experienced by participants in our clinical trials represent an unacceptable level of risk;

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may determine that the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

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may not accept clinical data from trials, which are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the United States;

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may disagree regarding the formulation, labeling and/or specifications;

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may not approve the manufacturing processes associated with our product candidate or may determine that a manufacturing facility does not have an acceptable compliance status;

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may change approval policies or adopt new regulations; or

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may not file a submission due to, among other reasons, the content or formatting of the submission.

We have not obtained FDA approval for any product. This lack of experience may impede our ability to obtain FDA approval in a timely manner, if at all, for seribantumab.
If we experience delays in obtaining approval or if we fail to obtain approval of seribantumab, our commercial prospects will be harmed and our ability to generate revenues will be materially impaired.
The accelerated approval pathway for seribantumab may not lead to a faster development or regulatory review or approval process and does not increase the likelihood that it will receive marketing approval.
Under the FDA’s accelerated approval program, the FDA may approve a drug or biologic for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. We may seek accelerated approval for seribantumab on the basis of ORR with an acceptable duration of response, a surrogate endpoint that we believe is reasonably likely to predict clinical benefit.
For drugs or biologics granted accelerated approval, post-marketing confirmatory trials are required to describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated and/or fully enrolled prior to approval. If any of our competitors were to receive full approval on the basis of a confirmatory trial for an indication for which we are seeking accelerated approval before we receive accelerated approval, the indication we are seeking may no longer qualify as a condition for which there is an unmet medical need and accelerated approval of our product candidate would be more difficult or may not occur. Moreover, the FDA may withdraw approval of our product candidate approved under the accelerated approval pathway if, for example:
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the trial or trials required to verify the predicted clinical benefit of our product candidate fail to verify such benefit or do not demonstrate sufficient clinical benefit to justify the risks associated with the candidate;

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other evidence demonstrates that our product candidate is not shown to be safe or effective under the conditions of use;

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we fail to conduct any required post-approval trial of our product candidate with due diligence; or

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we disseminate false or misleading promotional materials relating to the relevant product candidate.

Our failure to obtain marketing approval in jurisdictions outside the United States would prevent seribantumab from being marketed in those jurisdictions, and any approval we are granted for it in the United States would not assure approval in other jurisdictions.
In order to market and sell our products in any jurisdiction outside the United States, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United

States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to submit for marketing approvals and may not receive necessary approvals to commercialize our products in any market, which would impair our financial prospects.
We may not be able to obtain or maintain orphan drug designation or exclusivity for our product candidates.
Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as “orphan drugs.” Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or if the disease or condition affects more than 200,000 individuals in the United States and there is no reasonable expectation that the cost of developing the drug for the type of disease or condition will be recovered from sales of the product in the United States.
Orphan drug designation entitles a party to financial incentives, such as opportunities for grant funding towards clinical trial costs, tax advantages and user fee waivers. Additionally, if a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in certain circumstances, such as a showing of clinical superiority (i.e., another product is safer, more effective or makes a major contribution to patient care) over the product with orphan exclusivity or where the manufacturer is unable to assure sufficient product quantity. Competitors, however, may receive approval of different products for the same indication for which the orphan product has exclusivity, or obtain approval for the same product but for a different indication than that for which the orphan product has exclusivity.
The FDA has granted orphan drug designation to seribantumab in the United States for patients with heregulin-positive non-small-cell lung cancer. We may apply for an additional orphan drug designation in the United States or other geographies for seribantumab or our future product candidates. However, obtaining an orphan drug designation can be difficult, and we may not be successful in doing so. Even if we obtain orphan drug designation for a product candidate in specific indications, we may not be the first to obtain regulatory approval of the product candidate for the orphan-designated indication, due to the uncertainties associated with developing biological products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for orphan designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan drug designation does not ensure that we will receive marketing exclusivity in a particular market, and we cannot assure you that any future application for orphan drug designation in any other geography or with respect to any other future product candidate will be granted. Orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.
A Breakthrough Therapy Designation by the FDA for any of our current or future product candidates may not lead to a faster development or regulatory review or approval process, and it would not increase the likelihood that the product candidate will receive marketing approval.
We may seek a Breakthrough Therapy Designation for seribantumab or our future product candidates. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA are also eligible for priority review if supported by clinical data at the time of the submission of the BLA.
Designation as a breakthrough therapy is at the discretion of the FDA. Accordingly, even if we believe that a product candidate meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation for a drug may not result in a faster development process, review, or approval compared to drugs considered for approval under conventional FDA procedures and it would not assure ultimate approval by the FDA. In addition, even if the product candidate qualifies as a breakthrough therapy, the FDA may later decide that the product candidate no longer meets the conditions for qualification or that the time period for FDA review or approval will not be shortened.
If we decide to pursue a Fast Track Designation by the FDA, it may not lead to a faster development or regulatory review or approval process.
We may seek Fast Track Designation for seribantumab or our future product candidates. If a drug or biologic is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for FDA Fast Track Designation. The FDA has broad discretion whether to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development program.
If we are unable to successfully develop, validate, obtain regulatory approval of and commercialize companion diagnostic tests for seribantumab or any future product candidates that require or would benefit from such tests, or experience significant delays in doing so, we may not realize the full commercial potential of these product candidates.
A companion diagnostic is a medical device, often an in vitro device, which provides information that is essential for the safe and effective use of a corresponding therapeutic drug or biologic product. A companion diagnostic can be used to identify patients who are most likely to benefit from the therapeutic product. We plan to engage a third-party provider to develop companion diagnostic tests to identify NRG1 fusions.
A companion diagnostic is generally developed in conjunction with the clinical program for an associated therapeutic product. To date, the FDA has generally required premarket approval of all companion diagnostics for cancer therapies. Generally, when a companion diagnostic is essential to the safe and effective use of a drug product, the FDA requires that the companion diagnostic be approved before or concurrent with approval of the therapeutic product and before a product can be commercialized. The approval of a companion diagnostic as part of the therapeutic product’s labeling limits the use of the therapeutic product to only those patients who express the specific genetic alteration that the companion diagnostic was developed to detect.
Development of a companion diagnostic could include additional meetings with regulatory authorities, such as a pre-submission meeting and the requirement to submit an investigational device exemption application. In the case of a companion diagnostic that is designated as “significant risk device,” approval of an investigational device exemption by the FDA and IRB is required before such diagnostic is used in conjunction with the clinical trials for a corresponding product candidate.
To be successful in developing, validating, obtaining approval of and commercializing a companion diagnostic, we or our collaborators will need to address a number of scientific, technical, regulatory and logistical challenges. We have no prior experience with medical device or diagnostic test development. If we choose to develop and seek FDA approval for companion diagnostic tests on our own, we will require additional personnel. We may rely on third parties for the design, development, testing, validation and manufacture of companion diagnostic tests for our therapeutic product candidates that require such tests, the application for and receipt of any required regulatory approvals, and the commercial supply of these companion diagnostics. If these parties are unable to successfully develop companion diagnostics for these therapeutic product candidates, or experience delays in doing so, we may be unable to enroll enough patients for our current and planned clinical trials, the development of these therapeutic product candidates may be adversely affected, these therapeutic product candidates may not obtain marketing approval, and we may not realize the full commercial potential of any of these therapeutics that obtain marketing approval. For any product candidate for which a companion diagnostic is necessary to select patients who may benefit from use of the product candidate, any failure to successfully develop a companion diagnostic may cause or contribute to delayed enrollment of our clinical trials, and may prevent us from initiating a pivotal trial. In addition, the commercial success of any product candidate that requires a companion diagnostic will be tied to and dependent upon the receipt of required regulatory approvals and the continued ability of such third parties to make the companion diagnostic commercially available to us on reasonable terms in the relevant geographies. Any failure to do so could materially harm our business, results of operations and financial condition.
Even if we obtain marketing approval for a product candidate, the terms of approvals, ongoing regulation of our products or other post-approval restrictions may limit how we manufacture and market our products and compliance with such requirements may involve substantial resources, which could materially impair our ability to generate revenue.
Any product candidates for which we receive accelerated approval from the FDA are required to undergo one or more confirmatory clinical trials. If such a product candidate fails to meet its safety and efficacy endpoints in such confirmatory clinical trials, the regulatory authority may withdraw its conditional approval. There is no assurance that any such product will successfully advance through its confirmatory clinical trial(s). Therefore, even if a product candidate receives accelerated approval from the FDA, such approval may be withdrawn at a later date.
Even if marketing approval of a product candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation, which may include the requirement to implement a REMS or to conduct costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product.
We must also comply with requirements concerning advertising and promotion for our product candidates for which we obtain marketing approval. Promotional communications with respect to prescription drugs or biologics are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, we will not be able to promote any products we develop for indications or uses for which they are not approved.
In addition, manufacturers of approved products and those manufacturers’ facilities are required to ensure that quality control and manufacturing procedures conform to current good manufacturing practices, or cGMPs, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. We and our CMOs will be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMPs.
Accordingly, even if we obtain marketing approval for a product candidate, we and our CMOs will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we are not able to comply with post-approval regulatory requirements, we could have the marketing approvals for our products withdrawn by regulatory authorities and our ability to market any future products could be limited, which could adversely affect our ability to achieve or sustain profitability. As a result, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.
Any product candidate for which we obtain marketing approval will be subject to ongoing enforcement of post-marketing requirements by regulatory agencies, and we could be subject to substantial penalties, including withdrawal of our product from the market, if we fail to comply with all regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.
Any product candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include, but are not limited to, restrictions governing promotion of an approved product, submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding drug distribution and the distribution of samples to physicians and recordkeeping.
The FDA and other federal and state agencies, including the Department of Justice, closely regulate compliance with all requirements governing prescription drug and biologic products, including requirements pertaining to their marketing and promotion in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. For example, the FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. Violations of such requirements may lead to investigations alleging violations of the Federal Food, Drug, and Cosmetic Act, or FDCA, and other statutes, including the False Claims Act and other federal and state healthcare fraud and abuse laws as well as state consumer protection laws. Our failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, may yield various results, including:
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litigation involving patients taking our products;

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restrictions on such products, manufacturers or manufacturing processes;

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restrictions on the labeling or marketing of a product;

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restrictions on product distribution or use;

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requirements to conduct post-marketing studies or clinical trials;

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warning or untitled letters;

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withdrawal of the products from the market;

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refusal to approve pending applications or supplements to approved applications that we submit;

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recall of products;

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fines, restitution or disgorgement of profits or revenues;

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suspension or withdrawal of marketing approvals;

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damage to relationships with any potential collaborators;

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unfavorable press coverage and damage to our reputation;

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refusal to permit the import or export of our products;

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product seizure; or

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injunctions or the imposition of civil or criminal penalties.

Non-compliance by us or any future collaborator with regulatory requirements, including safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population can also result in significant financial penalties.
Our current and future relationships with customers and third-party payors may be subject to applicable anti-kickback, fraud and abuse, transparency, health privacy, and other healthcare laws and regulations, which could expose us to significant penalties, including criminal, civil, and administrative penalties, contractual damages, reputational harm and diminished profits and future earnings.
Healthcare providers, including physicians, and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare providers, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, as well as, market, sell and distribute any products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations that may be applicable to our business include the following:
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the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

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the federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by civil whistleblower or qui tam actions on behalf of the government, and criminal false claims laws and the civil monetary penalties law, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment by a federal government program, or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, regardless of the payor (e.g. public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates and their subcontractors that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of such individually identifiable health information;

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the federal Physician Payments Sunshine Act’s transparency requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively referred to as the ACA, requires certain manufacturers of drugs, devices, biologics and medical supplies to annually report to the Centers for Medicare & Medicaid Services, or CMS, information related to payments and other transfers of value provided to physicians, defined to include doctors, dentists, optometrists, podiatrists and chiropractors, teaching hospitals, as well as ownership and investment interests held by physicians, and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding payments and transfers of value provided during the previous year to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified nurse anesthetists and certified nurse-midwives. The reported information is made available on a public website; and

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analogous state laws and regulations such as state anti-kickback and false claims laws and analogous non-U.S. fraud and abuse laws and regulations, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require biologics companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance regulations promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures, or drug pricing, including price increases. State and local laws require the registration of pharmaceutical sales representatives. State and non-U.S. laws that also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional integrity reporting and oversight obligations, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil and administrative sanctions, including exclusions from government funded healthcare programs, which could have a material adverse effect on our business, results of operations, financial condition and prospects.
We may face difficulties from healthcare legislative reform measures.
Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.
In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act, or together, the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow-on biologic products, (ii) prescribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics, (v) established a Medicare Part D coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts (now 70%) off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health program (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research and (ix) established a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.
There have been executive, legislative and judicial efforts to modify, repeal or otherwise invalidate all or certain aspects of the ACA. By way of example, the Tax Cuts and Jobs Act, or the TCJA, was enacted, effective January 1, 2019, and included, among other things, a provision repealing the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a Texas United States District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act. On December 18, 2019, the United States Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On June 17,

2021, the United States Supreme Court held that plaintiffs do not have standing to challenge the constitutionality of the individual mandate. It is uncertain whether there will be additional challenges to the ACA. on January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is uncertain how other such litigation or the healthcare measures of the Biden administration will impact the ACA and our business.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. U.S. federal government agencies also currently face potentially significant spending reductions, which may further impact healthcare expenditures. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which began in 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic, unless additional Congressional action is taken. Legislation is currently pending in Congress that would further extend the suspension through December 31, 2021. Moreover, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If federal spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities, which may delay our ability to develop, market and sell any products we may develop.
Moreover, payment methodologies, including payment for companion diagnostics, may be subject to changes in healthcare legislation and regulatory initiatives. For example, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors. In addition, CMS has begun bundling the Medicare payments for certain laboratory tests ordered while a patient received services in a hospital outpatient setting and, beginning in 2018, CMS will pay for clinical laboratory services based on a weighted average of reported prices that private payors, Medicare Advantage plans, and Medicaid Managed Care plans pay for laboratory services. Further, on March 16, 2018, CMS finalized its National Coverage Determination, or NCD, for certain diagnostic laboratory tests using next generation sequencing that are approved by the FDA as a companion in vitro diagnostic and used in a cancer with an FDA-approved companion diagnostic indication. Under the NCD, diagnostic tests that gain FDA approval or clearance as an in vitro companion diagnostic will automatically receive full coverage and be available for patients with recurrent, metastatic relapsed, refractory or stages III and IV cancer. Additionally, the NCD extended coverage to repeat testing when the patient has a new primary diagnosis of cancer.
Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders, and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing and importation. As a result, the FDA also released a final rule in September 2020 providing guidance for states to build and submit importation plans for drugs from Canada.
Further, in November 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration from January 1, 2022 to January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed pending review by the Biden administration until January 1, 2023. The CMS also issued an interim final rule that establishes a Most Favored Nation, or MFN, Model for Medicare Part B drug payments. This regulation would substantially change the reimbursement landscape as it bases Medicare Part B payment for 50 selected drugs on prices in foreign countries instead of average sales prices, or ASP, and establishes a fixed add-on payment in place of the current 6 percent (4.3 percent after sequestration) of ASP. The MFN drug payment amount is expected to be lower than the current ASP-based limit because U.S. drug prices are generally the highest in the world. On December 28, 2020, the United States District Court in Northern California issued a nationwide preliminary injunction against implementation of the interim final rule. In December 2020, CMS issued a final rule implementing significant manufacturer price reporting changes under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. It is unclear to what extent these new regulations will be implemented and to what extent these regulations or any future legislation or regulations by the Biden administration will have on our business, including our ability to generate revenue and achieve profitability. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA authorization under an FDA expanded access program; however, manufacturers are not obligated to provide investigational new drug products under the current federal right to try law. We may choose to seek an expanded access program for our product candidates, or to utilize comparable rules in other countries that allow the use of a drug, on a named patient basis or under a compassionate use program.
We expect that additional state and federal healthcare reform measures will be adopted in the future, particularly in light of the new presidential administration. Such reform measures may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.
Governments outside of the United States tend to impose strict price controls, which may adversely affect our revenues, if any.
In some countries, particularly the countries of the EU, the pricing of prescription biological products is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our lead product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU member states, and parallel trade, such as arbitrage between low-priced and high-priced member states, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for biological products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries. In addition, the recent withdrawal of the United Kingdom from its membership in the EU, often referred to as “Brexit”, could lead to legal and regulatory uncertainty in the United Kingdom and may lead to the United Kingdom and EU adopting divergent laws and regulations, including those related to the pricing of prescription biological products, as the United Kingdom determines which EU laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the pricing of prescription biological products, we could face significant new costs. As a result, Brexit could impair our ability to transact business in the EU and the United Kingdom.
Laws and regulations governing any international operations we may have in the future may preclude us from developing, manufacturing and selling certain product candidates and products outside of the United States and require us to develop and implement costly compliance programs.
If we expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, authorizing payment or offering anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of such third party in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the company, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.
Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the biological products industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.
Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our presence outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing or selling certain product candidates and products outside of the United States, which could limit our growth potential and increase our development costs.
The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The Securities and Exchange Commission, or the SEC, also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.
We and our third-party contractors are subject to numerous foreign, federal, state and local environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources, including any available insurance.
In addition, our leasing and operation of real property may subject us to liability pursuant to certain of these laws or regulations. Under existing U.S. environmental laws and regulations, current or previous owners or operators of real property and entities that disposed or arranged for the disposal of hazardous substances may be held strictly, jointly and severally liable for the cost of investigating or remediating contamination caused by hazardous substance releases, even if they did not know of and were not responsible for the releases.
We could incur significant costs and liabilities which may adversely affect our financial condition and operating results for failure to comply with such laws and regulations, including, among other things, civil or criminal fines and penalties, property damage and personal injury claims, costs associated with upgrades to our facilities or changes to our operating procedures, or injunctions limiting or altering our operations.
Although we maintain liability insurance to cover us for costs and expenses we may incur due to injuries to our employees, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations, which are becoming increasingly more stringent, may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
We are subject to certain U.S. and certain other anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We can face serious consequences for violations.
U.S. and other anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations prohibit, among other things, companies and their employees, agents, CROs, CMOs, legal counsel, accountants, consultants, contractors and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of these laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase over time. We expect to rely on third parties for research, preclinical studies and clinical trials and/or to obtain necessary permits, licenses, patent registrations and other marketing approvals. We can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.
Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
Risks Related to Our Reliance on Third Parties
We rely, and intend to continue to rely, on third parties to conduct our clinical trials and perform all of our research and preclinical studies. If these third parties do not satisfactorily carry out their contractual duties, fail to comply with applicable regulatory requirements or do not meet expected deadlines, our development programs may be delayed or subject to increased costs or we may be unable to obtain regulatory approval, each of which may have an adverse effect on our business, financial condition, results of operations and prospects.
We do not have the ability to independently conduct all aspects of our preclinical testing or clinical trials ourselves. As a result, we are dependent on third parties to conduct our ongoing CRESTONE trial and our ongoing and planned preclinical studies and clinical trials of our future product candidates. The timing of the initiation and completion of these trials will therefore be partially controlled by such third parties and may result in delays to our development programs. Specifically, we expect CROs, clinical investigators and consultants to play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, these CROs and other third parties are not our employees, and we will not be able to control all aspects of their activities. Nevertheless, we are responsible for ensuring that each clinical trial is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs and other third parties does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with good clinical practices, or GCP, requirements, which are regulations and guidelines enforced by the FDA for product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical trial investigators and clinical trial sites. If we or any of our CROs or clinical trial sites fail to comply with applicable GCP requirements, the data generated in our clinical trials may be deemed unreliable, and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that our clinical trials comply with GCPs. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure, or the failure of third parties on whom we rely, to comply with these regulations may require us to stop and/or repeat clinical trials, which would delay the marketing approval process.
There is no guarantee that any such CROs, clinical trial investigators or other third parties on which we rely will devote adequate time and resources to our development activities or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements, otherwise perform in a substandard manner, or terminate their engagements with us, the timelines for our development programs may be extended or delayed or our development activities may be suspended or terminated. If our clinical trial site terminates for any reason, we may experience the loss of follow-up information on subjects enrolled in such clinical trial unless we are able to transfer those subjects to another qualified clinical trial site, which may be difficult or impossible.
Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors, for whom they may also be conducting clinical trials or other biological product development activities that could harm our competitive position. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for seribantumab or any other future product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our products.
Manufacturing biological products is complex and subject to product loss for a variety of reasons. We rely on third-party suppliers, including single source suppliers, to manufacture clinical supplies of our lead product candidate and we intend to rely on third parties to produce commercial supplies of any approved product. This reliance on third parties increases the risk that we will not have sufficient quantities of our lead product candidate or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.
We do not have any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of seribantumab and our future product candidates for clinical testing, product development purposes, to support regulatory application submissions, as well as for commercial manufacture if a product candidate obtains marketing approval. In addition, we expect to contract with analytical laboratories for release and stability testing of our product candidates. We acquire our clinical supply of seribantumab from our contract manufacturer on an ongoing basis after the completion of stability testing, and have periodically encountered delays in receiving such clinical supply. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts. In addition, the ongoing COVID-19 pandemic may result in disruptions to the operations or an extended shutdown of certain businesses, which could include certain of our contract manufacturers.

We may be unable to establish any agreements with third-party manufacturers or do so on favorable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:
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reliance on the third party for regulatory, compliance and quality assurance;

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reliance on the third party for product development, analytical testing, and data generation to support regulatory applications;

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lack of qualified backup suppliers for those components or materials that are currently purchased from a sole or single source supplier;

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operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier, the issuance of an FDA Form 483 notice or warning letter or other enforcement action by FDA or other regulatory authority;

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the possible breach of the manufacturing agreement by the third party;

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the possible misappropriation of our proprietary information, including our trade secrets and know-how;

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the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

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carrier disruptions or increased costs that are beyond our control; and

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failure to deliver our drugs under specified storage conditions and in a timely manner.

We have only limited clinical trial supply arrangements in place for seribantumab, and these arrangements do not extend to commercial supply. We acquire many key materials on a purchase order basis. As a result, we do not have long-term committed arrangements with respect to seribantumab or any future product candidate. We will need to establish one or more agreements with third parties in order to develop and scale up our drug manufacturing process, conduct drug testing and generate data to support one or more regulatory submissions. If we obtain marketing approval for seribantumab or any future product candidate, we will need to establish an agreement for commercial manufacture with a third party.
In addition, we currently use a single supplier for certain key components of our manufacturing process. Even if we are able to replace any raw materials or other materials with an alternative, such alternatives may cost more, result in lower yields or not be as suitable for our purposes. In addition, some of the materials that we use to manufacture our product candidates are complex materials, which may be more difficult to substitute. Therefore, any disruptions arising from our current supplier could result in delays and additional regulatory submissions.
Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If the FDA determines that our CMOs are not in compliance with FDA laws and regulations, including those governing cGMPs, the FDA may not approve a BLA until the deficiencies are corrected or we replace the manufacturer in our application with a manufacturer that is in compliance. Moreover, our failure, or the failure of our third-party manufacturers and suppliers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. In addition, approved products and the facilities at which they are manufactured are required to maintain ongoing compliance with extensive FDA requirements and the requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to cGMP requirements. As such, our CMOs are subject to continual review and periodic inspections to assess compliance with cGMPs. Furthermore, although we do not have day-to-day control over the operations of our CMOs, we are responsible for ensuring compliance with applicable laws and regulations, including cGMPs.
Further, if we make manufacturing or formulation changes to our product candidates or change CMOs in the future, the FDA or other regulatory authorities will require a demonstration of the comparability of the new product to the prior product, including potentially through a clinical bridging study.

In addition, our third-party manufacturers and suppliers are subject to numerous environmental, health and safety laws and regulations, including those governing the handling, use, storage, treatment and disposal of waste products, and failure to comply with such laws and regulations could result in significant costs associated with civil or criminal fines and penalties for such third parties. Based on the severity of regulatory actions that may be brought against these third parties in the future, our clinical or commercial supply of drug and packaging and other services could be interrupted or limited, which could harm our business.
Our product candidates and any products that we may develop may compete with other future product candidates and products for access to manufacturing facilities. As a result, we may not obtain access to these facilities on a priority basis or at all. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.
As we prepare for potential commercialization, we will need to take steps to increase the scale of production of our lead product candidate. Although seribantumab was previously manufactured at commercial scale, we have not yet scaled up the manufacturing process for commercialization since acquiring seribantumab. Third party manufacturers may be unable to successfully increase the manufacturing capacity for seribantumab in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up or commercial activities. For example, if microbial, viral or other contaminations are discovered in the clinical trial supply of seribantumab or in the manufacturing facilities in which it is made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.
Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant supply or a second source for bulk drug substances. If our current CMOs for preclinical and clinical testing cannot perform as agreed, we may be required to replace such CMOs. Although we believe that there are several potential alternative manufacturers who could manufacture seribantumab, we may incur added costs and delays in identifying and qualifying any such replacement manufacturer or we may not be able to reach agreement with any alternative manufacturer. Further, our third-party manufacturers may experience manufacturing or shipping difficulties due to resource constraints or as a result of natural disasters, labor disputes, unstable political environments or public health epidemics such as the COVID-19 pandemic. If our current third-party manufacturers cannot perform as agreed, we may be required to replace such manufacturers and we may be unable to replace them on a timely basis or at all. Further, to meet the demand for COVID-19 vaccine production, manufacturers are required to prioritize rated orders issued by the Federal Emergency Management Agency pursuant to the U.S. Defense Production Act of 1950, or the DPA. The potential for manufacturing facilities and materials to be commandeered under the DPA, or equivalent foreign legislation, could make it more difficult to obtain materials or manufacturing slots for the products needed for our clinical trials, which could lead to delays in these trials.
Our current and anticipated future dependence upon others for the manufacture of our lead product candidate or products may adversely affect our future profit margins and our ability to commercialize any products that obtain marketing approval on a timely and competitive basis.
We may enter into collaborations with third parties for the development and commercialization of seribantumab and any future product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of seribantumab and our future product candidates.
We may seek third-party collaborators for the development and commercialization of seribantumab or our future product candidates on a select basis. We have not entered into any collaborations to date. Our likely collaborators for any future collaboration arrangements include large and mid-size biologics companies, regional and national biologics companies and biotechnology companies. We will face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a future collaboration will depend, among other things, upon our assessment of the future collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors.
If we do enter into any such arrangements with any third parties, we will likely have limited control over the amount and timing of resources that our future collaborators dedicate to the development or commercialization of our product candidates. Our ability to generate revenues from these arrangements will depend on our future collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements. Collaborations with future collaborators involving our product candidates would pose numerous risks to us, including the following:
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collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;

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collaborators may de-emphasize or not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a sale or disposition of a business unit or development function, or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

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a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of our product relative to other products;

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collaborators may not properly obtain, maintain, defend or enforce our intellectual property rights or may use our proprietary information and intellectual property in such a way as to invite litigation or other intellectual property related proceedings that could jeopardize or invalidate our proprietary information and intellectual property or expose us to potential litigation or other intellectual property related proceedings;

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disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our products or product candidates or that result in costly litigation or arbitration that diverts management attention and resources;

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collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

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collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all; and

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if a future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

If we establish one or more collaborations, all of the risks relating to product development, regulatory approval and commercialization described herein would also apply to the activities of any such future collaborators.
Risks Related to Commercialization of Our Product Candidates
The incidence and prevalence for target patient populations of seribantumab and our future product candidates have not been established with precision. If the market opportunities for our product candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, then our revenue potential and ability to achieve profitability will be adversely affected.
The total addressable market opportunity for seribantumab and any other future product candidates we may develop will ultimately depend upon, among other things, the diagnosis criteria included in the final labeling for each such product candidate if it is approved for sale for these indications, acceptance by the medical community, patient access, drug and any related companion diagnostic pricing and their reimbursement. Additionally, for enrollment in the CRESTONE trial, we are utilizing novel RNA-based testing methodologies to identify NRG1 gene fusions due to the methodology’s higher sensitivity compared to DNA-based testing methodologies for identifying oncogenic fusions. We may continue to prioritize novel RNA-based testing methodologies to identify NRG1 gene fusions for seribantumab. The total addressable market opportunity for seribantumab and any other future product candidates we may develop will depend upon commercially available RNA-based next generation sequencing testing.
We may initially seek regulatory approval of seribantumab or our future product candidates as therapies for relapsed or refractory patients. The number of patients in our targeted commercial markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our drugs or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.
Even if our product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.
If seribantumab or our future product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. For example, current cancer treatments, such as existing targeted therapies, chemotherapy, and radiation therapy, are well established in the medical community, and doctors may continue to rely on these treatments. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:
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the efficacy and potential advantages compared to alternative treatments;

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the acceptance of our product candidates as front-line treatments for various indications;

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the prevalence and severity of any side effects, in particular compared to alternative treatments;

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limitations or warnings contained in the labeling approved by the FDA or other regulatory authorities;

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the size of the target patient population;

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the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

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our ability to offer our products for sale at competitive prices;

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the convenience and ease of administration compared to alternative treatments;

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the strength of marketing and distribution support;

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publicity for our product candidates and competing products and treatments;

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the existence of distribution and/or use restrictions, such as through a REMS;

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the availability of third-party payor coverage and adequate reimbursement;

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the timing of any marketing approval in relation to other product approvals;

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support from patient advocacy groups; and

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any restrictions on the use of our products together with other medications.

We currently have no marketing and sales organization and have no experience as a company in commercializing products and we may have to invest significant resources to develop these capabilities. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate revenue.
We have never commercialized a product candidate and we currently have no sales or marketing infrastructure and have no experience in the sale, marketing or distribution of biological products. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring the rights to our product candidate and undertaking preclinical studies and clinical trials of our product candidate. To achieve commercial success for any product for which we obtain marketing approval, we will need to establish sales, marketing and distribution capabilities, either ourselves or through collaboration or other arrangements with third parties.
There are risks involved with establishing our own sales and marketing capabilities. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. These efforts are expected to be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.
Factors that may inhibit our efforts to commercialize our products on our own include:
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our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

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our inability to raise financing necessary to build our commercialization infrastructure;

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the inability of sales personnel to obtain access to physicians or educate an adequate number of physicians as to the benefits of our products;

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unfavorable third-party payor coverage and reimbursement in any geography;

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the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Furthermore, developing a sales and marketing organization requires significant investment, is time-consuming and could delay the launch of our product candidate. We may not be able to build an effective sales and marketing organization in the United States, the EU or other key global markets. If we are unable to build our own distribution and marketing capabilities or to find suitable partners for the commercialization of our product candidate, we may have difficulties generating revenue from them.
If we enter into arrangements with third parties to perform sales and marketing services, our product revenues and our profitability, if any, are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to market and sell our product candidates or may be unable to do so on terms that are acceptable to us. We likely will have little control over such third parties, and any of these third parties may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing any product candidate for which we receive marketing approval.
We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.
The development and commercialization of biological products is highly competitive. We face competition with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major biologics companies, specialty biologics companies and existing or emerging biotechnology companies, academic research institutions and governmental agencies and public and private research institutions worldwide.
There are a number of biological and biotechnology companies that currently are pursuing the development of precision oncology therapies for patients with undrugged, genetically-defined cancers with high unmet need. In particular, we expect that seribantumab will compete against other ERBB or HER3 inhibitors that target tumors with NRG1 gene fusion. Several such candidates are currently in clinical development, including those of Merus

N.V. (zenocutuzumab — MCLA-128), Rain Therapeutics, Inc. (tarloxotinib), Hummingbird Bioscience Ltd. (HMBD-001 — 10D1F), GamaMabs Pharma (9F7-F11) and AVEO Pharmaceuticals, Inc. (AV-203). We may face further competition from companies pursuing the development of product candidates that are ERBB or HER3 inhibitors not currently in defined clinical plans for targeting tumors with an NRG1 fusion, including ISU ABXIS Co., Ltd, Daiichi Sankyo Company, Ltd, Celldex Therapeutics, Inc., GlaxoSmithKline PLC, Boehringer Ingelheim International GmbH, or others. Development efforts with respect to, and clinical trial results of, these potentially competitive product candidates may be unsuccessful, which could result in a negative perception of HER3 inhibitors in general, for instance, which could in turn negatively impact the regulatory approval process for seribantumab.
Many of the companies against which we are competing or against which we may compete in the future, either alone or through collaborations, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and sales and marketing personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
Furthermore, we also face competition more broadly across the oncology market for cost-effective and reimbursable cancer treatments. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. While seribantumab or our future product candidates, if approved, may compete with these existing drugs and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our product candidates may not be competitive with them. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Insurers and other third-party payors may also encourage the use of generic products or specific branded products. As a result, obtaining market acceptance of, and gaining significant share of the market for, our product candidates may pose challenges. In addition, many companies are developing new oncology therapeutics, and we cannot predict what the standard of care will be as product candidates progress through clinical development.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient to administer, are less expensive or with a more favorable labeling than seribantumab or our future product candidates. Our competitors also may obtain FDA, foreign regulatory authority, or other marketing or regulatory approval for their products more rapidly than any approval we may obtain for ours, which could result in our competitors establishing a strong market position before we are able to enter the market, thereby limiting our potential for commercial success.
Even if we are able to commercialize any product candidates, the products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm our business.
The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues, if any, we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if such product candidates obtain marketing approval.
Our ability to commercialize any product candidates successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, including government healthcare programs, private health insurers and other organizations. Third-party payors decide which medications they will pay for and establish reimbursement levels. In the United States, the principal decisions about reimbursement for new medicines are typically made by the CMS, which decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors often, but not always, follow CMS’s decisions regarding coverage and reimbursement.
A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Coverage and reimbursement may not be available for any product that we commercialize and, even if these are available, the level of reimbursement may not be satisfactory. Reimbursement may affect the demand for, or the price of, any product candidate for which we obtain marketing approval. Obtaining and maintaining coverage and adequate reimbursement for our products may be difficult. We may be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and adequate reimbursement are not available or reimbursement is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.
Additionally, we may develop, either by ourselves or with collaborators, companion diagnostic tests for our lead product candidate for certain indications. We, or our collaborators, if any, will be required to obtain coverage and reimbursement for these tests separate and apart from the coverage and reimbursement we seek for our product candidates, if approved. While we have not yet developed any companion diagnostic test for our product candidates, if we do, there is significant uncertainty regarding our ability to obtain coverage and adequate reimbursement for the same reasons that are applicable to our product candidates.
There may also be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare determinations. Our inability to promptly obtain coverage and adequate reimbursement rates from third-party payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.
We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States, particularly in light of the recent presidential election, or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our product candidates may lose any marketing approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.
We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercialize any products that we may develop. If we cannot successfully defend ourselves against any claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
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decreased demand for any product candidates or products that we may develop;

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injury to our reputation and significant negative media attention;

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initiation of investigations by regulators;

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withdrawal of clinical trial participants;

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significant time and costs to defend the related litigation;

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diversion of management and scientific resources from our business operations;

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substantial monetary awards to trial participants or patients;

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loss of revenue;

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reduced resources of our management to pursue our business strategy; and

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the inability to commercialize any products that we may develop.

Our current product liability insurance coverage for the United States and certain other jurisdictions may not be adequate to cover all liabilities that we may incur. We likely will need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of seribantumab or our future product candidates. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. A successful product liability claim or series of claims brought against us could decrease our cash and adversely affect our business and financial condition.
Risks Related to Employee Matters and Our Operations
We expect to significantly expand our development and regulatory capabilities as we grow our company, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.
As of March 31, 2021, we had eight full-time employees. We expect significant growth in the number of our employees and the scope of our operations, particularly in the areas of clinical development, clinical operations, manufacturing, late-stage regulatory affairs, finance, accounting, business operations, public company compliance, communications and other corporate development functions, and, if seribantumab or any of our future product candidates receives marketing approval, sales, marketing and distribution. If we acquire additional product candidates or enter into future collaborations, we may have to further expand our employee base beyond our current projections, which may include further preclinical research and development or later-stage regulatory operations. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth and with developing sales, marketing and distribution infrastructure, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Further, rapid expansion of our workforce while remaining a virtual company and working through the COVID-19 pandemic may have a detrimental impact on employee morale and cohesion.
Further, we currently rely, and for the foreseeable future will continue to rely, in substantial part on certain third-party contract organizations, advisors and consultants to provide certain services, including assuming substantial responsibilities for the conduct of our clinical trials and the manufacturing of seribantumab or any future product candidates. We cannot assure you that the services of such third-party contract organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by our vendors or consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of seribantumab or any future product candidates or otherwise advance our business. We cannot assure you that we will be able to properly manage our existing vendors or consultants or find other competent outside vendors and consultants on economically reasonable terms, or at all.
If we are not able to effectively manage growth and expand our organization, we may not be able to successfully implement the tasks necessary to further develop and commercialize seribantumab or our future product candidates and, accordingly, we may not achieve our research, development and commercialization goals.
Our future success depends on our ability to retain key employees and to attract, retain and motivate qualified personnel and manage our human capital.
Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract, motivate and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on the development and management expertise of Shawn Leland, our founder and Chief Executive Officer, as well as the other principal members of our management, scientific and clinical teams. We currently do not maintain key person insurance on these individuals. Although we have entered into employment agreements with our executive officers, each of them may terminate their employment with us at any time. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and manufacturing strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. Recruiting and retaining qualified finance and accounting personnel will also be critical to our success. We may not be able to attract or retain qualified personnel in the future due to the intense competition for a limited number of qualified personnel among pharmaceutical companies. Many of the other pharmaceutical companies against which we compete have greater financial and other resources, different risk profiles and a longer history in the industry than we do. Our competitors may provide higher compensation, more diverse opportunities and/or better opportunities for career advancement. Any or all of these competing factors may limit our ability to continue to attract and retain high quality personnel, which could negatively affect our ability to successfully develop and commercialize our lead product candidate and to grow our business and operations as currently contemplated.
Our employees, clinical trial investigators, CROs, CMOs, consultants, vendors and any potential commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.
We are exposed to the risk of fraud or other misconduct by our employees, clinical trial investigators, CROs, CMOs, consultants, vendors and any potential commercial partners. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) FDA regulations or those of comparable foreign regulatory authorities, including those laws that require the reporting of true, complete and accurate information, (ii) manufacturing standards, (iii) federal and state health and data privacy, security, fraud and abuse, government price reporting, transparency reporting requirements, and other healthcare laws and regulations in the United States and abroad, (iv) sexual harassment and other workplace misconduct or (v) laws that require the true, complete and accurate reporting of financial information or data. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation.
We intend to adopt a code of conduct applicable to all of our employees prior to completion of this offering, as well as a disclosure program and other applicable policies and procedures, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional integrity reporting and oversight obligations, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.
We are a virtual company and our business depends on the efficient and uninterrupted operation of our information technology systems and those of our third-party CROs, CMOs, or other vendors, contractors or consultants, may fail or suffer security breaches, cyber-attacks, loss or leakage of data and other disruptions, which could result in a material disruption of our development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.
We are a virtual company and our business success depends on the security and efficient and uninterrupted operation of our information technology systems and we may be unable to adequately protect our information technology systems from cyber-attacks, which could result in the disclosure of confidential information, damage our reputation, and subject us to significant financial and legal exposure. We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and sensitive personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party CROs, CMOs, vendors, and other contractors and consultants who have access to our confidential information. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the remote work environment resulting from the COVID-19 pandemic, could compromise our ability to perform these functions in a timely manner, which could harm our ability to conduct business or delay our financial reporting.
Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our third-party CROs, CMOs, vendors and other contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, accidents by our employees or third party service providers, natural disasters, terrorism, war, global pandemics, and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, third-party CROs, CMOs, vendors, contractors, consultants, business partners and/or other third parties, or from cyber-attacks or supply chain attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure, or that of our third-party CROs, CMOs, vendors and other contractors and consultants, or lead to data leakage. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. The COVID-19 pandemic is generally increasing the attack surface available for exploitation, as more companies and individuals work online and remotely, and as such, the risk of a cybersecurity incident occurring, and our investment in risk mitigations against such an incident, are increasing. For example, there has been an increase in phishing and spam email attacks as well as social engineering attempts from “hackers” hoping to use the recent COVID-19 pandemic to their advantage. We may not be able to anticipate all types of security threats, nor implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies. Any breach, loss or compromise of clinical trial participant personal data may also subject us to civil fines and penalties, including under HIPAA, and other relevant state and federal privacy laws in the United States. If the information technology systems of our third-party CROs, CMOs, vendors and other contractors and consultants become subject to disruptions or security breaches, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.
While we have not experienced any such system failure, accident or security breach to date, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems, or those of our third-party CROs, CMOs, vendors and other contractors and consultants, or other cyber incidents that could have a material adverse effect upon our reputation, business, operations, or financial condition. For example, if such an event were to occur and cause interruptions in our operations, or those of our third-party CROs, CMOs, vendors and other contractors and consultants, it could result in a material disruption of our programs and the development of our lead product candidate could be delayed. In addition, the loss of clinical trial data for seribantumab or any other future product candidates could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. Furthermore, significant disruptions of our internal information technology systems or those of our third-party CROs, CMOs, vendors and other contractors and consultants, or security breaches could result in the loss, misappropriation and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information, and sensitive personal information), which could result in financial, legal, business and reputational harm to us.
A security breach may cause us to breach customer contracts. Our agreements with certain customers may require us to use industry-standard or reasonable measures to safeguard sensitive personal information or confidential information. A security breach could lead to claims by our customers, their end users, or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.
In addition, litigation resulting from security breaches may adversely affect our business. Unauthorized access to our platform, systems, networks, or physical facilities could result in litigation with our customers, our customers’ end users, or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our solutions and/or platform capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur and the confidentiality, integrity or availability of our data or the data of our partners, our customers or our customers’ end users was disrupted, we could incur significant liability, or our platform, systems or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.
We may not have adequate insurance coverage with respect to security breaches or disruptions. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.
We are subject to stringent and changing laws, regulations, rules, policies, standards, and contractual obligations related to privacy and data security. Our actual or perceived failure to comply with such obligations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.
We and any potential collaborators may be subject to federal, state and other data protection laws and regulations (i.e., laws and regulations that address privacy and data security). The regulatory framework for privacy, data security and data transfers worldwide is rapidly evolving and there has been an increasing focus on privacy and data protection issues with the potential to affect our business and as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. Failure to comply with any of these laws and regulations could result in enforcement actions against us, including fines, public censure, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business.
In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH. Depending on the facts and circumstances, we could be subject to penalties if we obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.
In addition, the state of California recently enacted the California Consumer Privacy Act, or CCPA, which creates new individual privacy rights for California consumers (as defined in the CCPA) and places increased privacy and security obligations on entities handling certain personal data of consumers or households. The CCPA requires covered companies to provide new disclosures to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with a private right of action for data breaches. The CCPA went into effect on January 1, 2020 and may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information. Additionally, although not effective until January 1, 2023, the California Privacy Rights Act, or the CPRA, which expands upon the CCPA, was recently passed in California. The CCPA gives (and the CPRA will give) California residents expanded privacy rights, including the right to request correction, access, and deletion of their personal information, the right to opt out of certain personal information sharing, and the right to receive detailed information about how their personal information is processed. The CCPA and CPRA provide for unlimited civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA and CPRA may increase our compliance costs and potential liability, particularly in the event of a data breach. Additionally, the CCPA has prompted a number of proposals in the U.S. for new federal and state-level privacy legislation that, if passed, could increase our potential liability, increase our compliance costs, and adversely affect our business.
Additionally, laws, regulations, rules and standards in many foreign jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal information, which may impose significant compliance obligations on us. For example, in the EU, the processing of personal data, is governed by the provisions of the General Data Protection Regulation, or the GDPR.
In May 2018, the GDPR took effect in the European Economic Area, or the EEA. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data of natural persons. Among other things, the GDPR imposes strict obligations on the ability to process health-related and other personal data of data subjects in the EEA, including in relation to use, collection, analysis and transfer (including cross-border transfers) of such personal data. The GDPR includes requirements relating to the consent of the individuals to whom the personal data relates, including detailed notices for clinical trial subjects and investigators. The GDPR also includes certain requirements regarding the security of personal data and notification of data processing obligations or security incidents to appropriate data protection authorities or data subjects, as well as requirements for establishing a lawful basis on which personal data can be processed. In addition, the GDPR increases the scrutiny of cross-border transfers of personal data from clinical trial sites located in the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws, and imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of our consolidated annual worldwide gross revenue). Further, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from the EEA to the United States. For example, on June 16, 2020, the Court of Justice of the European Union, or the CJEU, declared the EU-U.S. Privacy Shield framework, or the Privacy Shield, to be invalid. As a result, Privacy Shield is no longer a valid mechanism for transferring personal data from the EEA to the United States. Moreover, it is uncertain whether the standard contractual clauses will also be invalidated by the European courts or legislature, which seems possible given the rationale behind the CJEU’s concerns about U.S. law and practice on government surveillance. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR.
We also may make public statements about our use and disclosure of personal information through our privacy policy and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. Despite our efforts, we may not be successful in achieving compliance if our employees or vendors fail to comply with our policies, certifications, and documentation. The publication of our privacy policy and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Any failure, real or perceived, by us to comply with our posted privacy policies or with any legal or regulatory requirements, standards, certifications or orders or other privacy or consumer protection-related laws and regulations applicable to us could cause our customers to reduce their use of our solutions and services and could materially and adversely affect our business, results of operations, financial condition, cash flows and prospects.
Compliance with U.S. and foreign data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, transfer, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with U.S. and foreign data protection laws and regulations could result in government enforcement actions (which could include civil, criminal, and administrative penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm our business.
We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Any unplanned event, such as flood, fire, explosion, earthquake, extreme weather condition, public health epidemic, including the COVID-19 pandemic, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party CMOs, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Extreme weather conditions or other natural disasters could further disrupt our operations and have a material and adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our facilities, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party CMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.
Operating as a virtual company, our employees conduct business outside of any leased or owned facilities. These locations may be subject to additional security and other risk factors due to the limited control of our employees. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our third-party CMOs, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption could have a material and adverse effect on our business, financial condition, results of operations and prospects.
Changes in tax laws or regulations that are applied adversely to us may have a material adverse effect on our business, cash flow, financial condition or results of operations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, the Tax Cuts and Jobs Act, enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to the Tax Cuts and Jobs Act may affect us, and certain aspects of the Tax Cuts and Jobs Act could be repealed or modified in future legislation. For example, the CARES Act modified certain provisions of the Tax Cuts and Jobs Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Cuts and Jobs Act, the CARES Act, or any other newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Cuts and Jobs Act, the CARES Act or future reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges, and could increase our future U.S. tax expense.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. Under the Tax Cuts and Jobs Act, as modified by the CARES Act, unused U.S. federal net operating losses generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely but the deductibility of such federal net operating losses may be limited to 80% of current year taxable income. It is uncertain if and to what extent various states will conform to the Tax Cuts and Jobs Act or the CARES Act. In addition, both our current and our future unused losses and other tax attributes may be subject to limitation under Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, if we undergo, or have undergone, an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in our equity ownership by certain stockholders over a three-year period. We have not completed a Section 382 study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since our formation due to the complexity and cost associated with such a study and the fact that there may be additional ownership changes in the future. As a result, if we undergo an ownership change (or if we previously underwent such an ownership change), our ability to use all of our pre-change net operating loss carryforwards and other pre-change tax attributes (such as research tax credits) to offset our post-change income or taxes may be limited. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. In addition, at the state level, there may be periods during which the use of net operating losses is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, even if we attain profitability, we may be unable to use all or a material portion of our net operating losses and other tax attributes, which could adversely affect our future cash flows.
Risks Related to Intellectual Property
If we are unable to obtain and maintain sufficient patent protection for our product candidates, or if the scope of the patent protection is not sufficiently broad, third parties, including our competitors, could develop and commercialize products similar or identical to ours, and our ability to commercialize seribantumab and our future product candidates may be adversely affected.
Our success depends in large part on our ability to protect our proprietary technologies that we believe are important to our business, including pursuing, obtaining and maintaining patent protection in the United States and other countries intended to cover the compositions of matter of seribantumab and our future product candidates, their methods of use, related technologies and other inventions that are important to our business. In addition to patent protection, we also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. If we do not adequately pursue, obtain, maintain, protect or enforce our intellectual property, third parties, including our competitors, may be able to erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.
The patent application and approval process is expensive, time-consuming and complex. We may not be able to file, prosecute and maintain all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions. We also cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdictions. It is also possible that we will fail to identify patentable aspects of our product candidates before it is too late to obtain patent protection. Moreover, depending on the terms of any future license agreements to which we may become a party, we may not have the right to control the preparation, filing, and prosecution of patent applications, or to maintain the patents, covering technology licensed from third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.
Furthermore, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. The standards applied by the United States Patent and Trademark Office, or the USPTO, and foreign patent offices in granting patents are not always applied uniformly or predictably. In addition, the determination of patent rights with respect to biological and pharmaceutical products commonly involves complex legal and factual questions, which have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Thus, we cannot offer any assurances about which, if any, patents will be issued, the breadth of any such patents, whether any issued patents will be found invalid and unenforceable or will be threatened by third parties or whether any issued patents will effectively prevent others from commercializing competing technologies and product candidates. While we have filed patent applications covering aspects of our current lead product candidate, we currently have only two U.S. applications specifically covering the use of seribantumab to treat patients with tumors harboring an NRG1 fusion according to our CRESTONE clinical dosing regimen. Any patents issuing from these currently unpublished applications would expire in 2040 and 2042, respectively, subject to any disclaimers or extensions.
Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until at least one patent issues from such applications. Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file or invent (prior to March 16, 2013) any patent application related to our current or future product candidates. In addition, we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, collaborators, CROs, CMOs, hospitals, independent treatment centers, consultants, independent contractors, suppliers, advisors and other third parties; however, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Furthermore, if third parties have filed patent applications related to our current or future product candidates or technology, we may not be able to obtain our own patent rights to those product candidates or technology.
Moreover, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, our patents or pending patent applications may be challenged in the courts or patent offices in the United

States and abroad. For example, we may be subject to a third-party pre-issuance submission of prior art to the USPTO or become involved in post-grant review procedures, oppositions, derivations, revocation, reexaminations, inter partes review or interference proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such challenges may result in loss of exclusivity or in our patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products or limit the duration of the patent protection of our technology and products. Such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, our patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our patents and patent applications may in the future be co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
Our pending and future patent applications may not result in patents being issued that protect our product candidates, in whole or in part, or which effectively prevent others from commercializing competitive products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. In addition, the laws of other countries may not protect our rights to the same extent or in the same manner as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does.
Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued and its scope can be reinterpreted after issuance. Consequently, we do not know whether our lead product candidate will be protectable or remain protected by valid and enforceable patents. Our competitors and other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors and other third parties may also seek approval to market their own products similar to or otherwise competitive with our products. Alternatively, our competitors or other third parties may seek to market generic versions or “follow-on” versions of any approved products by submitting abbreviated new drug applications, or ANDAs, or new drug applications under Section 505(b)(2) of the FDCA, respectively, to the FDA during which they may claim that patents owned by us are invalid, unenforceable or not infringed. In these circumstances, we may need to defend or assert our patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid or unenforceable, or that our competitors are competing in a non-infringing manner. Thus, even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
Furthermore, future patents may be subject to a reservation of rights by one or more third parties. For example, to the extent the research resulting in future patent rights or technologies is funded in the future in part by the U.S. government, the government could have certain rights in any resulting patents and technology, including a non-exclusive license authorizing the government to use the invention or to have others use the invention on its behalf for non-commercial purposes. If the U.S. government then decides to exercise these rights, it is not required to engage us as its contractor in connection with doing so. These rights may also permit the government to disclose our confidential information to third parties and to exercise march-in rights to use or allow third parties to use our licensed technology. The government may also exercise its march-in rights if it determines that action is necessary because we failed to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such government-funded inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the government of aforementioned proprietary rights could harm our competitive position, business, financial condition, results of operations, and prospects.
Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.
As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology and pharmaceutical industries involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or the Leahy-Smith Act, signed into law in September 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. For example, the Leahy-Smith Act allows third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, the Leahy-Smith Act has transformed the U.S. patent system from a “first-to-invent” system to a “first-to-file” system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The first-to-file provisions, however, only became effective on March 16, 2013. It is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our or our potential collaboration partners’ patent applications and the enforcement or defense of our or our future collaboration partners’ issued patents, all of which could harm our business, results of operations, financial condition and prospects.
In addition, the patent positions of companies in the development and commercialization of biologics are particularly uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
We may become involved in lawsuits or administrative disputes to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.
Competitors and other third parties may infringe, misappropriate or otherwise violate our patents, trademarks, copyrights, trade secrets or other intellectual property. To counter infringement, misappropriation or other violations, we may be required to file infringement, misappropriation or other violation claims, which can be expensive and time consuming and divert the time and attention of our management and business and scientific personnel. In addition, many of our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can.
Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their patents or their other intellectual property, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In patent litigation in the United States, counterclaims challenging the validity, enforceability or scope of asserted patents are commonplace. Similarly, third parties may initiate legal proceedings against us seeking a declaration that certain of our intellectual property is non-infringed, invalid or unenforceable. The outcome of any such proceeding is generally unpredictable.
In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. If a defendant were to prevail on a legal assertion of invalidity or unenforceability of our patents covering one of our product candidates, we could lose at least a part, and perhaps all, of the patent protection covering such a product candidate. Competing drugs may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our infringement of a competitor’s patents, we could be prevented from marketing our product candidates in one or more foreign countries. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.
Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.
Furthermore, third parties may also raise invalidity or unenforceability claims before administrative bodies in the United States or foreign authorities, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post-grant review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation, cancellation or amendment to our patents in such a way that they no longer cover and protect our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or written description. Grounds for an unenforceability assertion could be an allegation that someone connected with the prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution of the patent. With respect to the validity of our patents, for example, we cannot be certain that there is no invalidating prior art of which we, our licensors, our patent counsel and the patent examiner were unaware during prosecution. Moreover, it is possible that prior art may exist that we are aware of but do not believe is relevant to our current or future patents, but that could nevertheless be determined to render our patents invalid. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on our lead product candidate. Any such loss of patent protection could have a material adverse impact on our business, financial condition, results of operations and prospects.
We may not be able to effectively protect or enforce our intellectual property and proprietary rights throughout the world.
Filing, prosecuting and defending patents with respect to our product candidates in all countries throughout the world would be prohibitively expensive, and the laws of other countries may not protect our rights to the same extent as the laws of the United States. The requirements for patentability may differ in certain countries, particularly in developing countries. In addition, any future intellectual property license agreements may not always include worldwide rights. Consequently, competitors and other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection, but where patent enforcement is not as strong as that in the United States and where our ability to enforce our patents to stop infringing activities may be inadequate. These products may compete with our products in such territories and in jurisdictions where we do not have any patent rights or where any future patent claims or other intellectual property or proprietary rights may not be effective or sufficient to prevent them from competing with us, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Moreover, our ability to protect and enforce our intellectual property and proprietary rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, the laws of some countries outside of the United States and Europe do not afford intellectual property protection to the same extent as the laws of the United States and Europe. Many companies have encountered significant problems in protecting and defending intellectual property and proprietary rights in certain jurisdictions. The legal systems of some countries, including, for example, India, China and other developing countries, do not view favorably the enforcement of patents and other intellectual property or proprietary rights, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement, misappropriation or other violation of our patents or other intellectual property or proprietary rights. For example, many countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in certain countries outside the United States and Europe. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business, could put our patents, trademarks or other intellectual property and proprietary rights at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Furthermore, while we intend to protect our intellectual property and proprietary rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to protect our intellectual property and proprietary rights in such countries may be inadequate.
If we are sued for infringing, misappropriating or otherwise violating intellectual property or proprietary rights of third parties, such litigation or disputes could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates.
Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of third parties. If any third-party patents, patent applications or other proprietary rights are found to cover our product candidates or any related companion diagnostics or their compositions, methods of use or manufacturing, we may be required to pay damages, which could be substantial, and we would not be free to manufacture or market our product candidates or to do so without obtaining a license, which may not be available on commercially reasonable terms, or at all.
We may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property or proprietary rights with respect to our product candidates and technologies we use in our business. Our competitors or other third parties may assert infringement claims against us, alleging that our product candidates are covered by their patents. We cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use or sale of our product candidates. If a patent holder believes our product candidate infringes its patent rights, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom our own patent portfolio may thus have no deterrent effect.
There is a substantial amount of intellectual property litigation in the biotechnology and biological product industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property or proprietary rights with respect to our product candidates, including interference proceedings before the USPTO. Third parties may assert infringement, misappropriation or other claims against us based on existing or future intellectual property or proprietary rights. The outcome of intellectual property litigation and other disputes is subject to uncertainties that cannot be adequately quantified in advance. The biological product and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of using or manufacturing products. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods of use, manufacturing or other applicable activities either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be successful in doing so. However, proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, or enforceability. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and business and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.
If we are found to infringe, misappropriate or otherwise violate a third party’s intellectual property or proprietary rights and we are unsuccessful in demonstrating that such intellectual property or proprietary rights are invalid or unenforceable, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product candidate or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product candidate. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain such a license, it could be granted on non-exclusive terms, thereby giving our competitors and other third parties access to the same technologies licensed to us. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed such third-party patent rights. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business, financial condition, results of operations and prospects.
We may be subject to claims by third parties asserting that our employees or consultants or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.
Some of our employees and consultants are currently or have been previously employed at universities or at other biotechnology or biologics companies, including our competitors or potential competitors. These employees and consultants may have executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such other current or previous employment. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of third parties. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property or personnel or sustain damages. Such intellectual property could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management. Any of the foregoing would have a material adverse effect on our business, financial condition, results of operations and prospects.
In addition, while it is our policy to require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. In addition, such agreements may not be self-executing such that the intellectual property subject to such agreements may not be assigned to us without additional assignments being executed, and we may fail to obtain such assignments. In addition, such agreements may be breached. In addition, we have multiple sponsored research agreements relating to our lead product candidate with various academic institutions. Some of these academic institutions may not have intellectual property assignments or similar agreements with their employees and consultants, which may result in claims by or against us related to ownership of any intellectual property. Accordingly, we may be forced to bring claims against third parties, or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel, which would have a material adverse effect on our business, financial condition, results of operations and prospects.
Rights to improvements to our product candidates may be held by third parties, which could require us to obtain a license to such rights. Such a license may not be available on commercially reasonable terms, if at all.
We have entered into agreements with third parties to conduct clinical testing of our product candidates, which provide that improvements to our product candidates may be owned solely by a party or jointly between the parties. If we determine that rights to such improvements owned solely by a third party are necessary to commercialize our product candidates or maintain our competitive advantage, we may need to obtain a license from such third party in order to use the improvements and continue developing, manufacturing or marketing the product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain such a license, it could be granted on non-exclusive terms, thereby giving our competitors and other third parties access to the same technologies licensed to us. Failure to obtain a license on commercially reasonable terms or at all, or to obtain an exclusive license, could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. If we determine that rights to improvements jointly owned between us and a third party are necessary to commercialize our product candidates or maintain our competitive advantage, we may need to obtain an exclusive license from such third party. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such improvements, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our intellectual property in order to enforce such intellectual property against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We or any future licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or any future licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or any future licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or any future licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
The term of our patents may be inadequate to protect our competitive position on our products.
Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. For example, our wholly owned patent portfolio includes a patent family with claims directed to antibodies and related compositions covering seribantumab, as well as methods of treating cancer using such antibodies and compositions. The family contains three U.S. patents directed to seribantumab which expire in February 2028 and a fourth U.S. patent which expires in October 2029 (including 614 days of Patent Term Adjustment), subject to any disclaimers or extensions. The family also contains a pending U.S. application, which if issued, would expire in February 2028, subject to any disclaimers or extensions. In addition, the above-discussed patent family includes granted patents in China, Europe, Hong Kong, Israel, and Japan with claims directed to compositions of matter covering seribantumab and related methods of therapy. These patents expire in February 2028, subject to any disclaimers or extensions. Depending upon the timing, duration and other factors relating to any FDA marketing approval we receive for our lead product candidate, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984, or the Hatch-Waxman Amendments. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents. In the United States, the Hatch-Waxman Amendments permit a patent term extension of up to five years beyond the normal expiration of the patent, limited to the approved indication (or any additional indications approved during the period of extension), as compensation for patent term lost to the regulatory review process during which the sponsor was unable to commercially market its new product. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug is eligible for the extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended, and the application for the extension must be submitted prior to the expiration of the patent. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available for our patents, may refuse to grant extensions to our patents, or may grant more limited extensions than we request. We may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. If we are unable to obtain patent term extension or the term of any such extension is less than we request, our competitors and other third parties may be able to obtain approval of competing products following our patent expiration and take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. Any of the foregoing would have a material adverse effect on our business, financial condition, results of operations and prospects.
Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent offices, and our patent protection could be reduced or eliminated for noncompliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on any issued patent are due to be paid to the USPTO and patent offices in foreign countries in several stages over the lifetime of the patent. The USPTO and patent offices in foreign countries require compliance with a number of procedural, documentary, fee payment and other requirements during the patent application process. In the future, we may rely on licensing partners to pay these fees due to U.S. and non-U.S. patent agencies and to comply with these other requirements with respect to any future licensed patents and patent applications. While an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of a patent or patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors and other third parties might be able to enter the market with similar or identical products of technology, which would have a material adverse effect on our business, financial condition, results of operations and prospects.
If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business would be harmed.
We rely on proprietary know-how and trade secret protection and confidentiality agreements to protect proprietary know-how or trade secrets that are not patentable or that we elect not to patent. We seek to protect our trade secrets and proprietary know-how in part by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, consultants, independent contractors, advisors, CMOs, CROs, hospitals, independent treatment centers, suppliers, collaborators and other third parties. We also enter into confidentiality and invention or patent assignment agreements with employees and certain consultants. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary know-how. Additionally, our confidentiality agreements and other contractual protections may not be adequate to protect our intellectual property from unauthorized disclosure, third-party infringement or misappropriation. Any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent such third party, or those to whom they communicate such technology or information, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our business, financial condition, results of operations and prospects our business and competitive position could be materially harmed.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
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others may be able to make products similar to any product candidates we may develop or utilize similarly related technologies that are not covered by the claims of the patents that we may license or may own in the future;

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we, or any future license partners or current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

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we, or any future license partners or current or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating any of our owned or licensed intellectual property rights;

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it is possible that our pending patent applications or those that we may own in the future will not lead to issued patents;

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issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

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our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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we may not develop additional proprietary technologies that are patentable;

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the patents of others may harm our business; and

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we may choose not to file a patent in order to maintain certain trade secrets or know how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.
Risks Related to Our Common Stock and This Offering
No public market for our common stock currently exists, and an active and liquid trading market for our common stock may never develop. As a result, you may not be able to resell your shares of common stock at or above the initial public offering price.
Prior to this offering, no market for shares of our common stock existed and an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock has been determined through negotiations with the underwriters and the negotiated price may not be indicative of the market price of our common stock after this offering. The market value of our common stock may decrease from the initial public offering price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of common stock as consideration.
The market price of our common stock is likely to be highly volatile, which could result in substantial losses for purchasers of our common stock in this offering.
The market price of our common stock following this offering is likely to continue to be highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including the other risks described in this section of the prospectus and the following:
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enrollment or results of clinical trials of seribantumab or our future product candidates, or those of our competitors or our future collaborators, or changes in the development status of our product candidates;

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regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to seribantumab or any future product candidate;

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the success of competitive products or technologies;

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introductions and announcements of new products by us, our future commercialization partners, or our competitors, and the timing of these introductions or announcements;

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actions taken by regulatory agencies with respect to our products, clinical studies, manufacturing process or sales and marketing terms;

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actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;

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the success of our efforts to acquire or in-license additional technologies, products or product candidates;

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developments concerning any future collaborations, including but not limited to those with development and commercialization partners;

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market conditions in the biologics and biotechnology sectors;

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announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures or capital commitments;

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developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for seribantumab or any future product candidates;

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our ability or inability to raise additional capital and the terms on which we raise it;

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the recruitment or departure of key personnel;

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changes in the structure of healthcare payment systems;

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actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

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our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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announcement and expectation of additional financing efforts;

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speculation in the press or investment community;

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share price and fluctuations of trading volume of our common stock;

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sales of our common stock by us, insiders or our stockholders;

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the concentrated ownership of our common stock;

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changes in accounting principles;

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terrorist acts, acts of war or periods of widespread civil unrest;

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natural disasters and other calamities; and

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general economic, industry and market conditions, or other events or factors, many of which are beyond our control, such as the recent COVID-19 pandemic.

In addition, the stock market in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme price and volume fluctuations that have been often unrelated or disproportionate to the operating performance of the issuer. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our common stock.
In the past, securities class action litigation has often been brought against public companies following declines in the market price of their securities. This risk is especially relevant for biopharmaceutical companies, which have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and our resources, which could harm our business.
You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
You will suffer immediate and substantial dilution with respect to the common stock you purchase in this offering. If you purchase common stock in this offering, based on the initial public offering price of $16.00 per share, and assuming that the underwriters do not exercise their option to acquire additional common stock in this offering, you will incur immediate and substantial dilution of $9.04 per share, representing the difference between the initial public offering price of $16.00 per share and our pro forma as adjusted net tangible book value per share as of $6.96 after giving effect to this offering and the conversion of all outstanding shares of our convertible preferred stock upon the completion of this offering. Following the completion of this offering, investors purchasing common stock in this offering will have contributed 50.6% of the total amount invested by stockholders since Inception, but will only own 27.4% of the shares of common stock outstanding.
Moreover, we issued options in the past to acquire common stock at prices significantly below the initial public offering price. As of March 31, 2021, there were 1,800,725 shares of common stock subject to outstanding options under our 2019 Stock Plan. To the extent that these outstanding options are ultimately exercised, you will incur further dilution. In addition, if the underwriters exercise their option to purchase additional shares, or outstanding options and warrants are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, please refer to the section entitled “Dilution.”
Management will have broad discretion as to the use of proceeds from this offering and we may use the net proceeds in ways with which you may disagree, and its investment of these proceeds may not yield a favorable return.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to advance our lead product candidate, seribantumab, for potential expansion of our pipeline and other research and development activities, as well as for working capital and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we plan to invest the net proceeds from this offering in short-term or long-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.
Based on shares outstanding as of March 31, 2021, upon completion of this offering, we will have outstanding a total of 22,822,230 shares of common stock. Of these shares, only 6,250,000 shares of common stock sold in this offering, or 7,187,500 shares if the underwriters exercise their option to purchase additional shares in full, will be freely tradable, without restriction, in the public market immediately after this offering. Each of our officers, directors and substantially all of our stockholders have entered into lock-up agreements with the underwriters that restrict their ability to sell or transfer their shares. The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. However, our underwriters may, in their sole discretion, permit our officers, directors and other current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, based on shares outstanding as of March 31, 2021, up to an additional 16,572,230 shares of common stock will be eligible for sale in the public market, approximately 3,187,769 of which are held by our officers, directors and their affiliated entities, and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition, 1,800,725 shares of our common stock that are subject to outstanding options as of March 31, 2021 will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act.
After this offering, the holders of an aggregate of 16,031,871 shares of our outstanding common stock as of March 31, 2021 will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. We also intend to register shares of common stock that we may issue under our equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to the 180-day lock-up period under the lock-up agreements described above and in the section entitled “Underwriting.”
We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of our outstanding options, or the perception that such sales may occur, could adversely affect the market price of our common stock, even if our business is doing well.
We also expect that significant additional capital may be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. To the extent that additional capital is raised through the sale and issuance of shares or other securities convertible into shares, our stockholders will be diluted. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.
Based on the beneficial ownership of our common stock as of March 31, 2021, prior to this offering, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned 80.7% of our voting stock and, upon the completion of this offering, that same group will hold 58.8% of our outstanding voting stock (assuming no exercise of the underwriters’ option to purchase additional shares, no exercise of our outstanding warrant or options and no purchases of shares in this offering or the directed share program by any of this group), in each case assuming the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock. As a result, these stockholders, if acting together, will continue to have significant control over the outcome of corporate actions requiring stockholder approval, including the election of directors, amendment of our organizational documents, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock.
We are an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” or “smaller reporting companies” will make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in this prospectus as well as our periodic reports and proxy statements and (iii) exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not approved previously. In addition, as an “emerging growth company,” we are only required to provide two years of audited financial statements in this prospectus.
We could be an “emerging growth company” for up to five years following the completion of this offering, although circumstances could cause us to lose that status earlier, including if we are deemed to be a “large accelerated filer,” which occurs when the market value of our common stock that is held by non-affiliates equals or exceeds $700 million as of the prior June 30, or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an “emerging growth company” as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an “emerging growth company” immediately. Even after we no longer qualify as an “emerging growth company,” we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, if our revenues remain less than $100.0 million, and reduced disclosure obligations regarding executive compensation in this prospectus as well as our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Anti-takeover provisions in our restated certificate of incorporation and bylaws and under Delaware law could prevent or delay an acquisition of us, which may be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management and, therefore, decrease the trading price of our common stock.
Our restated certificate of incorporation and our amended and restated bylaws that will be in effect upon completion of this offering contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:
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establish a classified board of directors so that not all members of our board are elected at one time;

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permit only the board of directors to establish the number of directors and fill vacancies on the board;

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provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

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require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;

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authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

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eliminate the ability of our stockholders to call special meetings of stockholders;

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prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

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prohibit cumulative voting; and

•
establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, or DGCL, may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.
Any provision of our restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.
The exclusive forum provision in our organizational documents may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.
Our restated certificate of incorporation that will be in effect upon completion of this offering, to the fullest extent permitted by law, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision.
This choice of forum provision may result in increased costs for investors to bring a claim. Further, this choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our amended and restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting, compliance and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Global Select Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. The increased costs may require us to reduce costs in other areas of our business or increase the prices of our products once commercialized. Moreover, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.

This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are not currently required to comply with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. However, while we remain an “emerging growth company,” we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. In addition, for as long as we are a smaller reporting company with less than $100 million in annual revenue, we would be exempt from the requirement to obtain an external audit on the effectiveness of internal control over financial reporting provided in Section 404(b) of the Sarbanes-Oxley Act. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. This process will be time-consuming, costly and complicated. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are not able to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Global Select Market.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. For a further description of our dividend policy, please refer to the section entitled “Dividend Policy.”

General Risk Factors
If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence or maintain coverage of us, the trading price for our common stock could be impacted negatively. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our preclinical studies and clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of such analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause a decline in our stock price or trading volume.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
After the closing of this offering, we will be subject to the periodic reporting requirements of the Exchange Act. We have designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. However, any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system will be met.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make required related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in a control system, misstatements due to error or fraud may occur and not be detected. In addition, we do not have a risk management program or processes or procedures for identifying and addressing risks to our business in other areas.
Failure to establish and maintain an effective system of internal controls could result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations or fail to prevent fraud in which case, our stockholders could lose confidence in our financial reporting and the market price of our common stock could decline.
After the closing of this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq Global Select Market. Under Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an EGC. At such time as we are required to obtain auditor attestation, if we then have a material weakness, we would receive an adverse opinion regarding our internal control over financial reporting from our independent registered accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, including through hiring additional financial and accounting personnel, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. During our evaluation of our internal control, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective.
In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
Furthermore, in connection with the future attestation process by our independent registered public accounting firm, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, our stockholders could lose confidence in our reporting and the market price of our common stock could decline. In addition, we could be subject to sanctions or investigations by the Nasdaq Global Select Market, the SEC or other regulatory authorities.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile. The stock market in general, and pharmaceutical and biologics companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Special note regarding forward-looking statements
This prospectus, including the sections entitled “Prospectus summary,” “Risk factors,” “Use of proceeds,” “Management’s discussion and analysis of financial condition and results of operations,” and “Business,” contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “predict,” “potential” and similar expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk factors” and elsewhere in this prospectus. Moreover, we operate in a competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. The forward-looking statements in this prospectus include, among other things, statements about:
•
our ability to develop, obtain regulatory approval and commercialize seribantumab and our future product candidates;

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the timing of our preclinical studies and clinical trials for our product candidates;

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estimates of our addressable market and market growth;

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our expectations regarding demand for, and market acceptance of, our product candidates;

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our ability to maintain and expand access to human genetics data;

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our ability to compete effectively with existing competitors and new market entrants;

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the potential effects of extensive government regulations relating to our industry;

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our ability to obtain, maintain, and protect and enforce intellectual property and proprietary rights;

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our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights and proprietary technology of third parties;

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our ability to establish and maintain collaborations, including our existing joint ventures;

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our ability to expand our pipeline of product candidates;

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our ability to attract and retain key management and technical personnel;

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the effects of the COVID-19 pandemic on any of the above or any other aspect of our business operations;

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our expectations regarding expenses, future revenue, capital requirements, and our needs for additional financing; and

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our expected use of the net proceeds from this offering.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.
In addition, you should refer to the “Risk factors” section of this prospectus for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk factors” and elsewhere in this prospectus. Some data are also based on our good faith estimates.
Market and industry data
This prospectus contains estimates and other statistical data made by independent parties and by us relating to our industry and the markets in which we operate, including our general expectations and market position, market opportunity, the incidence of certain medical conditions and other industry data. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. Industry publications and other reports we have obtained from independent parties generally state that the data contained in these publications or other reports have been obtained in good faith or from sources considered to be reliable, but they do not guarantee the accuracy or completeness of such data. The industry in which we operate is subject to risks and uncertainties due to a variety of factors, including those described in the section entitled “Risk factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $90.4 million, or approximately $104.4 million if the underwriters exercise their option to purchase additional shares in full, based on an initial public offering price of $16.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds we receive from this offering, together with our existing cash and cash equivalents, as follows:
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approximately $60 to $70 million to advance our lead product candidate, seribantumab through completion of our CRESTONE trial; and

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the remainder for potential expansion of our pipeline and other research and development activities, as well as for working capital and other general corporate purposes.

We may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses, products, assets or technologies, or to obtain the right to use such complementary technologies. We periodically evaluate strategic opportunities, however, we have no current commitments with respect to any such transactions.
Based on our planned use of the net proceeds, we estimate such funds, together with our existing cash and cash equivalents, will be sufficient for us to fund our operating expenses and capital expenditure requirements into the second quarter of 2023. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical drugs, we are unable to estimate the exact amount of our working capital requirements.
The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts we actually expend in these areas, and the timing thereof, may vary significantly from our current intentions and will depend on a number of factors, including the results of our ongoing clinical trials, the results and timing of any future preclinical studies and clinical trials, success of research and development efforts, the product approval process with the FDA and other regulatory agencies, any new collaborations or licenses we may enter into, cash generated from future operations and actual expenses to operate our business.
As a result, we cannot predict with any certainty all of the particular uses for the net proceeds or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.
The expected net proceeds of this offering is not expected to be sufficient for us to fund any of our current or future product candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of any product candidates.
Pending the uses described above, we intend to invest the net proceeds from this offering in short term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

Dividend policy
We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Capitalization
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021:
•
on an actual basis;

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on a pro forma basis, giving effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock as of March 31, 2021 into an aggregate of 15,736,053 shares of our common stock immediately prior to the completion of this offering, as if such conversion had occurred on March 31, 2021, and the related reclassification of the carrying value of the convertible preferred stock to permanent equity immediately prior to the closing of this offering, and (ii) the filing and effectiveness of our restated certificate of incorporation in connection with the completion of this offering; and

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on a pro forma as adjusted basis giving effect to (i) the pro forma adjustments described above, and (ii) the sale of 6,250,000 shares of our common stock in this offering at the initial public offering price of $16.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with the sections entitled “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes, each included elsewhere in this prospectus.
	As of March 31, 2021
	Actual	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents	$69,912	$69,912	$160,312
Convertible preferred stock (Series A and B), $0.0001 par value; 66,493,889 shares authorized, issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma; no shares authorized, issued or outstanding, pro forma as adjusted	97,188	—	—
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value; 86,000,000 shares authorized, 836,177 shares issued and 804,623 shares outstanding, actual; 500,000,000 shares authorized, 16,572,230 shares issued and 16,540,676 shares outstanding, pro forma; 500,000,000 shares authorized, 22,822,230 shares issued and 22,790,676 shares outstanding, pro forma as adjusted	—	2	2
Additional paid-in capital	133	97,319	187,719
Accumulated deficit	(28,238)	(28,238)	(28,238)
Total stockholders’ (deficit) equity	(28,105)	69,083	159,483
Total capitalization	$69,083	$69,083	$159,483

The foregoing discussion and table above are based on 16,572,230 shares of common stock outstanding at March 31, 2021, and excludes the following shares:
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1,800,725 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of March 31, 2021 under our 2019 Plan, with a weighted-average exercise price of $0.96 per share;

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602,618 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after March 31, 2021 under our 2019 Plan, with an exercise price of $3.09 per share; and

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3,170,587 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of:

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1,458,920 shares of our common stock reserved for future issuance under our 2019 plan as of March 31, 2021;

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1,483,445 shares of our common stock to be reserved for future issuance under our 2021 Plan, which became effective immediately prior to the date of the effectiveness of the registration statement of which this prospectus forms a part (of which shares, we granted to certain of our directors and executive officers options with respect to 374,056 shares (with an exercise price equal to the initial offering price) and restricted stock units with respect to approximately 200,996 shares immediately following effectiveness of the registration statement of which this prospectus forms a part); and

•
228,222 shares of our common stock to be reserved for future issuance under our ESPP, which became effective immediately prior to the date of the effectiveness of the registration statement of which this prospectus forms a part.

Our 2021 Plan and our ESPP provide for automatic annual increases in the number of shares of our common stock reserved thereunder, and our 2021 Plan provides for increases to the number of shares that may be granted thereunder based on shares under our 2019 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations or are forfeited or otherwise repurchased by us. See the section entitled “Executive compensation — Equity compensation plans and other benefit plans” for additional information.

Dilution
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.
Net tangible book deficit per share is determined by dividing our total tangible assets (which excludes deferred offering costs) less our total liabilities and convertible preferred stock by the number of shares of our common stock outstanding. Our historical net tangible book deficit as of March 31, 2021 was $(28.6) million, or $(34.25) per share, based on 836,177 shares of our common stock outstanding, which includes 31,554 shares of non-vested restricted common stock as of that date.
Our pro forma net tangible book value as of March 31, 2021 was $68.5 million, or $4.14 per share of our common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets (which excludes deferred offering costs) less our total liabilities and divided by the total number of shares of our common stock outstanding as of March 31, 2021, after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 15,736,053 shares of common stock immediately prior to the completion of this offering.
Net tangible book value dilution per share to new investors in this offering represents the difference between the initial public offering price per shares of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to (i) the pro forma adjustments set forth above and (ii) our sale in this offering of 6,250,000 shares of our common stock at the initial public offering price of $16.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been approximately $158.9 million, or $6.96 per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $2.82 per share to our existing stockholders and an immediate dilution of $9.04 per share to new investors purchasing common stock in this offering.
Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis (without giving effect to any exercise by the underwriters of their option to purchase additional shares):
Initial public offering price, per share		$16.00
Historical net tangible book deficit per share as of March 31, 2021	(34.25)
Increase attributable to pro forma adjustments	38.39
Pro forma net tangible book value per share as of March 31, 2021	4.14
Increase in pro forma net tangible book value per share attributable to new investors in this offering	2.82
Pro forma as adjusted net tangible book value per share after this offering		6.96
Dilution per share to new investors in this offering		$9.04
If the underwriters exercise their option in full to purchase additional shares of our common stock, the pro forma as adjusted net tangible book value per share after this offering would be $7.28 per share, the increase in pro forma net tangible book value per share attributable to new investors in this offering would be $3.14 per share and the total dilution to new investors in this offering would be $8.72 per share.
The following table shows, as of March 31, 2021, on a pro forma as adjusted basis described above, the differences between the existing stockholders and the new investors purchasing shares in this offering with respect to the number of shares purchased from us, the total consideration paid, which includes net proceeds received from the issuance of common and convertible preferred stock, cash received from the exercise of stock options, and the value of any stock issued for services and the average price paid per share (in thousands, except share and per share amounts, and percentages):
	Shares Purchased		Total Consideration		Weighted-Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	16,572,230	72.6%	$97,650	49.4%	$5.89
New investors	6,250,000	27.4	100,000	50.6	16.00
Total	22,822,230	100.0%	$197,650	100.0%
(1) The presentation in this table regarding ownership by existing stockholders does not give effect to any purchases that existing stockholders may make through our directed share program or otherwise purchase in this offering.
In addition, to the extent that any outstanding options are exercised, investors in this offering will experience further dilution. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.
Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our common stock. If the underwriters exercise their option to purchase additional shares of our common stock in full, our existing stockholders would own 68.5% and our new investors would own 31.5% of the total number of shares of our common stock outstanding upon the completion of this offering.
The foregoing discussion and tables (other than the historical net tangible book value calculation) above are based on 16,572,230 shares of our common stock (after giving effect to the conversion of our convertible preferred stock) as of March 31, 2021, and excludes:
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1,800,725 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of March 31, 2021 under our 2019 Plan, with a weighted-average exercise price of $0.96 per share;

•
602,618 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after March 31, 2021 under our 2019 Plan, with an exercise price of $3.09 per share; and

•
3,170,587 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of:

•
1,458,920 shares of our common stock reserved for future issuance under our 2019 plan as of March 31, 2021;

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1,483,445 shares of our common stock to be reserved for future issuance under our 2021 Plan, which became effective immediately prior to the date of the effectiveness of the registration statement of which this prospectus forms a part; and

•
228,222 shares of our common stock to be reserved for future issuance under our ESPP, which became effective immediately prior to the date of the effectiveness of the registration statement of which this prospectus forms a part (of which shares, we granted to certain of our directors and executive officers options with respect to 374,056 shares (with an exercise price equal to the initial offering price) and restricted stock units with respect to approximately 200,996 shares immediately following effectiveness of the registration statement of which this prospectus forms a part).

Our 2021 Plan and ESPP provide for automatic annual increases in the number of shares of our common stock reserved thereunder, and our 2021 Plan provides for increases to the number of shares that may be granted thereunder based on shares under our 2019 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations or are forfeited or otherwise repurchased by us. See the section entitled “Executive compensation — Equity compensation plans and other benefit plans” for additional information.

Management’s discussion and analysis of financial condition and results of operations
You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are a precision oncology company focused on the development of targeted therapeutics for the treatment of cancer in genomically-defined patient populations. Our vision is to elevate precision medicine to the forefront of every cancer treatment journey, as we believe that each patient living with cancer deserves the opportunity to benefit from a genomically-driven treatment decision. We utilize our deep expertise in developing drugs for rare, genomically-defined patient populations and strategic collaborations with our diagnostic collaborators to work towards a future where each tumor’s unique genomic test result can be matched with a purpose-built precision medicine.
We are focused on identifying oncogenic drivers that are known to be predominantly mutually exclusive with other driver alterations, and pursuing innovations and efficiencies in the conduct of clinical trials that we believe may enable development of targeted therapeutics against those oncogenic drivers.
Our lead program is focused on NRG1 fusions, which are rare genomic alterations that have recently been identified as oncogenic driver alterations and that we believe have the potential to be therapeutically actionable through targeted HER3 inhibition. We have designed and initiated our potentially registration-enabling Phase 2 CRESTONE trial to investigate the safety and efficacy of seribantumab, an anti-HER3 monoclonal antibody, in advanced solid tumors harboring an NRG1 fusion. We are conducting this trial in a tumor-agnostic fashion, such that any patient with a solid tumor that harbors an NRG1 fusion, regardless of the tissue of origin, may be eligible. We believe that the design and conduct of the CRESTONE trial has the possibility to produce results that may provide support for us to seek accelerated approval of seribantumab for patients with advanced solid tumors harboring an NRG1 fusion, subject to discussions with the FDA. Any accelerated marketing approval is subject to continued discussions with the FDA, and agreement on post-approval confirmatory trials to confirm an anticipated clinical benefit. If the CRESTONE trial meets its primary endpoint, and subject to continued discussions with the FDA, we anticipate submitting a BLA under an accelerated approval pathway for the treatment of patients with solid tumors harboring an NRG1 fusion. Even if the CRESTONE trial meets its primary endpoint, there can be no assurance that the FDA or other regulators will find such data sufficient to support a BLA submission or that additional trials will not be required. We expect data from the pre-planned interim analysis of CRESTONE in late 2021 or early 2022 and topline data from the full trial accrual in the first half of 2023.
We were incorporated in April 2019. We have devoted substantially all of our resources to developing our lead product candidate, initiating the CRESTONE clinical trial, building our intellectual property portfolio, business planning, raising capital and providing general and administrative support for these operations. To date, we have financed our operations through private placements of convertible preferred stock. Through March 31, 2021, we have received gross proceeds of approximately $97.4 million from sales of our convertible preferred stock.
Since Inception, we have incurred significant operating losses on an aggregate basis. Our ability to generate product revenue sufficient to achieve profitability will depend on the successful development and eventual commercialization of one or more of our current or future product candidates. Our net losses were $5.9 million and $17.3 million for the period from Inception through December 31, 2019 and for the year ended December 31, 2020, respectively, and $2.0 million and $5.1 million for the three months ended March 31, 2020 and 2021, respectively. As of March 31, 2021, we had an accumulated deficit of $28.2 million. These losses have resulted primarily from costs incurred in connection with research and development activities, acquisition, patent investment, and general and administrative costs associated with our operations. We expect to continue to incur significant expenses and increasing operating losses for at least the next several years.
Our future capital requirements will depend on many factors, including:
•
the progress, timing and results of preclinical studies and clinical trials for our current or any future product candidates;

•
disruptions or delays in enrollment of our clinical trials due to the COVID-19 pandemic;

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the extent to which we develop, in-license or acquire other pipeline product candidates or technologies;

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the number and development requirements of other future product candidates that we may pursue, and other indications for our current product candidates that we may pursue;

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the costs, timing and outcome of obtaining regulatory approvals of our current or future product candidates and any companion diagnostics we may pursue;

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the scope and costs of making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our current or future product candidates;

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the costs involved in growing our organization to the size needed to allow for the research, development and potential commercialization of our current or future product candidates;

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the costs associated with commercializing any approved product candidates, including establishing sales, marketing and distribution capabilities;

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the costs associated with completing any post-marketing studies or trials required by the Food and Drug Administration, or FDA, or other regulatory authorities;

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the revenue, if any, received from commercial sales of seribantumab, if approved, or any other future product candidates that receive marketing approval;

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the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims that we may become subject to, including any litigation costs and the outcome of such litigation;

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the costs associated with potential product liability claims, including the costs associated with obtaining insurance against such claims and with defending against such claims; and

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to the extent we pursue strategic collaborations, including collaborations to commercialize seribantumab or to develop any future product candidates, our ability to establish and maintain collaborations on favorable terms, if at all, as well as the timing and amount of any milestone or royalty payments we are required to make or are eligible to receive under such collaborations, if any.

We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for seribantumab or our other future product candidates. If we obtain regulatory approval for any of our product candidates, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing and distribution. Further, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company.
As a result, we will need additional financing to support our continuing operations. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity or debt financings or other sources, which may include collaborations with third parties. Adequate additional financing may not be available to us on favorable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we are unable to raise capital or debt when needed or on favorable terms, we could be forced to delay, reduce or eliminate our research and development programs, our commercialization plans or other operations.
Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenue from product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.
As of March 31, 2021, we had cash and cash equivalents of $69.9 million. We believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements into the second quarter of 2023. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and going concern.” Based upon our cash and cash equivalents balance as of March 31, 2021 of $69.9 million, without giving effect to this offering, we do not have sufficient existing cash and cash equivalents to support operations for at least one year following the date that the unaudited condensed interim financial statements are issued. In its report on our financial statements for the year ended December 31, 2020, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations since Inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. See “Risk Factors — Risks Related to Our Financial Position and Need for Additional Capital — Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.”
Impact of COVID-19
Since it was reported to have surfaced in December 2019, COVID-19 has spread across the world and has been declared a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the United States, Europe and Asia have implemented severe travel restrictions, social distancing requirements, stay-at-home orders and have delayed the commencement of non-COVID-19-related clinical trials, among other restrictions. As a result, the current COVID-19 pandemic has presented a substantial public health and economic challenge around the world and is affecting our employees, patients, communities and business operations, as well as contributing to significant volatility and negative pressure on the U.S. economy and in financial markets.
While we are currently continuing the clinical trials we have underway, COVID-19 precautions may directly or indirectly impact the timeline for some of our clinical trials. To date, we have been able to continue to enroll our patients in our Phase 2 CRESTONE clinical trial and currently do not anticipate any interruptions of clinical enrollment. However, we are continuing to assess the potential impact of the COVID-19 pandemic on our current and future business and operations, including our expenses and clinical trials, as well as on our industry and the healthcare system.
The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including expenses, clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national and international markets.

Components of our Results of Operations
Operating Expenses
Research and Development Expenses
Our operating expenses since Inception have consisted solely of research and development costs and general and administrative costs. Research and development expenses consist primarily of costs incurred for our research activities, including the development of our product candidates, which include:
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employee-related expenses, including salaries, related benefits, and stock-based compensation expense for employees engaged in research and development activities;

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external research and development expenses incurred in connection with the preclinical and clinical development of seribantumab, including expenses incurred under agreements with contract research organizations, and consultants;

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costs incurred with contract manufacturing organizations that manufacture drug products for use in our preclinical studies and clinical trials of seribantumab;

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fees paid to consultants for services directly related to our product development and regulatory efforts; and

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costs related to compliance with regulatory requirements related to conducting our clinical activity.

Research and development costs consist of salaries and benefits, including associated stock-based compensation, and fees paid to other entities that conduct certain research and development activities on our behalf. Research and development costs are expensed as incurred. We estimate preclinical study and clinical trial expenses based on the services performed pursuant to contracts with research institutions and contract research organizations, and clinical manufacturing organizations that conduct and manage preclinical studies and clinical trials on our behalf based on actual time and expenses incurred by them. Further, we accrue expenses related to clinical trials based on the level of patient activity according to the related agreement. We monitor patient enrollment levels and related activity to the extent reasonably possible and adjust estimates accordingly.
To date, all of our research and development expenses have been incurred to advance our lead product candidate, seribantumab. Research and development expenses for the period ended December 31, 2019 include a one-time non-refundable payment to the previous sponsor in connection with the closing of the asset purchase agreement for $3.5 million. We expect that significant additional spending will be required to progress seribantumab through the remainder of its clinical development, as well as advance any future product candidate through clinical development. These expenses will primarily consist of expenses for the administration of clinical studies as well as manufacturing costs for clinical material supply. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates.
The following table provides a breakout of our research and development expenses by major categories of expense:
	Inception Through December 31,	Year Ended December 31,	Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Seribantumab	$4,163	$12,387	$709	$3,327
Unallocated and other research and development expenses	1,026	1,844	656	259
Unallocated personnel costs (including stock based compensation)	149	1,245	123	548
Total research and development expenses	$5,338	$15,476	$1,488	$4,134

The successful development and commercialization of seribantumab or our other future product candidates is highly uncertain. The success of seribantumab, or any other future product candidate will depend on several factors, including the following:
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successful completion of preclinical studies and clinical trials, including our CRESTONE trial;

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acceptance of a biologic license application, or BLA, by the FDA, or other similar clinical trial applications from foreign regulatory authorities for seribantumab and our future clinical trials for our future product candidates;

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timely and successful enrollment of patients in, and completion of, clinical trials with favorable results;

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demonstration of safety, efficacy and acceptable risk-benefit profiles of our product candidates, including our lead product candidate, seribantumab, to the satisfaction of the FDA and foreign regulatory agencies;

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our ability, or that of our collaborators, to develop and obtain clearance or approval of companion diagnostics, on a timely basis, or at all;

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receipt and related terms of marketing approvals from applicable regulatory authorities, including the completion of any required post-marketing studies or trials;

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raising additional funds necessary to complete clinical development of and commercialize our lead product candidate;

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successfully identifying future acquisition, collaboration or in-license candidates to expand our product candidate pipeline;

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obtaining and maintaining patent, trade secret and other intellectual property protection and regulatory exclusivity for our product candidates, including our lead product candidate, seribantumab;

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making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our product candidates;

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developing and implementing marketing and reimbursement strategies;

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establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

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acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

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effectively competing with other therapies;

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obtaining and maintaining third-party payor coverage and adequate reimbursement;

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protecting and enforcing our rights in our intellectual property portfolio; and

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maintaining a continued acceptable safety profile of the products following approval.

Many of these factors are beyond our control, and it is possible that none of our product candidates, including our lead product candidate, seribantumab, will ever obtain regulatory approval even if we expend substantial time and resources seeking such approval. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business. For example, our business could be substantially harmed if results of our ongoing CRESTONE clinical trial of seribantumab vary adversely from our expectations.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and other related costs, including stock-based compensation, for personnel in our executive and administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees for accounting, auditing, tax and consulting services; and insurance costs.
We anticipate that our general and administrative expenses will increase in the future as we support our continued research activities and development of our product candidates. We also anticipate that our general and administrative expenses will increase as a result of increased payroll, expanded infrastructure and higher consulting, legal and tax-related services associated with maintaining compliance with stock exchange listing and SEC requirements, accounting and investor relations costs, and director and officer insurance premiums associated with being a public company. In addition, if we obtain regulatory approval for seribantumab, or any of our future product candidates, we expect to incur significant expenses related to building a sales and marketing team to support product sales, and marketing and distribution activities, to the extent that such activities are not supported by one or more third-party collaborators.
Results of Operations
Three months ended March 31, 2020 and 2021
The following table summarizes our results of operations for the three months ended March 31, 2020 and 2021:
	Three months ended March 31,
	2020	2021	Change
	(in thousands)
Operating expenses:
Research and development	$1,488	$4,134	$2,646
General and administrative	471	952	481
Total operating expenses	1,959	5,086	3,127
Loss from operations	(1,959)	(5,086)	(3,127)
Other income (expense), net	1	(5)	(6)
Net loss	$(1,958)	$(5,091)	$(3,133)

Research and Development Expenses
Research and development expenses were $1.5 million for the three months ended March 31, 2020, compared to $4.1 million for the three months ended March 31, 2021. The increase of $2.6 million was primarily due to a $1.3 million increase in costs related to manufacturing clinical supply of seribantumab for use in the CRESTONE clinical trial, a $1.1 million increase in clinical trial expenses associated with the CRESTONE clinical trial, and a $0.4 million increase in employee related costs, including stock-based compensation, partially offset by $0.2 million reduction in other consulting expenses.
General and Administrative Expenses
General and administrative expenses were $0.5 million for the three months ended March 31, 2020, compared to $1.0 million for the three months ended March 31, 2021. The increase of $0.5 million was primarily due to an increase of $0.2 million of professional fees and consulting, an increase of $0.1 million in personnel costs, including stock-based compensation, and an increase of $0.2 million in other expenses.

Results of operations
Inception through December 31, 2019 and year ended December 31, 2020
The following table summarizes our results of operations for the period from Inception to December 31, 2019 and for the year ended December 31, 2020:
	Inception through December 31, 2019	Year ended December 31, 2020	Change
	(in thousands)
Operating expenses:
Research and development	$5,338	$15,476	$10,138
General and administrative	544	1,800	1,256
Total operating expenses	5,882	17,276	11,394
Loss from operations	(5,882)	(17,276)	(11,394)
Other income, net	−	11	11
Net loss	$(5,882)	$(17,265)	$(11,383)

Research and Development Expenses
Research and development expenses were $5.3 million for the period ended December 31, 2019, compared to $15.5 million for the year ended December 31, 2020. Research and development expenses for the period ended December 31, 2019 includes a one-time non-refundable payment to the previous sponsor in connection with the closing of the asset purchase agreement for $3.5 million. The increase of $10.1 million was primarily due to (i) an $8.4 million increase in costs related to manufacturing clinical supply of seribantumab for use in the CRESTONE clinical trial, (ii) a $3.3 million increase in clinical trial expenses associated with the CRESTONE clinical trial that commenced in 2019, (iii) a $1.1 million increase in employee related costs, including stock-based compensation, resulting from an increase to our research and development headcount, and (iv) $0.8 million of other consulting expenses. These increases were partially offset by the one-time up-front payment of $3.5 million made to the previous sponsor and recognized as expense during the period ended December 31, 2019.
General and Administrative Expenses
General and administrative expenses were $0.5 million for the period ended December 31, 2019, compared to $1.8 million for the year ended December 31, 2020. The increase of $1.3 million was primarily due to an increase of $0.8 million of professional fees, $0.3 million of personnel costs, including stock-based compensation, and $0.2 million of other expenses.
Liquidity and Going Concern
Since Inception, we have not generated any revenue from product sales or any other sources and have incurred significant operating losses. We have not yet commercialized any products and we do not expect to generate revenue from sales of any product candidates for several years, if ever. To date, we have financed our operations through private placements of convertible preferred stock. Through March 31, 2021, we have received gross proceeds of $97.4 million from sales of our convertible preferred stock. We are subject to a number of risks, including the need for substantial additional capital for clinical research and product development. Based upon our $69.9 million in existing cash and cash equivalents as of March 31, 2021, we do not have sufficient existing cash and cash equivalents to support operations for at least one year following the date that the financial statements are issued. We believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements into the second quarter of 2023.
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.
Cash Flows
The following table summarizes our sources and uses of cash for each of the periods presented:
	Inception Through	Year Ended	Three months ended March 31,
	December 31, 2019	December 31, 2020	2020	2021
	(in thousands)
Statement of cash flows data:
Cash used in operating activities	$(5,450)	$(12,298)	$(1,593)	$(9,477)
Cash used in investing activities	—	(71)	—	—
Cash provided by (used in) financing activities	7,190	90,029	25,183	(11)
Net increase (decrease) in cash and cash equivalents	$1,740	$77,660	$23,590	$(9,488)

Operating Activities
During the three months ended March 31, 2020, cash used in operating activities was $1.6 million, which consisted primarily of our net loss of $2.0 million, partially offset by $0.4 million of cash provided by changes in our operating assets and liabilities. During the three months ended March 31, 2021, cash used in operating activities was $9.5 million, which consisted primarily of our net loss of $5.1 million and $4.4 million of cash used in changes in our operating assets and liabilities. Net cash used in changes in our operating assets and liabilities consisted primarily of a decrease in accounts payable due to the timing of payments related to research and development costs.
During the year ended December 31, 2020, cash used in operating activities was $12.3 million, which consisted primarily of our net loss of $17.3 million, partially offset by $4.9 million of cash provided by changes in our operating assets and liabilities. Net cash provided by changes in our operating assets and liabilities of $4.9 million during the year ended December 31, 2020, consisted of an increase of $6.2 million in accounts payable and accrued expenses, partially offset by an increase of $1.3 million of prepaid expenses and other assets. The increase in accounts payable and accrued expenses was largely due to the timing of payments related to research and development costs.
During the period ended December 31, 2019, cash used in operating activities was $5.5 million, which consisted primarily of our net loss of $5.9 million, partially offset by $0.4 million of cash provided by changes in our operating assets and liabilities. Net cash provided by changes in our operating assets and liabilities of $0.4 million during the period ended December 31, 2019, consisted of an increase of $0.6 million in accounts payable and accrued expenses, partially offset by an increase of $0.2 million of prepaid expense and other assets. The increase in accounts payable and accrued expenses was largely due to the timing of payments related to research and development costs.
Investing Activities
During the three months ended March 31, 2020 and 2021, there was no cash used in or provided by investing activities.
During the year ended December 31, 2020, cash used in investing activities was $0.1 million, and consisted of purchases of property and equipment.
During the period ended December 31, 2019, there was no cash used in or provided by investing activities.

Financing Activities
During the three months ended March 31, 2020, cash provided by financing activities was $25.2 million, which consisted of net proceeds from the sale and issuance of our Series A convertible preferred stock. During the three months ended March 31, 2021, cash used in financing activities consisted of issuance costs related to the sale and issuance of for our Series B convertible preferred stock during the year ended December 31, 2020 that were paid in the year ending December 31, 2021.
During the year ended December 31, 2020 cash provided by financing activities was $90.0 million, which consisted primarily of net proceeds of $90.0 million from the sale and issuance of our Series A and Series B convertible preferred stock.
During the period ended December 31, 2019, cash provided by financing activities was $7.2 million, which consisted of net proceeds from the sale and issuance of our Series A convertible preferred stock.
Funding Requirements
We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and clinical trials for seribantumab, and seek to develop or acquire additional product candidates. In addition, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. The timing and amount of our operating expenditures will depend largely on:
•
the timing and progress of preclinical and clinical development activities;

•
successful enrollment in and completion of clinical trials, including CRESTONE;

•
the timing and outcome of regulatory review of our product candidates;

•
the cost to develop companion diagnostics as needed for each of our product candidates;

•
our ability to establish agreements with third-party manufacturers for clinical supply for our clinical trials and, if any of our product candidates are approved, commercial manufacturing;

•
addition and retention of key research and development personnel;

•
our efforts to enhance operational, financial and information management systems, and hire additional personnel, including personnel to support development of our product candidates;

•
the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we obtain marketing approval;

•
the legal patent costs involved in prosecuting patent applications and enforcing patent claims and other intellectual property claims; and

•
the terms and timing of any collaboration, license or other arrangement, including the terms and timing of any milestone payments thereunder.

Based upon our cash and cash equivalent balance as of March 31, 2021 of $69.9 million, we do not have sufficient existing cash and cash equivalents to support operations for at least the next year following the date that these financial statements are issued. We believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements into the second quarter of 2023. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. In its report on our financial statements for the year ended December 31, 2020, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations since Inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. See “Risk Factors — Risks Related to Our Financial Position and Need for Additional Capital — Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.”

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Contractual Obligations and Commitments
We enter into contracts in the normal course of business with various third parties for clinical trials, preclinical research studies and testing, manufacturing and other services and products for operating purposes. These contracts do not contain any minimum purchase commitments and provide for termination upon notice. Payments due upon cancellation consist only of payments for services provided and expenses incurred up to the date of cancellation.
In May 2019, we entered into an asset purchase agreement with the previous sponsor, pursuant to which we acquired all rights and interest to patents, know-how, and inventory for assets related to seribantumab. If we are successful in developing and commercializing seribantumab, we may be obligated to pay the previous sponsor up to $54.5 million in development, regulatory and sales milestone payments pursuant to the terms of the asset purchase agreement. Additionally, in conjunction with the asset purchase agreement with the previous sponsor, we assumed the rights and obligations under certain collaboration and license agreements which may require the payment of milestones and/or royalties on future sales of seribantumab. We are currently unable to estimate the timing or likelihood of achieving these milestones or generating future product sales. See “Business — Asset purchase, licensing and collaboration agreements” for additional information about these license agreements, including with respect to potential payments thereunder.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of our financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in the notes to our financial statements appearing at the end of this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Research and Development Costs and Accruals
Research and development costs consist of salaries and benefits, including associated stock-based compensation, and fees paid to other entities that conduct certain research and development activities on our behalf. Research and development costs are expensed as incurred. We estimate preclinical study and clinical trial expenses based on the services performed pursuant to contracts with research institutions and contract research organizations, and clinical manufacturing organizations that conduct and manage preclinical studies and clinical trials on our behalf based on actual time and expenses incurred by them. Further, we accrue expenses related to clinical trials based on the level of patient activity according to the related agreement. We monitor patient enrollment levels and related activity to the extent reasonably possible and adjusts estimates accordingly.
We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the services have been performed or when the goods have been received rather than when the payment is made.
Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.
Stock-Based Compensation Expense
We measure stock-based compensation expense at the accounting measurement date based on the fair value of the award and recognize the expense on a straight-line basis over the requisite service period of the award, which is typically the vesting period. Compensation expense is measured using the fair value of the award at the grant date and is adjusted to reflect actual forfeitures as they occur.
We estimate the fair value of stock options using the Black-Scholes option pricing model that takes into account the fair value of our common stock, the exercise price, the expected term of the option, the expected volatility of our common stock, expected dividends on our common stock, and the risk-free interest rate over the expected life of the option.
Expected term — We use the simplified method described in the Securities and Exchange Commission Staff Accounting Bulletin Topic 14.D.2 to calculate the expected term as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees.
Expected volatility — We are a private company and lack company-specific historical and implied volatility information. Therefore, we estimate expected volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price.
Risk-free interest rate — The risk-free rate assumption is based on the U.S. Treasury yield curves whose terms are consistent with the expected term of the stock options.
Expected dividend — We have not issued any dividends and do not expect to issue dividends over the life of the options. As a result, we have estimated the dividend yield to be zero.
We classify stock-based compensation expense in our statement of operations in the same manner in which the award recipient’s payroll costs or service payments are classified.
Determination of the Fair Value of Common Stock
As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant. In order to determine the fair value of our common stock, our board of directors considered, among other things, the prices at which we sold convertible preferred stock and valuations of our common stock prepared by an unrelated third-party valuation firm, with input from management, in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held-Company Equity Securities Issued as Compensation.

Given the absence of a public trading market for our common stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock, including (1) our stage of development and our business strategy; (2) the progress of our research and development programs; (3) the illiquid nature of our common stock; (4) the prices at which we sold convertible preferred stock and the superior rights and preferences of the convertible preferred stock relative to our common stock at the time of each grant; (5) external market conditions affecting the biotechnology industry, and trends within the biotechnology industry; (6) our financial position, including cash on hand, and our historical and forecasted performance and operating results; (7) the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a sale of our company in light of prevailing market conditions; and (8) the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.
In valuing our common stock, our third-party valuations of our common stock utilize an option pricing method, or OPM, with input from management. The OPM is based upon the concept that the securities of a firm’s capital structure can be thought of as call options on the value of a firm. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict and thus creates highly speculative forecasts. The valuations considered the implied total equity value of our company based on the price professional investors paid for preferred securities with consideration of the rights and preferences of each class of preferred security relative to common securities. A critical input into this analysis included management’s estimates related to the form and timing of various exit scenarios.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.
Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.
Options Granted
The following table sets forth by grant date the number of shares subject to options granted from the date of our first option grant on September 17, 2019, the per share exercise price of the options, the fair value of common stock on each grant date, and the per share estimated fair value of the options:
Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options	Fair value of common stock per share on date of option grant
September 17, 2019 – June 16, 2020	824,539	$0.43	$0.43
December 30, 2020	983,853	$1.36	$1.36
March 3, 2021	39,663	$1.36	$1.36
May 7, 2021	602,618	$3.09	$3.09
In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or an EGC, can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for new or revised accounting standards during the period in which we remain an emerging growth company; however, we may adopt certain new or revised accounting standards early.
We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,”

with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.
We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.
Recently Issued and Adopted Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures about Market Risks
All of our cash and money market funds are held with a single financial institution. Due to our size, we believe this financial institution represents a minimal credit risk. Our money market funds are invested in high grade U.S. Treasuries with maturities of 90 days or less. As a result, we believe our money market fund represents a minimal credit risk.

Business
Overview
We are a precision oncology company focused on the development of targeted therapeutics for the treatment of cancer in genomically-defined patient populations. Our vision is to elevate precision medicine to the forefront of every cancer treatment journey, as we believe that each patient living with cancer deserves the opportunity to benefit from a genomically-driven treatment decision. We utilize our deep expertise in developing drugs for rare, genomically-defined patient populations and strategic collaborations with our diagnostic collaborators to work towards a future where each tumor’s unique genomic test result can be matched with a purpose-built precision medicine.
We are focused on identifying oncogenic drivers that are known to be predominantly mutually exclusive with other driver alterations and pursuing innovations and efficiencies in the conduct of clinical trials that we believe may enable development of targeted therapeutics against those oncogenic drivers.
Our lead program is focused on NRG1 fusions, which are rare genomic alterations that have recently been identified as oncogenic driver alterations and that we believe have the potential to be therapeutically actionable through targeted HER3 inhibition. We have designed and initiated our potentially registration-enabling Phase 2 CRESTONE trial to investigate the safety and efficacy of seribantumab, an anti-HER3 monoclonal antibody, in advanced solid tumors harboring an NRG1 fusion. We are conducting this trial in a tumor-agnostic fashion, such that any patient with a solid tumor that harbors an NRG1 fusion, regardless of the tissue of origin, may be eligible. If the CRESTONE trial meets its primary endpoint, and subject to continued discussions with the FDA, we anticipate submitting a BLA under an accelerated approval pathway for the treatment of patients with solid tumors harboring an NRG1 fusion. Even if the CRESTONE trial meets its primary endpoint, there can be no assurance that the FDA or other regulators will find such data sufficient to support a BLA submission or that additional trials will not be required. We expect data from the pre-planned interim analysis of CRESTONE in late 2021 or early 2022 and topline data from the full trial accrual in the first half of 2023.
Our Approach
Our collaborations with diagnostic leaders, academic researchers and community oncologists allow us to uncover genomic alterations that we believe are clear oncogenic drivers and potentially amenable to therapeutic inhibition. In contrast, genomic alterations that are overexpressed or amplified in tumors may be more common and they are also more likely to co-exist with other known genomic alterations. These are generally considered “passenger” alterations. We focus on genomic driver alterations that may be rare but are predominantly mutually exclusive with other known driver alterations. When such targets are found, they are likely to be the sole driver of the tumor’s growth and proliferation, making them a possible target for inhibition.
Subsequent to identifying compelling and actionable targets, we selectively in-license, acquire or discover assets that we believe have potential for a genomically-defined patient population. Through this flexible approach, we highlight the importance of matching the right drug with the right target, and the opportunity to leverage existing chemical matter for drug development in a rigorously selected patient population. In particular, we believe that by focusing our development on targeting predominantly mutually exclusive driver alterations in tumors that have no known competing oncogenic drivers, we may improve the potential for product candidates to achieve clinical benefit for patients as a monotherapy.
We aim to drive operational success by implementing process innovations that we believe may enable us to efficiently advance product candidates through clinical development in genomically-defined patient populations. Given these populations are often relatively rare, we have built an innovative model that recognizes the importance and impact of each individual patient. Where appropriate, we also employ innovations in trial design that, contingent upon continued discussion with the FDA, may support a potential registration through an accelerated approval pathway. For example, we believe rare, genomic driver alterations are good candidates for a tumor-agnostic development approach based on the growing recognition that tumors may be categorized by the actionability of their unique genomic signatures instead of by their tissue of origin. By enabling parallel investigation across a wide range of tumor types, we intend to rapidly enroll patients and generate a dataset in support of a potential accelerated approval registrational filing. We believe proactive implementation and advancement of processes designed specifically with rare, genomically-defined tumors in mind are needed to enable efficient development of therapies for all patient populations living with cancer, even down to the 0.1%.
Our Lead Program: NRG1 Fusions
Our lead program is focused on patients with advanced solid tumors harboring an NRG1 fusion. NRG1 fusions are oncogenic driver events that have been identified in over ten solid tumor types to date and occur in approximately 0.2% of all cancers, or approximately 3,200 new cases per year, in the United States. Importantly, NRG1 fusions are predominantly found to be mutually exclusive with other known driver alterations. There are no approved therapies specifically for the treatment of patients with tumors harboring an NRG1 fusion and the prognosis for these patients is poor.
NRG1 is the primary activating ligand of HER3. NRG1 fusions lead to the ligand-dependent activation of HER3 and the subsequent homo or heterodimerization of HER3 with HER2 or other ERBB family members, which results in activation of the PI3K/AKT and MAPK downstream signaling pathways, both of which are well-characterized drivers of cell proliferation and survival. We believe that direct inhibition of the NRG1 activation of HER3 with a monoclonal antibody approach may drive improved responses for these patients given its direct role in sustaining proliferation and survival of tumors harboring an NRG1 fusion.
We specifically selected and acquired seribantumab, an anti-HER3 monoclonal antibody, as a Phase 2 ready asset with existing clinical supply and data from over 800 patients with advanced solid tumors dosed across twelve prior Phase 1 and 2 trials. The majority of adverse events observed with seribantumab monotherapy were transient and mild to moderate in severity with no dose-limiting toxicity observed at the highest dose level. There was one SAE considered possibly related to seribantumab in the trial, a Grade 4 confusional state at the lowest dose level tested. An MTD of seribantumab monotherapy was not defined in the prior Phase 1 dose-escalation study.
We conducted targeted preclinical studies in NRG1 fusion PDX mouse models across multiple tissue types, where we demonstrated that seribantumab inhibits ligand-dependent activation of HER3 by NRG1 fusions, HER3 dimerization with HER2, and phosphorylation of all ERBB family members as well as downstream signaling pathway members. This inhibition resulted in robust reductions of growth for NRG1 fusion driven tumors at escalating doses of seribantumab. Importantly, these models identified a wide active dose range in mice that may correspond to clinically-achievable doses in humans.
Our preclinical characterization of seribantumab, coupled with its observed side effect profile in clinical trials to date, supports our belief that seribantumab has the potential to generate robust and durable responses for patients with tumors harboring an NRG1 fusion.
In July 2020, we initiated our Phase 2 CRESTONE trial following a Type C meeting with the FDA as the first clinical trial of seribantumab in patients with solid tumors driven by an NRG1 fusion. We have designed CRESTONE as a tumor-agnostic trial with the potential for registration through an accelerated approval pathway, subject to continued discussions with the FDA.
We have proactively included multiple design elements in the CRESTONE trial that we believe may optimize for efficient conduct and detection of clinical activity in the ITT population, in support of a potential registrational submission. These trial design elements include:
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Allowance for enrollment screening based on local CLIA-certified testing for an NRG1 fusion to avoid delays in treatment.

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Requirement of an additional central confirmatory test for an NRG1 fusion by RNA-based NGS to accurately enroll the appropriate patients in the ITT population that will be used for statistical analysis of the primary endpoint.

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Proactive patient stratification to account for known factors that may confound the final statistical analysis, such as prior anti-ERBB therapy, presence of an NRG1 fusion that lacks an EGF-like domain, or co-expression of other known oncogenic drivers; these patients may be enrolled into exploratory cohorts and are not included in the ITT population.

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Central review of radiographic scans from the ITT population to reduce the variability in determination of the primary endpoint.

We are employing an innovative model as part of the conduct of our Phase 2 CRESTONE trial to address key risks in the development of therapies for genomically-defined patient populations while enhancing enrollment and trial conduct in a capital efficient manner. In addition to enrollment from our core sites at major academic and community medical centers, we have partnered with diagnostic providers such as Ashion Analytics (now Exact Sciences), NeoGenomics, and Strata Oncology that allow access to data generated using DNA- and RNA-based NGS assays for the presence of an NRG1 fusion. We have also partnered with diagnostic providers such as Caris Life Sciences and Tempus, and health networks like The US Oncology Network (through their Selected Trials for Accelerate Rollout program), giving us access to pre-qualified sites that can be quickly activated following the identification of a patient harboring an NRG1 fusion that meets trial entry criteria for CRESTONE. This innovative model grants us access to approximately 400 potential clinical trial sites to support enrollment into the CRESTONE trial.
We believe that the design and conduct of the CRESTONE trial has the possibility to produce results that may provide support for us to seek accelerated approval of seribantumab for patients with advanced solid tumors harboring an NRG1 fusion, subject to discussions with the FDA. Any accelerated marketing approval is subject to continued discussions with the FDA, and agreement on post-approval confirmatory trials to confirm an anticipated clinical benefit. Even if we seek an accelerated approval pathway, this may not lead to faster development, regulatory review, or approval. The accelerated approval pathway does not increase the likelihood that seribantumab will receive marketing approval.
We believe any future programs that we pursue will directly benefit from the innovative model we have established for efficient development in rare, genomically-defined cancers. As new potential targets emerge, we are committed to prioritizing the science first and believe that every oncogenic driver alteration deserves an actionable therapeutic — no matter how rare the population.
Our team and investors
Our approach is powered by an accomplished senior management team led by our Founder and Chief Executive Officer, Shawn Leland, PharmD, RPh, with a career in medical affairs and business development at Eli Lilly, ARIAD Pharmaceuticals, Argos Therapeutics and Verastem Oncology. Our Board of Directors is led by Steve Elms, Managing Partner at Aisling Capital, co-founder and Chair of Elevation Oncology, and previous Chair of the Board of Directors at LOXO Oncology, Inc. Together, our senior management team and Board of Directors combine extensive experience in the development of precision oncology therapeutics with recent experience in designing and operationalizing innovative development programs in rare, genomically-defined patient populations.
Our Scientific Advisory Board is chaired by Lori Kunkel, M.D., former Chief Medical Officer and Board Member of LOXO Oncology Inc., and includes academic researchers and industry experts at the forefront of identifying emergent and actionable genomic driver alterations. Many of our advisors also lead clinical units at renowned precision medicine cancer centers and are actively involved in our program selection and clinical development.
We are backed by a sophisticated group of investors that are highly experienced in precision oncology including Aisling Capital, Qiming Venture Partners USA, Vertex Ventures HC, Cormorant Asset Management, venBio Partners, BVF Partners and other top tier investors.
Our commitment
While each driver alteration may individually be rare, we believe that our combined efforts as part of a vibrant precision medicine community may enable a future where every patient’s cancer genomic test results in an actionable option for a precision treatment. To achieve our vision for the future, we actively advocate for and participate in industry-wide initiatives to improve access, awareness, and clarity around precision medicines for rare, genomically-defined cancers.
This begins with advocating for the wide availability of genomic testing. To maximize testing sensitivity, we also work towards awareness of the importance of applying the appropriate diagnostic testing method for each actionable driver alteration. We collaborate with academic institutions, patient advocacy groups, medical education providers and associations and diagnostic companies to advocate for broad genomic testing of tumors, at all lines of therapy, to comprehensively identify all actionable genomic driver alterations present at each treatment decision timepoint. We recognize that continued adoption of broad genomic profiling is critical for identifying new targets, refining our understanding of genomic driver alterations, and ensuring that genomic testing is both time and cost-effective for patients. Finally, we advocate for industry-wide initiatives that remove the burden of responsibility from the patient to educate themselves, and move towards presenting a clear, united message that prioritizes patient benefit and well-being.
We believe that our focused drug development efforts combined with our active role in the broader precision medicine community contributes to a future where precision medicine can be elevated to the forefront of every cancer treatment journey.
Our strategy
Our goal is to translate advances in genomic testing and novel scientific insights related to oncogenic driver alterations into the development of targeted therapeutics for the treatment of patients with cancer. Key elements of our strategy include:
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Prioritize oncogenic drivers that are predominantly mutually exclusive oncogenic alterations to maximize the probability of clinical success. We focus on true oncogenic driver events that are most often “mutually exclusive” within a tumor, meaning that co-expression with other known driver alterations is not observed. Our ability to identify and specifically target a mutually exclusive oncogenic driver alteration increases the likelihood of developing a therapy that achieves a clinical benefit for patients as a monotherapy. This approach has been successful in the development of multiple approved therapies targeting gene fusions, including for example larotrectinib and entrectinib for NTRK gene fusions, erdafitinib and pemigatinib for FGFR gene fusions and mutations, imatinib, dasatinib and others for BCR-ABL gene fusions, crizotinib, lorlatinib, alectinib, ceritinib and brigatinib for ALK translocations, and pralsetinib and selpercatinib for RET fusions, among others. Our lead program focuses on NRG1 gene fusions in solid tumors, which are known to be rare oncogenic drivers found to be predominantly mutually exclusive with other known oncogenic driver events.

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Rapidly advance our lead product candidate seribantumab, an anti-HER3 monoclonal antibody, through late-stage clinical development for solid tumors harboring NRG1 gene fusions. The identification of NRG1 fusions in over ten solid tumor types may enable a tumor-agnostic development approach. There is a significant unmet need for an effective therapy for solid tumors driven by an NRG1 fusion: outcomes for cancers harboring NRG1 fusions have been poor, there are no agents specifically approved for patients with tumors harboring an NRG1 fusion and the current treatments that are used do not result in meaningful responses for patients with tumors harboring an NRG1 fusion. We believe that seribantumab’s mechanism of action and broad therapeutic window should translate into robust and durable responses at a dosing regimen optimized for the NRG1 fusion patient population. In July 2020, we initiated the Phase 2 CRESTONE trial at sites across the United States to assess the safety, tolerability, and anti-tumor activity of seribantumab in patients with tumors harboring an NRG1 fusion. We are conducting the CRESTONE trial with the intent to seek regulatory approval through the accelerated approval pathway, pending continued discussions with the FDA. We anticipate enrolling at least 55 patients with tumors that harbor a centrally confirmed NRG1 gene fusion. As of May 11, 2021, the planned safety run-in has been fully enrolled and two patients have been subsequently enrolled in Cohort 1 who may be eligible for inclusion in the ITT population following central confirmation of an NRG1 fusion by RNA-based NGS. We expect data from the pre-planned interim analysis on the first 20 patients from the ITT population within Cohort 1 from the CRESTONE trial in late 2021 or early 2022 and topline data from the full trial accrual of at least 55 patients from the ITT population within Cohort 1 in the first half of 2023.
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Expand our pipeline of drug candidates targeted against oncogenic driver alterations through strategic collaborations and/or external development. We intend to continue to expand our pipeline by leveraging our partnerships with NGS diagnostic providers, as well as our own internal expertise and capabilities, to potentially accelerate the identification of additional actionable oncogenic targets. We then expect to in-license, acquire or discover assets with potential against those identified oncogenic driver targets. We are focused on developing therapeutics that target specific genomic alterations that are unique drivers of cancer and are suitable for therapeutic intervention, with an agnostic view on the mechanism of action, therapeutic modality or stage of development. Through our collaboration with Caris Life Sciences, we continually assess oncogenic fusions and driver mutations identified through Caris’s screening capabilities to identify potential targets. Caris and we can then elect to initiate a novel drug discovery program for those targets, or evaluate existing therapeutics for potential in-licensing or product acquisition, while retaining exclusive access to all targets selected by the parties.

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Collaborate with diagnostic providers and NGS centers of excellence to identify patients with rare, genomically-defined cancers, starting with solid tumors harboring an NRG1 fusion. We have entered into multiple partnerships to date, including with Ashion Analytics (now Exact Sciences), Caris Life Sciences, NeoGenomics, Strata Oncology, Tempus and The US Oncology Network, to access patients identified through ongoing use of their diagnostic testing in their network who may be eligible for our Phase 2 CRESTONE trial. We strategically selected each partner for their ability to identify NRG1 gene fusions with high sensitivity, particularly through the use of RNA-based next generation sequencing. Through these collaborations, we are able to expand identification of patients with tumors harboring an NRG1 fusion who may be eligible for enrollment in our Phase 2 CRESTONE trial, beyond those patients who may be identified through our traditional core clinical trial sites.

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Design and implement an innovative operational model tailored to the efficient development and potential regulatory approval of precision therapeutics for rare, genomically-defined cancers, beginning with the investigation of seribantumab for any solid tumor driven by an NRG1 fusion. We have designed our business model around genomically-defined cancers with smaller trial size requirements and the potential for accelerated approval. Rather than follow the traditional drug discovery path, we have focused on external development to identify potential assets that we can acquire at attractive economic terms and that will enable us to move efficiently through clinical development. We acquired seribantumab in July 2019 as a Phase 2 ready asset, enabling us to move rapidly into the potentially registration-enabling Phase 2 CRESTONE trial for patients with tumors harboring an NRG1 fusion within 12 months of our formation. We have also employed innovative models to enhance traditional patient enrollment into our Phase 2 CRESTONE trial with opportunity for enrollment not only at core sites, but also through referrals through our diagnostic partnerships, and a “just-in-time” site initiation model. The just-in-time model grants us access to approximately 400 sites through our partners Caris Life Sciences, Tempus and The US Oncology Network that can be activated in approximately 14 days or less following the identification of a patient with a tumor harboring an NRG1 fusion who may meet the enrollment criteria for CRESTONE. This enables us to reduce overhead costs for the trial and increase the availability of eligible patients, addressing two key risks in the development of therapies for a rare, genomically-defined patient population.

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Evaluate strategic opportunities to potentially accelerate development timelines and enhance the commercial potential of our product candidates globally. We intend to build an integrated biopharmaceutical company focused on precision oncology with a broad portfolio of targeted therapies. We currently retain full global development and commercialization rights for seribantumab. We plan to commercialize our product candidates in key markets, either alone or with strategic partners, as well as invest in shaping the genomic testing landscape in order to maximize the worldwide commercial potential of our programs.

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Actively advocate for and participate in industry-wide initiatives to improve access, awareness and clarity around precision medicines for rare, genomically-defined cancers. We envision a future where every patient with cancer has the option of a precision therapy matched to their tumor’s unique genomic driver. This begins with ensuring the wide availability of genomic testing that is able to identify the increasing number of biomarkers that can be paired with an investigational clinical trial or a commercially available targeted therapy. We aim to increase awareness on the importance of applying the appropriate diagnostic testing method for each actionable driver alteration. We collaborate with academic institutions, patient advocacy groups, medical education providers and associations, diagnostic companies, and community oncology practices to advocate for broad genomic testing of tumors, at all lines of therapy, and regardless of the stage of cancer. By comprehensively identifying all actionable genomic driver alterations present at each treatment decision timepoint, patients may dynamically benefit from the prognostic and therapeutically-predictive value of diagnostic tests as both their tumor and the treatment landscape evolve. Finally, we advocate for industry-wide initiatives that remove the burden of responsibility from the patient to educate themselves, and move towards presenting a clear, united message that prioritizes patient benefit and well-being.
Background
The rise of precision cancer therapeutics
Cancer is a heterogeneous group of diseases caused by alterations in cells that give rise to abnormal cell growth and proliferation. Many cancer therapeutics rely on the rapid growth dynamics of cancer cells to elicit a therapeutic effect; notably, most chemotherapeutics inhibit the replication of all cells in the body, but act preferentially to destroy cancer cells as they proliferate faster than non-cancer cells, resulting in significant toxicity. By contrast, targeted therapies are designed to interfere with, or target, the specific pathways within a cancer cell that contribute to the growth and survival of a tumor.
Cancer has also historically been diagnosed, classified and treated based in large part on a tumor’s organ site or tissue of origin, thus giving rise to therapeutics for lung cancer, breast cancer or other tissue-based designations. With advances in genomic testing there has been a widespread recognition that cancers may be defined by their unique genomic signatures, instead of tissue of origin, due to shared genomic alterations irrespective of their location in the body. This understanding has both been a result of, and driven by, an increased use of genomic sequencing to better understand the driving factors of each individual cancer. Over the last several years, the ability to conduct genomic profiling of an individual patient’s tumor has become more readily accessible and affordable. Our collective understanding of the genomic makeup of tumors has facilitated the development of precision therapeutics designed to specifically inhibit the underlying causes of tumor growth and proliferation.
With its supplemental approval by the FDA in 2017 for patients with unresectable or metastatic, microsatellite instability-high (MSI-H) or mismatch repair deficient (dMMR) solid tumors, pembrolizumab, or Keytruda, was the first targeted therapy approved for a solid tumor based on a molecular profile, regardless of the tumor’s site of origin, and was approved by the FDA in 2020 for patients with any tumor mutational burden-high solid tumors. In 2018, larotrectinib, or Vitrakvi, was approved by the FDA for neurotrophic tropomyosin receptor kinase, or NTRK, driven cancers, making it the first targeted therapy to be specifically developed and approved to treat a specific genomic alteration in a tissue agnostic fashion. In 2019, entrectinib, or Rozlytrek, was approved by the FDA for any adult or pediatric NTRK driven cancers. We believe that these approvals, and drugs that have been subsequently approved in a similar manner, represent a paradigm shift in the development of targeted therapies. Cancer is increasingly being characterized by the underlying genomic drivers of disease, rather than in a tissue-specific manner.
There are multiple methods available to characterize the genomic composition of tumors. These include techniques such as immunohistochemistry, or IHC, fluorescence in situ hybridization, or FISH, reverse transcriptase polymerase chain reaction, or RT-PCR, and next generation sequencing of DNA or RNA. Each of these testing methodologies has its own advantages and disadvantages. For instance, RNA-based NGS may be more sensitive than DNA-based NGS for detecting gene fusions with large intronic regions and variable fusion partners. Conversely, point mutations can be viably detected with DNA-based NGS, given the comparably short regions of DNA that are impacted. As the number of actionable biomarkers increases, it is important to consider the most appropriate diagnostic testing method or methods that should be applied to comprehensively identify all actionable driver alterations present in a tumor.
The precision oncology movement strives to improve patient outcomes by identifying the underlying oncogenic driver of each tumor through genomic testing, and matching it to a purpose-built targeted therapeutic. With each genomic test, we gain a better understanding as an industry of those genomic alterations that drive tumor growth, and therefore should be considered for viability as therapeutic targets. By precisely matching a therapeutic to a tumor’s genomic driver of disease, the hope is to achieve a deeper and more durable response with fewer off-target side effects for every cancer — no matter how rare.
Genomic alterations fall on a spectrum of oncogenic potential
Cancer arises through a process whereby cells acquire a series of alterations that eventually precipitate unrestrained cell growth and division. The changes that accumulate in a cancer cell may encompass many distinct classes of genomic alterations, including:
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overexpression or amplification of individual genes;

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specific point mutations in a single gene; and

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chromosomal translocations or fusions of genetic material.

These genomic alterations can be further characterized as driver or passenger alterations which fall on a spectrum of oncogenic potential (Figure 1). Oncogenic driver alterations confer growth and survival advantages to the cancer cells that may lead to oncogenesis and continued growth of a tumor. Passenger mutations, also known as bystander mutations, are those that arise within the cancer cell but are not the primary or underlying cause of oncogenesis and/or continued growth of a tumor.
Advances in genomic testing, including increases in the specificity and sensitivity of testing methods, have enabled improved identification of a wider range of genomic alterations. In particular, advancements in and wider availability of RNA-based NGS whole transcriptome sequencing has improved our ability to identify novel gene fusions. These “chimeric” genes arise from the re-combination of portions of two normally unrelated genes and are transcribed into corresponding fusion proteins which may retain functionalities related to either or both component proteins. If a tumor suppressor gene or oncogene is involved, the resulting fusion proteins frequently lead to unregulated cell growth and proliferation and are often the primary cause of tumor growth.

While gene fusions are generally rare, they have high oncogenic potential. Most importantly, they can appear in tumors as oncogenic drivers, predominantly mutually exclusive with any other known genomic driver alteration. Accordingly, these fusions represent important genomic alterations to identify and subsequently target with a precision therapy.
Figure 1. Oncogenic spectrum of genomic alterations.
Different categories of genomic alterations may differ in prevalence, likely role in tumorigenesis, and probability of success as an actionable therapeutic target. Multiple recent FDA approvals of targeted therapies against less common events such as specific genetic mutations or larger structural variants suggests that targeting these oncogenic driver events may increase the potential for therapeutic success.
The importance of targeting driver alterations
The importance of identifying and targeting genomic alterations that are drivers of disease is exemplified by the development of MET and FGFR inhibitors.
The MET and FGFR genes were first implicated in tumorigenesis in the 1980s and 1990s. Subsequent to these discoveries, MET and FGFR inhibitors were widely developed in tumors with MET or FGFR amplification or overexpression, but these early trials did not produce efficacy of levels that supported approval in these patient populations.
With the advent of next generation sequencing and the identification of genomic alterations with greater oncogenic potential, this quickly changed. In the early to mid 2000s, descriptions of an exon 14 skipping mutation in the MET gene began emerging in literature, followed by increasing reports of specific FGFR mutations and gene fusions beginning in the early 2010s.
By 2019, less than a decade after the first FGFR fusion was identified in 2012, Balversa (erdafitinib) became the first approved FGFR inhibitor, indicated for advanced bladder cancer with susceptible FGFR3 or FGFR2 genetic alterations. Accelerated approval contingent on a successful confirmatory trial was granted based upon a clinical trial of 87 patients, where treatment with erdafitinib demonstrated an objective response rate, or ORR, of 32.2% and median duration of response of 5.4 months.
A year later in 2020, Tabrecta (capmatinib) became the first approved MET inhibitor, indicated specifically for non-small cell lung cancer, or NSCLC, with a MET exon 14 skipping mutation. These approvals demonstrate the importance of patient selection and targeted therapy development driven by the identification of genomic driver alterations with higher oncogenic potential, such as specific mutations and gene fusions.

Regulatory precedent for approval of drugs targeting gene fusions
As of December 31, 2020, over a dozen therapies have been approved for tumors driven by various gene fusions (Figure 2), solidifying the importance of this class of genomic alterations in oncology.
Figure 2. FDA drug approvals in gene fusion-positive tumors (2001 — 2020).
The identification of the BCR-ABL gene fusion as a genomic alteration in chronic myelogenous leukemia, or CML, led to the 2001 FDA approval of imatinib, the first targeted therapy for an oncogenic gene fusion. After a decade of research in hematologic malignancies, the ALK inhibitor, crizotinib, became the first approved targeted therapy for a gene fusion in a solid tumor in 2011. As of 2020, over a dozen different targeted therapies have been approved for hematologic and solid tumors driven by various gene fusions.
In 20 years of active research and development, significant progress has been made not only in the sophistication of inhibitor design for gene fusions, but also in the genomic testing technologies available for identification of gene fusions. As a result, we are now able to uncover new gene fusions that are likely to be driver alterations, design therapies to target them and identify the patients that are most likely to benefit more quickly and efficiently than ever. Clinical trials can now be designed and efficiently enrolled for these specific, genomically-defined patient populations. By matching the right patient with the right therapeutic, we are now improving the low probability of technical success historically associated with oncology clinical trials. The result is a compelling string of advancements in targeted therapies.
In our view, robust identification of true genomic driver alterations is critical to the development of therapeutics that may lead to better patient outcomes. We believe that the future of cancer treatment will be defined by the ability to first fully characterize a patient’s tumor and to then match each identified genomic driver alteration with a purpose-built precision therapeutic.
Our Approach
We envision a future in which each tumor’s unique genomic test result can be matched with a purpose-built precision medicine. We employ a capital-efficient approach to identify true, druggable oncogenic driver alterations, and to acquire and develop drugs that specifically target them. We believe our approach may allow us to efficiently advance product candidates through clinical development in rare, genomically-defined patient populations.
Target Identification
We focus on identification of genetic alterations that are predominantly mutually exclusive oncogenic drivers. We have established industry-wide partnerships with NGS companies to enable the identification of actionable targets. We also collaborate with academic and clinical researchers, diagnostic leaders, and community oncology practices to evaluate emerging genomic research for potential targets.
Therapeutic Candidate Selection
Following target identification, we select attractive assets in a capital-efficient manner through a targeted search for the appropriate chemical matter to address the identified target. We start by assessing existing compounds based on their mechanistic properties, observed or predicted risk:benefit profile, chemical and manufacturing properties, intellectual property, and other parameters on a case-by-case basis. We then in-license, acquire, or when there is not suitable existing chemical matter, may embark upon a drug discovery campaign with collaborators to create an appropriate candidate for future drug development. These processes allow us to select the asset that we believe may have the highest probability of technical success for the treatment of patients with genomically-defined cancers.
Optimized Clinical Trial and Regulatory Execution
We aim to drive operational success by implementing process innovations that we believe may enable us to efficiently advance product candidates through clinical development in genomically-defined patient populations. Given these populations are often relatively rare, we have built an innovative clinical enrollment model that recognizes the importance and impact of each individual patient. We also seek to employ expedited regulatory strategies such as Breakthrough Therapy Designation, Fast Track Designation, Priority Review, Accelerated Approval, and other collaborative mechanisms with the FDA and regulatory agencies outside the United States to optimize clinical development where applicable. We utilize our robust network of strategic partnerships to enhance patient enrollment through real-time identification and referral of genomically-defined patient populations into clinical studies. Patients can be enrolled through identification at, or active referral to, core trial sites at academic medical institutions, and new trial sites can be rapidly activated through a process of “just-in-time” site initiation through a network of specialized community oncology centers. We have executed multiple strategic collaborations to support just-in-time site initiation to date. For example, through collaborations with Caris Life Sciences, Tempus, and The US Oncology Network we currently have access to approximately 400 clinical trial sites in support of our Phase 2 CRESTONE trial.
Our Lead Program
Seribantumab for solid tumors harboring an NRG1 fusion
Our lead program is focused on the identification of NRG1 gene fusions as an emergent genomic alteration that is predominantly mutually exclusive with other known driver alterations, the hallmark of a true oncogenic driver. Following our focused approach described above:
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We confirmed that NRG1 fusions are likely to be a clinically actionable biomarker and identified HER3 inhibition with a monoclonal antibody as a selective targeted therapeutic approach for tumors driven by an NRG1 fusion.

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The anti-HER3 monoclonal antibody seribantumab was specifically chosen as a therapeutic candidate with the potential to selectively target tumors harboring an NRG1 fusion and support an efficient development pathway as a Phase 2 ready asset.

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We have designed the Phase 2 CRESTONE trial with “just-in-time” site initiation and early review of response signals, which we believe addresses inefficiencies of clinical development within rare, genomically-defined patient populations, and potentially enables submission of a BLA pursuant to an accelerated approval pathway.

Target Identification:
NRG1 fusions and HER3 inhibition
HER3 (ERBB3) and the ERBB family
The ERBB family of proteins contains four members including epidermal growth factor receptor (EGFR; ERBB1; HER1), ERBB2 (HER2), ERBB3 (HER3), and ERBB4 (HER4). While EGFR, HER2, and HER4 are tyrosine kinases, HER3 is a pseudo-kinase meaning that HER3 does not have meaningful catalytic activity of its own.

When HER3 is activated by its ligand, NRG1, it is able to undergo an obligate pairing through homo- or heterodimerization with HER2 or other ERBB family members. The formation of these HER3-HER2 dimers and other ERBB family complexes leads to the downstream activation of PI3K/AKT as well as MAPK, key pathways that regulate cell growth and proliferation.
Alterations that disrupt signaling of ERBB and downstream signaling pathways through PI3K/AKT and MAPK are often identified in tumors.
Tumorigenesis driven by NRG1 fusions
NRG1 gene fusions are rare genomic alterations that arise when portions of the NRG1 gene are combined with portions of a second gene, known as its fusion partner. NRG1 gene fusions are transcribed by a cell into NRG1 fusion proteins. As long as the NRG1 portion of the fusion protein retains its active component, known as the EGF-like domain, the fusion protein can act like a normal NRG1 protein, and can induce signaling through the HER3 receptor. Based on current literature, it appears that nearly all NRG1 fusions contain the genomic region that encodes the EGF-like domain of the protein and therefore are able to bind to HER3 and activate downstream signaling pathways.
Production of the healthy NRG1 protein is normally tightly regulated by a cell to prevent uncontrolled cell growth and proliferation. Cells may not be able to regulate the aberrant NRG1 fusion proteins in the same way, and their production may lead to over-activation of HER3 and downstream PI3K/AKT and MAPK pathways leading to tumor growth and proliferation (Figure 3).
Figure 3. NRG1 fusions drive tumor growth & proliferation through HER3.
[Left] The NRG1 gene encodes the NRG1 protein, which is a ligand for HER3. Ligand-induced activation of HER3 by NRG1 enables preferential dimerization with HER2 and activation of downstream PI3K/AKT and MAPK signaling pathways. Production of the NRG1 protein is tightly regulated by the cell to avoid overactivation of downstream pathways. [Right] Portions of the NRG1 gene may be aberrantly combined with portions of an unrelated gene, resulting in an NRG1 gene fusion. The resulting NRG1 fusion proteins may still act as ligands for HER3 if they retain an intact EGF-like domain. Cells may not be able to regulate production of NRG1 fusion proteins, leading to tumor growth and proliferation driven by overactivation of HER3 and downstream PI3K/AKT and MAPK pathways.

Characteristics of NRG1 fusions
NRG1 fusion proteins contain components of both the NRG1 protein and the protein described by its fusion partner. At least 50% of known NRG1 fusions contain CD74, ATP1B1, SDC4, or RBPM5 as the fusion partner. It is not known at this time if there are any prognostic or functional differences between NRG1 fusions with different partners.
Figure 4. NRG1 fusions exhibit a variety of fusion partners.
Pie chart showing the proportion and variety of fusion partners for NRG1 identified in a 2019 retrospective analysis by Jonna et al. of 21,858 tumor specimens from unique patients across more than 25 solid tumor types. The specific NRG1 fusion partners identified were variable within and across tumor types.
Importantly, when NRG1 fusions are found in a tumor, other known oncogenic drivers such as KRAS, EGFR, ALK, ROS1, and RET mutations are typically absent. Because of this, NRG1 fusions are considered oncogenic driver alterations given they are predominantly mutually exclusive when detected in patients with cancer. As a mutually exclusive oncogenic driver, we believe a targeted monotherapy approach has a strong potential to treat tumors that harbor an NRG1 fusion.
Incidence of NRG1 fusions
NRG1 fusions have been identified in more than ten unique solid tumor types to date in the published literature (Figure 5), and we expect that the reported number of tumor types harboring an NRG1 fusion will grow as research continues to advance.
To our knowledge, the most comprehensive assessment of the incidence rate of NRG1 fusions was published in 2019 by Jonna et al. in Clinical Cancer Research with an analysis of 21,858 samples and updated at the 2020 annual meeting of the American Society of Clinical Oncology, or ASCO, based on an updated analysis of 44,570 tumor samples. Based on the observed incidence rate of approximately 0.2% and the estimated number of new cancer cases in the United States in 2020 reported in Cancer Facts and Figures 2020 by the American Cancer Society, we estimate the incidence of new patients with tumors harboring an NRG1 fusion in the United States is approximately 3,200 per year.
Figure 5. NRG1 fusions have been identified in over 10 solid tumor types.
In a 2019 retrospective analysis of 21,858 tumor specimens from unique patients by Jonna et al., the incidence of NRG1 fusions was approximately 0.2% (41/21,858). An updated analysis in 2020 included 44,570 tumor specimens with the incidence of NRG1 fusions remaining at approximately 0.2% (82/44,570). In these studies, NRG1 fusions were identified across over 10 solid tumor types at similar rates within each organ system of origin (range 0.1 — 0.5%). Separate reports in the published literature suggest that the prevalence of NRG1 fusions may be enriched in specific tumor subtypes; prevalence in IMA, a subtype of NSCLC, has been reported to be up to 27-31%; prevalence in pancreatic ductal adenocarcinoma, a subtype of pancreatic cancer, has been reported to be up to 6%.
NRG1 fusions have been reported to be more prevalent in certain subtypes of cancer, including a rare form of NSCLC known as invasive mucinous adenocarcinoma, or IMA, where an NRG1 fusion may occur in 27-31% of cases, and in KRAS wild type pancreatic ductal adenocarcinoma, or PDAC, where an NRG1 fusion may occur in up to 6% of cases.
The wide range of tumor types in which an NRG1 fusion has been identified make it a strong candidate for a tumor-agnostic development strategy.
NRG1 fusions lead to a poor prognosis
There are currently no approved therapeutics specifically targeting tumors harboring an NRG1 fusion. Evidence available to date suggests that patients with tumors harboring an NRG1 fusion have a poor prognosis and limited response to currently available therapies. A research report published in Oncotarget in 2016 by Shin et al. presented an analysis of disease-free survival, or DFS, and overall survival, or OS, in patients with tumors harboring an NRG1 fusion (Figure 6). In all patients analyzed (n=59) the presence of an NRG1 fusion resulted in inferior OS and a trend towards shorter DFS, compared to those without NRG1 fusions. To remove the confounding factor of stage of disease, a sub analysis was done on patients with stage 1 disease (n=45) where patients with tumors harboring an NRG1 fusion showed significantly inferior OS and DFS as compared to those with tumors without an NRG1 fusion.
Figure 6. NRG1 fusions have been associated with significantly lower overall survival (OS) and disease-free survival (DFS)
Shin, et al., Journal of Clinical Oncology
In a 2016 retrospective analysis by Shin et al. of 59 patients with IMA, a subtype of NSCLC, 16 NRG1 fusions were identified. Samples were obtained following curative surgical resection, and no further treatment was characterized in the trial. [Left] Comparison of OS according to the presence of NRG1 fusions showed that patients harboring NRG1 fusions had significantly inferior OS than those without NRG1 fusions (P = 0.019; hazard ratio = 0.286; 95% confidence interval, .094 to .865). Patients harboring tumors with NRG1 fusions also showed a trend towards shorter DFS, compared with those without NRG1 fusions. [Right] To exclude the impact of stage on survival, the authors compared OS and DFS only in patients with stage 1 disease. Patients with NRG1 fusions showed significantly inferior OS and DFS compared to those without NRG1 fusions (P = 0.009 and 0.013).
A 2021 Journal of Clinical Oncology report by Drilon et al. reported an analysis from a global multicenter network of thoracic oncologists participating in an NRG1 fusion global registry trial, who identified 110 NSCLC patients with pathologically confirmed NRG1 fusions and evaluated their response to chemotherapy, immunotherapy, chemotherapy plus immunotherapy, or off-label use of afatinib. They reported that 0-20% of patients achieved an objective response to platinum-doublet-based chemotherapy (n = 15), taxane-based chemotherapy (n = 7), immunotherapy (n = 5), or chemotherapy plus an immunotherapy (n = 9), and only 25% of patients achieved an objective response to off-label afatinib (n = 20). In this retrospective trial, it was determined that treatment with afatinib resulted in a median progression-free survival, or PFS, of 2.8 months. Limited durability is likely attributed to the fact that HER3 is a pseudo-kinase, and therefore inhibition of HER3 is not amenable to targeting by small molecule tyrosine kinase inhibitors, such as afatinib, which inhibits EGFR, HER2, and HER4. Given afatinib does not inhibit HER3, only partial inhibition of downstream signaling (PI3K/AKT and MAPK) is observed, which allows tumor cells harboring an NRG1 fusion to continue to grow and proliferate.
The collective evidence from the published literature indicates a poor prognosis for patients with tumors harboring an NRG1 fusion with the currently available standard of care treatments. Based upon the unmet clinical need that exists for patients with solid tumors harboring an NRG1 fusion, and the regulatory precedents seen with prior precision oncology accelerated approvals, we believe that a therapeutic agent for these patients should demonstrate a greater than 20-30% ORR and a Duration of Response, or DOR, of greater than 5 months.
Evidence that targeting HER3 may be an optimal approach for treating tumors harboring an NRG1 fusions
There have been several clinical case reports published or presented on the potential of ERBB-family inhibition as a therapeutic intervention for patients with tumors harboring an NRG1 fusion. These include reports on the off-label use of afatinib as well as a few cases with monoclonal antibodies and small molecule inhibitors targeting ERBB family members. Clinical activity, including objective responses, have been reported with varying durations of response.
As reported by Drilon et al. in a 2018 report in Cancer Discovery (Figure 7), small molecule inhibition of EGFR, HER2 and HER4 with afatinib was not as effective as the use of HER3-targeted therapy. The administration of afatinib in an in vivo NRG1 fusion model of ovarian cancer (OV-10-0050) with a CLU-NRG1 fusion resulted in a mixed response to treatment. A potential reason for the limited effect of afatinib observed is that treatment with afatinib did not result in complete shutdown of downstream signaling through the PI3K/AKT pathway.
In contrast, the specific inhibition of HER3 by the anti-HER3 monoclonal antibody (GSK2849330) induced complete, or near-complete, regressions and a near-complete suppression of downstream signaling in the same model.
Figure 7. Comparison of activity suggests targeting HER3 with a mAb may be optimal for NRG1 fusions.
In a 2018 Cancer Discovery publication, Drilon et al. compared the activity of a pan-ERBB Tyrosine Kinase Inhibitor, or TKI, afatinib, to the activity of an anti-HER3 monoclonal antibody, GSK2849330, in a preclinical NRG1 fusion PDX model. The OV-10-0050 PDX model was derived from the tumor of an ovarian cancer patient containing a CLU-NRG1 fusion confirmed by RNA-based NGS. Female BALB/c nude mice were subcutaneously implanted with CLU-NRG1-rearranged tumors. Mice were treated with vehicle, afatinib, IgG control, or GSK2849330. Pharmacodynamic changes in tumor tissues were measured 4 hours after a single dose of treatment (n=3, each arm). [Left] Mice were treated with afatinib at 15 mg/kg daily for 28 days, resulting in a significant inhibition of tumor growth compared to the vehicle arm (n=6, each arm). Pharmacodynamic analysis showed low inhibition of phospho-HER3 with afatinib treatment relative to treatment with GSK2849330, and little to no change in phospho-AKT. [Right] The same PDX mouse model was treated with anti-ERBB3 monoclonal antibody, GSK2849330 at 25 mg/kg biweekly for 35 days, resulting in a dramatic response of complete tumor regression compared to vehicle- or IgG-treated controls (n=10, each arm). Pharmacodynamic analysis demonstrated near complete inhibition of phospho-HER3 and phospho-AKT relative to IgG control following treatment with GSK2849330. These results in aggregate suggest that targeting HER3 may be an optimal approach over targeting other members of the ERBB family for inhibiting growth of tumors with an NRG1 fusion.
Additionally described in the report, the only response observed in the Phase 1 clinical trial of GSK2849330 was in a patient with a NSCLC tumor harboring an NRG1 fusion who had been treated previously with several lines of systemic therapy (chemotherapy and immune therapy) with no response to any of these treatments. Targeted therapy with the anti-HER3 monoclonal antibody GSK2849330 resulted in a durable partial response of 19 months that exceeded the duration of disease control achieved on all prior systemic lines of therapy in aggregate (Figure 8).

Figure 8. Clinical Case Study: IMA patient with NRG1 fusion treated with HER3 mAb GSK2849330.
In a 2018 Cancer Discovery publication, Drilon et al. reported a case study on a never-smoker patient with advanced invasive mucinous adenocarcinoma (IMA). The patient was treated with four lines of systemic therapy (chemotherapy and immunotherapy) with no response to any of these treatments. The tumor was subsequently found to harbor an in-frame CD74-NRG1 fusion that includes the EGF-like extracellular domain which serves a binding site for HER3. Targeted therapy with GSK2849330, an anti-HER3 monoclonal therapeutic antibody, was initiated within a Phase 1 clinical trial. A durable (19 months) and confirmed partial response (RECIST version 1.1) was achieved, which exceeded the duration of disease control achieved on all four prior systemic therapy regimens, in aggregate.
This report concluded that EGFR, HER2 and HER4-directed therapy such as afatinib was not as effective as a HER3-directed therapy in tumors harboring an NRG1 fusion, that screening for NRG1 fusions should be performed and that the development of therapies targeting HER3 should evaluate dedicated cohorts of patients with NRG1 fusions.
Therapeutic Candidate Selection:
Seribantumab, an anti-HER3 monoclonal antibody
We acquired seribantumab (formerly MM-121) from the previous sponsor in July 2019 following robust evaluation of HER3 inhibitors and their potential for development specifically for patients with tumors harboring an NRG1 fusion.
Under the previous sponsor’s clinical development program, seribantumab has been studied in over 800 patients across twelve clinical trials as a monotherapy or in combination with other anti-cancer therapies and has been generally well-tolerated in clinical trials.
The clinical development program of seribantumab by the previous sponsor was focused on patients with overexpression or amplification of HER3 or NRG1, with limited anti-tumor efficacy. Importantly, patients with tumors harboring an NRG1 gene fusion were not specifically selected for inclusion in these studies. We believe that patients with tumors harboring an NRG1 fusion represent the most appropriate patient population to evaluate the potential of seribantumab and that our product candidate offers significant potential for efficacy in these patients.
We selected seribantumab for development in patients with tumors harboring an NRG1 fusion, in part due to the following key characteristics.
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Seribantumab’s unique mechanism of action inhibits ligand-dependent activation of HER3, and likely through the inhibition of ERBB dimerization, destabilizes the entire ERBB family of proteins.

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Previous clinical studies in over 800 patients demonstrated that seribantumab had been generally well-tolerated in clinical trials with mostly Grade 1/2 adverse events.

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We have determined the predicted active dose of seribantumab from preclinical models of tumors harboring an NRG1 fusion.

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Seribantumab has a favorable pharmacokinetic profile that we believe is well-suited to optimized schedules that may provide a biologically effective dose in patients with tumors harboring an NRG1 fusion.

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The manufacturing process for seribantumab has been shown to be commercially scalable.

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Risks for development in a rare, genomically-defined patient population have the potential to be addressed through the design of the Phase 2 CRESTONE trial of seribantumab.

Mechanism of action
Seribantumab is a fully human IgG2 monoclonal antibody that binds to HER3 and competes with the NRG1 fusion protein, preventing activation of the HER3 signaling cascade that is believed to sustain proliferation and survival of tumor cells harboring an NRG1 fusion.
Seribantumab binds to a unique epitope on HER3 that prevents the ligand-induced activation of HER3, as well as disrupts the ability of HER3 to dimerize with HER2, and to a lesser extent, the other ERBB family members EGFR and HER4. By inhibiting the dimerization of HER3 with other ERBB family members, seribantumab reduces the activation of these receptors in addition to the ligand-dependent activation of HER3, and subsequent activation of the downstream PI3K/AKT and MAPK signaling pathways (Figure 9).
Figure 9. Seribantumab mechanism of action (anti-HER3 mAb).
[Left] Seribantumab is a fully human IgG2 monoclonal anti-HER3 antibody. Seribantumab binds to a unique epitope on HER3 that prevents the ligand-induced activation of HER3, as well as disrupts the ability of HER3 to dimerize with HER2, and to a lesser extent, the other ERBB family members EGFR and HER4. [Right] NRG1 fusions may act as a ligand to HER3, allowing HER3 to dimerize to HER2 and other ERBB family members and subsequently over-activating the downstream PI3K/AKT and MAPK signaling pathways that are commonly implicated in tumor growth and proliferation. Seribantumab robustly inhibits HER3 and downstream signaling that can be over-activated by the presence of an NRG1 fusion.
Previous sponsor’s Phase 1 monotherapy trial NCT00734305 (safety and pharmacokinetics)
Seribantumab has been evaluated in over 800 patients across twelve previous Phase 1 and 2 studies, both as a monotherapy and in combination with various anticancer therapies in patients with advanced solid tumors. The initial monotherapy trial conducted by the previous sponsor was a Phase 1 open label, dose escalation trial in which six cohorts of patients were enrolled followed by an expansion cohort using a maximum loading dose of 40 mg/kg followed by weekly dosing at 20 mg/kg. Overall, a total of 43 patients were exposed to seribantumab in this initial safety and pharmacology trial.
All treatment-emergent adverse events, or TEAEs, observed in more than ten percent of patients in the dose-escalation and dose-expansion phases (Table 1, below), as well as all TEAEs observed in greater than ten percent of patients at the highest tested dose (Table 2, below) are shown below. The majority of adverse events observed in the monotherapy trial were transient and mild to moderate in severity. The most commonly reported adverse events were Grade 1 or 2 rash, nausea, diarrhea, and fatigue. Grade 1 hypomagnesemia was also observed. There was one SAE considered possibly related to seribantumab in the trial, a Grade 4 confusional state at the lowest dose level tested, 3.2 mg/kg. The event resolved after treatment discontinuation and no other DLTs were reported in this or other dose escalation cohorts in the phase 1 monotherapy study. An MTD was not determined in this trial.

Our preclinical characterization
We sponsored a series of preclinical studies to determine the in vitro and in vivo properties of seribantumab specifically in NRG1 fusion models, some of which were published by Odintsov et al. in Clinical Cancer Research in 2021. Experiments were conducted in NRG1 fusion models, including PDX mouse models. Key findings from our preclinical testing of seribantumab include:
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Inhibition of HER3 resulted in reduction of tumor growth in NRG1 fusion driven tumors.

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Seribantumab reduced tumor growth to a greater extent than both clinically-achievable and supra-clinical doses of afatinib in multiple NRG1 fusion models of cancer.

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Seribantumab inhibited ligand-dependent activation of HER3 and phosphorylation of all other ERBB family members.

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Seribantumab inhibited HER3 dimerization with HER2 due to the unique epitope on HER3 to which seribantumab binds.

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The active dose of seribantumab was determined and confirmed across multiple NRG1 fusion models.

This preclinical characterization was conducted in models of lung (LUAD-0061AS3), ovarian (OV-10-0050) and breast (MDA-MB-175-VII) cancer that harbor an NRG1 fusion, specifically an SLC3A2-NRG1 fusion, a CLU-NRG1 fusion and a DOC4-NRG1 fusion, respectively. Treatment with a single dose of seribantumab blocked ligand‑dependent activation of HER3 by NRG1 fusion proteins and subsequently reduced the phosphorylation and signaling of EGFR, HER2, HER3, and HER4. In addition, treatment with a single dose of seribantumab inhibited downstream PI3K/AKT signaling as evidenced by the reduction of AKT phosphorylation, and downstream MAPK signaling as evidenced by the reduction of ERK1/2 phosphorylation (Figure 10).
Treatment with seribantumab also reduced HER3 dimerization with HER2 in the MDA-MB-175-VII cell line (Figure 10, right).
Figure 10. Seribantumab inhibits signaling through HER3 and blocks HER3-HER2 dimerization.
[Left] Treatment of the LUAD0061AS3 cell line (which has an SLC3A2-NRG1 fusion) with seribantumab showed dose-dependent inhibition of HER3, HER2, EGFR, HER4, and AKT phosphorylation in vitro. [Middle] Treatment of a LUAD0061AS3 PDX model confirmed reduction of HER3 and HER2 phosphorylation as well as reduction of phosphorylation of downstream AKT and ERK following a single flat dose of seribantumab (0.6 mg, 0.75 mg or 1 mg) in vivo. Tumors were removed at 2-, 24-, or 168-hours post-drug administration, to determine impact on signaling activity over time. All doses of seribantumab resulted in reduced phosphorylation of HER2, HER3, AKT, and ERK1/2 by the 2h time point, with higher doses being more effective at the longer time points. However, at the 24h and 168h time points, reactivation of HER3, AKT and ERK1/2 protein phosphorylation was observed, despite consistent inhibition of HER2. Figures reproduced with permission from Clinical Cancer Research. [Right] MDA-MB-175-VII is a breast cancer model with a DOC4-NRG1 fusion. Immunoprecipitation (IP) of HER3 was followed by immunoblot (IB, Western blot) analysis for HER2 or HER3. In this NRG1 fusion containing cell line, HER3-HER2 dimers were detected under serum-depleted conditions. Treatment with NRG1-ß1 ligand did not increase HER3-HER2 association beyond basal levels, suggesting near-maximum association. Reduced levels of HER2 in the HER3 precipitate extracted following treatment with seribantumab suggests that seribantumab is able to block HER3-HER2 dimerization.
In addition to the inhibitory effects of seribantumab on the activation of ERBB signaling pathways, treatment with seribantumab robustly reduced tumor growth, and resulted in extended duration of response, as compared to clinically-achievable doses of afatinib in both the lung cancer and ovarian cancer PDX models.
In the lung cancer model, seribantumab was tested at doses of 0.6 mg twice a week (BIW), 0.75 mg BIW, and 1 mg BIW (Figure 11). The comparator arms consisted of vehicle control or afatinib at 5 mg/kg daily (QD). In addition, afatinib was tested at doses of 10 mg/kg QD and 15 mg/kg QD, which, based on the human equivalent dose, as determined by allometric scaling, are above the approved 40 mg/kg QD clinical dose of afatinib due to the narrow therapeutic index that is associated with afatinib treatment.
Seribantumab inhibited tumor growth and extended the duration of response for treated mice in a dose-dependent fashion as compared to either vehicle or afatinib at 5mg/kg QD.
Figure 11. Preclinical proof of concept (in vivo):
Seribantumab drives tumor regression in a lung SLC3A2-NRG1 fusion PDX model (LUAD-0061AS3).
The LUAD-0061AS3 PDX model was developed from a lung cancer specimen with an SLCA3A2/NRG1 fusion and was used to test repeat dosing of seribantumab in vivo. Notably, this specimen was derived from a patient who had progressed after prior standard therapy and progression on afatinib therapy. In this trial, PDX tumors (approximately 3 mm3) were implanted subcutaneously into the flanks of immunodeficient mice. Treatment was initiated when the tumors reached a volume of 150-200 mm3. Each treatment group consisted of 7 mice while 5 mice were used in the vehicle control group. Treatment started on day 14 of the experiment and consisted of vehicle (PBS), seribantumab (0.6, 0.75 or 1 mg per dose BIW, or afatinib (5, 10, or 15 mg/kg QD). A dose-related decline in tumor volume was observed across all doses of seribantumab, with the best response observed with the 1 mg/kg dose where maximal tumor regression was approximately 60%. Afatinib was not associated with tumor regression at 5 mg/kg; however tumor regression of approximately 30% was observed at a dose of 15 mg/kg, which is approximately 3-fold higher than the clinically achievable dose of 40 mg/day in humans.
In the ovarian cancer model, seribantumab was tested at doses of 1 mg BIW, 2.5 mg BIW, 5 mg BIW, and 10 mg BIW as compared to either vehicle control or afatinib at 5 mg/kg QD (Figure 12). This dosing schema was conducted to better understand the active dose range of seribantumab. In this model, seribantumab inhibited tumor growth and extended the duration of response for all treated mice as compared to vehicle or afatinib. All of the seribantumab-treated mice had complete or near-complete tumor regression.
Figure 12. Preclinical proof of concept (in vivo):
Seribantumab drives near-complete tumor regression in an ovarian CLU-NRG1 fusion PDX model (OV-10-0050).
The OV-10-0050 PDX model was developed from an ovarian cancer specimen with a CLU-NRG1 fusion.Seribantumab at doses of 2.5 mg, 5 mg, and 10 mg BIW were tested. Near complete and complete tumor regressions were observed across the entire dose range, with complete tumor regressions observed in nearly all animals at the highest dose level of 10 mg BIW. Afatinib dosed at 5 mg/kg QD did not induce tumor regressions.
Based on the collective results from these studies, we believe that the active dose of seribantumab necessary to reduce HER3 and downstream ERBB signaling, reduce the growth of tumors, and extend the duration of response ranges from approximately 1 mg BIW and up to at least 10 mg BIW in these preclinical cancer models driven by an NRG1 fusion. The inhibitory capability of seribantumab was evident in tumor types with different tissues of origin (lung and ovarian) and different NRG1 fusion partners (SLCA32-NRG1 and CLU-NRG1, respectively).
Based on our allometric scaling calculations, the observed active dose range of 1 mg — 10 mg BIW is approximately equivalent to a 260 mg — 2.6 g fixed dose in humans. This is well within the clinically-achievable range of doses established for seribantumab.
Optimized Clinical Trial and Regulatory Execution:
Phase 2 Tumor-Agnostic CRESTONE trial (NCT04383210)
We initiated the CRESTONE trial in July 2020 as an open-label, international, multi-center, tumor-agnostic Phase 2 trial in adult patients with recurrent, locally-advanced or metastatic solid tumors, which harbor an NRG1 gene fusion and have progressed after at least one prior line of standard therapy. This is the first clinical trial of seribantumab in a patient population that has tumors harboring an NRG1 fusion.
We expect to complete enrollment for our pre-planned interim analysis of Cohort 1 from the CRESTONE trial in the second half of 2021, expect data from this interim analysis in late 2021 or early 2022 and topline data from the full trial accrual in the first half of 2023. We believe that the design and conduct of CRESTONE, subject to discussions with the FDA, may support submission of a BLA for accelerated approval in advanced solid tumors harboring an NRG1 fusion.
The CRESTONE trial design and protocol have been reviewed in a Type C meeting held in December 2019 with the FDA and refined in follow up correspondence including submission of the CRESTONE protocol prior to the initiation of the trial. Subsequent discussions have included submission of amendments following the pre-planned safety run-in and dose schedule optimization period to establish an Optimized Dosing Regimen for the NRG1 fusion population. Following receipt of data from the pre-planned interim analysis, we expect to hold an additional Type C meeting with the FDA. Even if the CRESTONE trial meets its primary endpoint, there can be no assurance that the FDA or other regulators will find such data sufficient to support a BLA submission or that additional trials will not be required.
CRESTONE schema and cohort design
CRESTONE has been designed to specifically evaluate the safety and efficacy of seribantumab as a monotherapy treatment for patients whose solid tumor is uniquely driven by an NRG1 fusion (Figure 13).
A cohort design has been introduced to proactively control for innate biological variability in NRG1 fusions, such as impact of the expression of an intact EGF-like domain, as well as potential variability in response due to prior treatment with other inhibitors of the ERBB family. Cohort 1 is designated as the pivotal cohort and therefore has the most stringent eligibility criteria. Cohorts 2 and 3 are exploratory in nature, and not intended to contribute to the ITT population supporting a potential registration application.
All patient tumors will be tested for an NRG1 fusion based on local CLIA-certified or similarly accredited lab testing of tumor tissue prior to initiating further screening procedures. All patients must have received at least one prior line of standard therapy. After all screening procedures and determination of eligibility for trial treatment (including a local NRG1 fusion positive testing result) have been completed, eligible patients will be assigned to the appropriate cohort based upon prior treatment history and local NRG1 fusion testing results.
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Cohort 1 (Pivotal): At least 55 patients with a centrally confirmed NRG1 fusion who have not been previously treated with an EGFR, HER2 or HER3 directed therapy. Patients eligible for Cohort 1 must have a tumor with an NRG1 fusion with an intact EGF-like domain and no other known and actionable oncogenic driver alterations. All patients in the ITT population for the CRESTONE trial will be from Cohort 1.

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Cohort 2 (Exploratory): Up to ten patients with tumors harboring an NRG1 fusion with an intact EGF-like domain and no other known and actionable oncogenic driver alterations, and who are relapsed/refractory to prior EGFR, HER2 or HER3 directed therapy.

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Cohort 3 (Exploratory): Up to ten patients who have (i) tumors harboring an NRG1 fusion without an intact EGF-like domain, (ii) tumors with other NRG1 alterations, (iii) tumors with additional known alterations without standard treatment options, or (iv) insufficient tissue biopsies available for central confirmation of NRG1 fusion status.

Figure 13. CRESTONE trial schema.
CRESTONE is an open-label, international, multi-center, tumor-agnostic Phase 2 trial in adult patients with recurrent, locally-advanced or metastatic solid tumors, which harbor an NRG1 gene fusion and have progressed after at least one prior line of standard therapy. NRG1 fusion status for patient screening can be determined by a local CLIA or similarly accredited lab. Patients will be enrolled into one of three cohorts depending on prior treatments received and the presence or absence of an NRG1 fusion with intact EGF-like domain that is mutually exclusive with any other actionable molecular alteration. The trial is designed as a potentially registrational trial, contingent on continued discussions with the FDA, based on an ITT population of ~55 patients from Cohort 1 with a centrally confirmed NRG1 fusion using RNA-based next-generation sequencing, and treated with the optimized dosing regimen.
The primary endpoint of the CRESTONE trial is to determine the ORR by independent radiologic review according to RECIST 1.1. Tumor assessments will be measured and recorded by the local radiologist beginning at week 6. Independent central review of scans will be conducted for patients enrolled in Cohort 1.
Key secondary endpoints include DOR, PFS, OS, Clinical Benefit Rate (CBR; CR, PR, SD > 24 weeks), and the safety profile of seribantumab in patients with a tumor harboring an NRG1 fusion. Patients are expected to be treated until investigator-assessed progressive disease or unacceptable toxicity.
As of May 11, 2021, the planned safety run-in has been fully enrolled and two patients have been subsequently enrolled in Cohort 1 who may be eligible for inclusion in the ITT population following central confirmation of an NRG1 fusion by RNA-based NGS.
CRESTONE dose and schedule optimization
The Phase 1 monotherapy trial conducted by the previous sponsor in a non-selected population used a variable, weight-based approach to calculate the dose of seribantumab to be administered. Subsequent dose simulation studies confirmed similar exposure would be expected between the 40 mg/kg dose and a 3 g fixed-dose, as well as the 20 mg/kg and a 1.5 g fixed-dose, in average weight (70 kg) patients. Seribantumab is given as an intravenous infusion over 60 minutes, and the observed half-life of seribantumab is approximately 100 hours.
Given that NRG1 fusions are often found in more aggressive tumor types, it is important to achieve steady state of seribantumab as quickly as possible for disease control. In prior clinical studies of seribantumab conducted by the previous sponsor, it was determined that it takes three to four doses to achieve steady state. Therefore, the

CRESTONE trial was designed to initially optimize the dose and schedule of seribantumab along with showing that these doses and schedules are safe. A safety run-in and dose schedule optimization phase was conducted for the first 6-12 patients enrolled across all cohorts combined.
The dose and schedule optimization contains the following steps of increasing induction length:
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Induction 1:   3 grams on week one, followed by 2 grams weekly for three weeks. This is followed by consolidation of 3 grams every two weeks for six weeks, and maintenance of 3 grams every three weeks thereafter.

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Induction 2:   3 grams weekly for the first four weeks. This is followed by consolidation of 3 grams every two weeks for six weeks, and maintenance of 3 grams every three weeks thereafter.

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Induction 3:   3 grams weekly for the first twelve weeks. This is followed by maintenance of 3 grams every two weeks thereafter.

The target optimized dosing schedule for CRESTONE is 3 grams fixed dosing to full duration of therapy, until progression or intolerance.
We established a safety review committee, or SRC, to monitor trial conduct and to assess the safety and tolerability of seribantumab. In early 2021, the SRC convened to assess the initial dose and schedule regimens of seribantumab and determined that there were no dose limiting toxicities and that the trial could continue to optimize the schedule.
The SRC further provided an assessment of the safety run-in, which confirmed that all 12 patients received 100% of the intended seribantumab exposure without treatment interruption, the observed AEs are consistent with prior seribantumab clinical experience. An additional patient was treated in the safety run-in who experienced Grade 2 fatigue resulting in a dose reduction during the DLT evaluation period, meeting DLT criteria per study protocol. Subsequently, an SAE of Grade 3 vomiting assessed as possibly related to seribantumab was reported in the same patient with the DLT which resolved with treatment. The SRC reviewed available data from all 13 patients and concluded the criteria of no more than 1 DLT was met in both of the initial safety run-in induction cohorts, supporting advancement towards 3 grams weekly for full duration of therapy.
Key design components of CRESTONE
Several important design considerations have been built into the CRESTONE protocol that we believe may optimize for efficient conduct and a clean signal in the ITT population.
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A tumor-agnostic trial design maximizes opportunity for patient eligibility in this rare, genomically-defined population.

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To avoid introduction of delays in patient screening leading to delayed initiation of treatment in this aggressive disease, patient eligibility is based on readily accessible, local CLIA-certified testing including PCR, FISH, DNA or RNA-based NGS testing.

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To control for variability introduced by screening through local CLIA-certified testing, all patients in Cohort 1 will also have a central confirmatory test by RNA-based NGS to confirm the presence of an NRG1 fusion to help rule out any false-positive test results that may come from their prior local CLIA-certified testing. Only patients with a centrally confirmed NRG1 fusion are included in the ITT population for statistical analysis.

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Due to the currently limited understanding of clinical impact of prior exposure to anti-ERBB therapy, patients that have received prior anti-ERBB therapy are excluded from Cohort 1. These patients may be enrolled into Cohort 2.

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The current literature suggests that an NRG1 fusion must retain a functional EGF-like binding domain to enable ligand-dependent HER3 signaling. Therefore, patients with an NRG1 fusion that lacks an EGF-like domain are excluded from Cohort 1. These patients may instead be enrolled in Cohort 3.

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Patients with co-expression of other known oncogenic drivers are excluded from Cohort 1. We believe that seribantumab as a monotherapy has the greatest potential for positive clinical outcomes in tumors uniquely driven by an NRG1 fusion. Patients with co-expression of other known oncogenic drivers, where there is no suitable alternative therapy to target these oncogenic drivers, may instead be enrolled in Cohort 3.
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Because NRG1 fusions are often found in more aggressive tumor types, it is important to achieve steady state of seribantumab as quickly as possible for disease control. The design of CRESTONE includes a proactive safety run-in and dose optimization phase to ensure that all subsequent patients comprising the ITT population are receiving an optimal dose specific to the NRG1 fusion population.

Patient identification and clinical conduct in CRESTONE
We proactively addressed key challenges in identifying and enrolling patients into trials for rare genomically-defined tumors. We are employing multiple innovative models designed to ensure Good Clinical Practice and enhance enrollment of our Phase 2 CRESTONE trial through real-time nationwide identification of patients with tumors harboring an NRG1 fusion from our academic core sites and within our partner networks, in a capital efficient manner. Through these mechanisms, we are rapidly alerted when any patient with an NRG1 fusion is identified across major diagnostic networks and have access to approximately 400 potential clinical trial sites in total.
Currently, patients may be enrolled onto CRESTONE via three mechanisms:
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Enrollment at core sites: These clinical trial sites are located at major academic and community medical centers and are strategically selected due to their deep clinical trial experience and an existing ability to locally test for NRG1 fusions. These sites are activated on a permanent basis for the duration of the trial.

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Referral to core sites from diagnostic partner networks: We have partnered with diagnostic providers such as Ashion Analytics (now Exact Sciences), NeoGenomics and Strata Oncology and anticipate the potential to engage in additional partnerships in the future. These partnerships allow us access to diagnostic data generated using comprehensive DNA- and RNA-based NGS assays for the presence of an NRG1 fusion. When a patient with a tumor that has an NRG1 fusion is identified in their networks, we are alerted and put in touch with the treating physician to determine if the patient is eligible for CRESTONE with the treating physician being notified of the most proximal CRESTONE site.

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“Just-in-time” site initiation: Our partnerships with diagnostic providers such as Caris Life Sciences and Tempus, and health networks like The US Oncology Network (through their Selected Trials for Accelerate Rollout program), give us access to pre-qualified sites that can be quickly activated in approximately 14 days or less following the identification of a patient with a tumor harboring an NRG1 fusion that meets trial entry criteria and qualifies for CRESTONE. These sites are in addition to the core sites participating in CRESTONE.

We believe that recent advances in genomic testing, and subsequent increased adoption of RNA-based NGS, will result in improved identification of patients with tumors harboring an NRG1 fusion. In addition to academic and community-based medical centers that are routinely conducting testing, there are multiple commercial diagnostic companies that include NRG1 fusions on their CLIA-certified testing panels. Some examples of these companies are: Ashion Analytics (now Exact Sciences), Caris, Illumina, Invitae (ArcherDx), NeoGenomics, Strata Oncology, Tempus and ThermoFisher, among others. In addition, Foundation Medicine can detect gene fusions potentially indicative of an NRG1 fusion through the identification of common NRG1 fusion partners, such as CD74. We anticipate partnering with a diagnostic provider to develop a companion diagnostic for seribantumab use in patients with tumors harboring an NRG1 fusion. This may be done in parallel to the CRESTONE trial or as a post-marketing commitment following a potential accelerated approval contingent upon continued discussion with the FDA.
We believe that the number of genomic tests that are conducted across tumor types, and the number of companies that include NRG1 fusions on their test panels, will continue to increase over time.
Manufacturing
We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacturing of our product candidates for clinical testing, as well as for commercial manufacturing if any of our product candidates obtain marketing approval. We also rely, and expect to continue to rely, on third parties to package, label, store and distribute our investigational product candidates, as well as our commercial products if marketing approval is obtained. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the development of our product candidates.
We are currently party to a manufacturing agreement with Samsung Biologics Co., Ltd., or Samsung, for the manufacturing of seribantumab drug substance and the performance of associated quality related services. We do not currently have arrangements in place for redundant supply, but options for redundant or replacement supply are under active evaluation. Seribantumab is currently being manufactured at a scale appropriate for clinical trials and has previously been manufactured at a scale suitable for commercialization. To the extent we approach commercialization for seribantumab or any other product candidates, we expect that we would identify and qualify additional manufacturers to provide the drug substance and fill finish services as a part of such commercialization plans.
We generally expect to rely on third parties for the manufacturing of any companion diagnostics we may develop.
Competition
The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, the expertise of our team, and our development experience and scientific knowledge provide us with competitive advantages, we face increasing competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Product candidates that we successfully develop and commercialize may compete with existing therapies and new therapies that may become available in the future.
We compete directly with companies that focus on oncology and companies dedicating their resources to cancer therapies. With the proliferation of new drugs and therapies into oncology, we expect to face increasingly intense competition as new technologies become available and new therapeutic candidates are clinically developed or approved therapies are explored for new indications. Any candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.
Many of our competitors, either alone or with their collaborators, have significantly greater financial resources, established presence in the market, and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors.
The key competitive factors affecting the success of all of our therapeutic antibody candidates, if approved, are likely to be their efficacy, safety, dosing convenience, price, the effectiveness of companion diagnostics in guiding the use of related therapeutics, the level of generic competition and the availability of reimbursement from government and other third-party payors.
Our commercial potential could be reduced or eliminated if our competitors develop and commercialize products that are safer or more effective, have fewer or less severe side effects, and are more convenient or less expensive than products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we can, which could result in our competitors establishing a strong market position before we are able to enter the market or could otherwise make our development more complicated. We believe the key competitive factors affecting the success of all of our programs are likely to be efficacy, safety and patient convenience. Even if our antibody candidates achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then.
There are a number of biological and biotechnology companies that currently are pursuing the development of precision oncology therapies for patients with undrugged, genetically-defined cancers with high unmet need. In particular, we expect that our current lead product candidate, seribantumab, will compete against other ERBB or HER3 inhibitors that are in development for targeting tumors with an NRG1 fusion, including those of Merus N.V. (zenocutuzumab — MCLA-128), Rain Therapeutics, Inc. (tarloxotinib), Hummingbird Bioscience Ltd. (HMBD-001 — 10D1F), GamaMabs Pharma (9F7-F11), and AVEO Oncology (AV-203). We may face further competition from companies pursuing the development of product candidates that are ERBB or HER3 inhibitors not currently in defined clinical plans for targeting tumors with an NRG1 fusion, including ISU ABXIS, Daiichi Sankyo, Celldex, GlaxoSmithKline, Boehringer Ingelheim, or others. Development efforts and clinical results of these other future product candidates may be unsuccessful, which could result in a negative perception of HER3 inhibitors, for instance, and negatively impact the regulatory approval process of our lead product candidate, which could have a material and adverse effect on our business.
Asset purchase, licensing and collaboration agreements
Previous sponsor
In May 2019, we entered into an asset purchase agreement with the previous sponsor, pursuant to which we acquired the previous sponsor’s anti-HER3 antibody programs, or the Acquired Product Candidates, including seribantumab. Upon closing of the asset purchase agreement in July 2019, we paid the previous sponsor an upfront cash payment of $3.5 million. In addition to the foregoing payment, we may become obligated to pay the previous sponsor up to $54.5 million in additional potential development, regulatory approval and commercial-based milestone payments, consisting of:
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$3.0 million for achievement of the primary endpoint in the first registrational clinical trial of any Acquired Product Candidate;

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up to $16.5 million in total payments for the achievement of various regulatory approval and reimbursement-based milestones in the United States, Europe and Japan; and

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up to $35.0 million in total payments for achieving various cumulative worldwide net sales targets between $100.0 million and $300.0 million for the Acquired Product Candidates.

Dyax
Pursuant to the asset purchase agreement with the previous sponsor, and in connection with the closing of the asset purchase agreement, we (i) assumed all of the previous sponsor’s obligations and rights under the amended and restated collaboration agreement, or the Dyax collaboration agreement, between the previous sponsor and Dyax Corp., or Dyax, which was entered into in January 2007, including an exclusive, worldwide product license to clinically develop or commercialize seribantumab and (ii) agreed to be bound to the terms of a sublicense agreement between the previous sponsor and Dyax entered into in June 2008. Under the Dyax collaboration agreement, Dyax used its proprietary phage display technology to identify antibodies that bind to targets of interest to us as therapeutics or diagnostics. Seribantumab was identified through the Dyax collaboration agreement. In January 2016, Dyax was acquired by Shire plc, which was subsequently acquired by Takeda Pharmaceutical Company Limited in January 2019.
We may be required to make additional maximum aggregate development and regulatory milestone payments of up to approximately $9.3 million for seribantumab. In addition, Dyax is entitled to tiered mid single digit royalties based on net sales of seribantumab. Our obligation to pay royalties to Dyax continues on a country-by-country basis until the later of a specified number of years after the first commercial sale of seribantumab in such country and the expiration of the patent rights covering the product in such country. We are obligated to use commercially reasonable efforts to develop and commercialize the antibodies for which we obtain a commercial license.
This agreement will remain in effect, unless terminated earlier, for so long as we or any of our affiliates or sublicensees continue to develop or commercialize products that remain royalty-bearing under the agreement. Either party may terminate the agreement in the event of an uncured material breach by the other party. We also may terminate the agreement in its entirety or on a product-by-product basis at any time upon 90 days’ prior written notice.
Selexis
Pursuant to the asset purchase agreement with the previous sponsor, and in connection with the closing of the asset purchase agreement, we purchased from the previous sponsor all of the right, title and interest in and to the commercial license agreement between the previous sponsor and Selexis SA, or Selexis, for non-exclusive rights to technology for use in the manufacture of certain biologic products. Under this agreement, we are required to make aggregate milestone payments of up to €0.9 million, per licensed product, and pay royalties of less than one percent on net sales of product, which royalty payments expire in 2026. The obligation to pay royalties with respect to each product sold in a country continues until the expiration of the patent rights covering the product in such country. Either party may terminate the agreement in the event of an uncured material breach by the other party. We also have the right to terminate the agreement at any time upon 60 days’ prior written notice.
Caris Agreement
In June 2021, we entered into a collaboration agreement with Caris, or the Caris Agreement. Under the terms of the Caris Agreement, Caris will identify targets for the collaboration and provide those targets to Elevation at regular intervals for review and approval. Once a target is selected by the collaboration's joint steering committee, the collaboration will retain exclusive access to the selected targets.
The financial terms surrounding development and commercialization of each product candidate identified for the collaboration and included in the Caris Agreement vary based on the level of participation elected by each party in the development and commercialization efforts following identification of a target. There are no upfront or milestone payments or royalties due to either party under the collaboration. With respect to proceeds from any potential commercial transaction related to a product resulting from the collaboration, Caris will be entitled to a tiered initial percentage ranging from the mid-single digits to low teens based on the product candidate’s potential peak sales revenue with the remaining proceeds allocated based on each party’s pro rata share of expenses incurred in development of the product. In the case of an out-licensing transaction of an asset instead of a sale, Caris and we will split all consideration received in the transaction in a similar manner. The Caris Agreement provides flexibility for Caris and us to jointly develop and commercialize, or for either us or Caris to incur development and commercialization expenses. The ultimate percentage of proceeds payable to us and Caris will depend on the level of development and commercialization participation elected by each party.
We will own the intellectual property rights to the therapeutics developed under the collaboration, and Caris will own the intellectual property rights to the diagnostics developed under the collaboration.
Either party may terminate the Caris Agreement for uncured material breach by the other party or in the case of the other party’s insolvency. The term of the Caris Agreement is three years, automatically renewing for one-year terms. Either party may terminate the agreement at the end of a term by written notice to the other, subject to the continuation of exclusivity with respect to any target selected by the joint steering committee, so long as commercially reasonable efforts are used to discover, identify, develop and/or commercialize a therapeutic related to such target.
Intellectual property
We strive to protect the proprietary technologies that we believe are important to our business, including seeking and maintaining patent protection intended to cover the compositions of matter of our product candidate, its methods of use, and other inventions that are important to our business.

Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions, and know-how related to our business, to defend and enforce our patents, to preserve the confidentiality of our trade secrets, and to operate without infringing valid and enforceable patents and other proprietary rights of third parties. We also rely on know-how and continuing technological innovation to develop, strengthen, and maintain our proprietary position in the field of precision oncology.
Our wholly owned patent portfolio includes a patent family with claims directed to antibodies and related compositions covering seribantumab, as well as methods of treating cancer using such antibodies and compositions. The family contains three U.S. patents directed to seribantumab which expire in February 2028 and a fourth U.S. patent which expires in October 2029 (including 614 days of Patent Term Adjustment), subject to any disclaimers or extensions. The family also contains a pending U.S. application, which if issued, would expire in February 2028, subject to any disclaimers or extensions.
In addition, the above-discussed patent family includes granted patents in China, Europe, Hong Kong, Israel, and Japan with claims directed to compositions of matter covering seribantumab and related methods of therapy. These patents expire in February 2028, subject to any disclaimers or extensions.
Our patent portfolio further includes an additional early-stage, unpublished patent family specifically covering the use of seribantumab to treat patients harboring an NRG1 fusion according to our CRESTONE clinical trial dosing regimen. Any patents issuing from this family would expire in March 2042, subject to any disclaimers or extensions.
The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In the countries in which we file, the patent term is 20 years from the earliest non-provisional filing date, subject to any disclaimers or extensions. The term of a patent in the United States can be adjusted due to any failure of the United States Patent and Trademark Office following certain statutory and regulation deadlines for issuing a patent.
In the United States, the patent term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for a portion of the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the original expiration of the patent. The protection provided by a patent varies from country to country, and is dependent on the type of patent granted, the scope of the patent claims, and the legal remedies available in a given country. Additionally, we expect seribantumab to be subject to biological exclusivity in the United States for twelve years from BLA approval under the Biologics Price Competition and Innovation Act of 2009. See “Government Regulation and Product Approval — Biosimilars.”
It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property.
Governmental Regulation and Product Approval
Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.
FDA Approval Process
In the United States, biological products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Biological products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to regulation under the FDC Act, with the exception that the section of the FDC Act that governs the approval of drugs via NDAs does not apply to the approval of biologics. In contrast, biologics are approved for marketing under provisions of the Public Health Service Act, or PHSA, via a BLA. However, the application process and requirements for approval of BLAs are very similar to those for NDAs. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending BLAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.
Biological product development for a new product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.
Preclinical tests include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including Good Laboratory Practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as tests of reproductive toxicity and carcinogenicity in animals, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational drug or biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with Good Clinical Practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.
The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA regulations or presents an unacceptable risk to the clinical trial patients. Imposition of a clinical hold may be full or partial. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. The IRB will also monitor the clinical trial until completed. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.

Clinical trials to support BLAs for marketing approval are typically conducted in three sequential phases. In Phase 1, the initial introduction of the drug or biologic into patients, the product is tested to assess safety, dosage tolerance, metabolism, pharmacokinetics, pharmacological actions, side effects associated with drug exposure, and to obtain early evidence of a treatment effect if possible. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the biologic for a particular indication, determine optimal dose and regimen, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain additional information about clinical effects and confirm efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the biologic and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the safety and efficacy of the biologic. In rare instances, a single Phase 3 trial may be sufficient when either (1) the trial is a large, multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible or (2) the single trial is supported by other confirmatory evidence. Approval on the basis of a single trial may be subject to a requirement for additional post-approval studies.
These phases may overlap or be combined. For example, a Phase 1/2 clinical trial may contain both a dose-escalation stage and a dose-expansion stage, the latter of which may confirm tolerability at the recommended dose for expansion in future clinical trials (as in traditional Phase 1 clinical trials) and provide insight into the anti-tumor effects of the investigational therapy in selected subpopulation(s). Typically, during the development of oncology therapies, all subjects enrolled in Phase 1 clinical trials are disease-affected patients and, as a result, considerably more information on clinical activity may be collected during such trials than during Phase 1 clinical trials for non-oncology therapies.
In addition, the manufacturer of an investigational biologic in a Phase 2 or Phase 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access to such investigational drug or biologic.
After completion of the required clinical testing, a BLA is prepared and submitted to the FDA. FDA approval of the BLA is required before marketing and distribution of the product may begin in the United States. The BLA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting a BLA is substantial. The submission of most BLAs is additionally subject to a substantial application user fee. Under an approved BLA, the applicant is also subject to an annual program fee. These fees typically increase annually. A BLA for a drug that has been designated as an orphan drug is not subject to an application fee, unless the BLA includes an indication for other than a rare disease or condition. The FDA has 60 days from its receipt of a BLA to determine whether the application will be filed based on the FDA’s determination that it is adequately organized and sufficiently complete to permit substantive review. Once the submission is filed, the FDA begins an in-depth review. The FDA has agreed to certain performance goals to complete the review of BLAs. Most applications are classified as Standard Review products that are reviewed within ten months of the date the FDA files the BLA; applications classified as Priority Review are reviewed within six months of the date the FDA files the BLA. A BLA can be classified for Priority Review when the FDA determines the biologic has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority reviews may be extended by the FDA for three or more additional months to consider certain late-submitted information, or information intended to clarify information already provided in the BLA submission.
The FDA may also refer applications for novel biologic products, as well as biologic products that present difficult questions of safety or efficacy, to be reviewed by an advisory committee — typically a panel that includes clinicians, statisticians and other experts — for review, evaluation, and a recommendation as to whether the BLA should be approved. The FDA is not bound by the recommendation of an advisory committee, but generally follows such recommendations. Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the biologic product is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the BLA contains data that provide substantial evidence that the drug is safe and effective, or the biologic is safe, pure, potent, and effective, in the respective claimed indication.
After the FDA evaluates the BLA and completes any clinical and manufacturing site inspections, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the BLA submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing and distribution of the biologic with specific prescribing information for specific indications. As a condition of BLA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the biologic outweigh the potential risks to patients. A REMS can include medication guides, communication plans for healthcare professionals, and elements to assure a product’s safe use, or ETASU. An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring, and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.
Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved BLA, including changes in indications, product labeling, manufacturing processes or facilities, require submission and FDA approval of a new BLA, or supplement to an approved BLA, before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing original BLAs.
Fast Track Designation and Priority Review
FDA is required to facilitate the development, and expedite the review, of drugs or biologic products that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Fast track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. Any product submitted to FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review.
Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review.
Breakthrough Therapy Designation
FDA is also required to expedite the development and review of applications for approval of products that are intended to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new product candidate may request that FDA designate the product candidate for a specific indication as a breakthrough therapy concurrent with, or after, the submission of the IND for the product candidate. FDA must determine if the product candidate qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process, providing timely advice to the product sponsor regarding development and approval, involving more senior staff in the review process, assigning a cross-disciplinary project lead for the review team and taking other steps to design the clinical studies in an efficient manner.
Accelerated Approval
Accelerated approval may be granted for a product that is intended to treat a serious or life-threatening condition and that generally provides a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large studies to demonstrate a clinical or survival benefit. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in most cases, the FDA may require that the trial be designed, initiated, and/or fully enrolled prior to approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.
Orphan Drugs
Under the Orphan Drug Act, FDA may grant orphan drug designation to products intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product for this type of disease or condition will be recovered from sales of the product in the United States.
Orphan drug designation must be requested before submitting a BLA. After FDA grants orphan drug designation, the identity of the drug and its potential orphan use are disclosed publicly by FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
The first BLA applicant to receive FDA approval for a particular active moiety to treat a rare disease for which it has such designation is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Orphan drug exclusivity does not prevent FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Other benefits of orphan drug designation include tax credits for certain research and an exemption from the BLA application fee.
Disclosure of Clinical Trial Information
Sponsors of clinical trials of FDA-regulated products, including drugs and biologic products, are required to register and disclose certain clinical trial information on the website www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of a clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of clinical development programs as well as clinical trial design.
Pediatric Information
Under the Pediatric Research Equity Act, or PREA, BLAs, or supplements to BLAs must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the biological product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any biological product with orphan product designation except a product with a new active ingredient that is a molecularly targeted cancer product intended for the treatment of an adult cancer and directed at a molecular target determined by FDA to be substantially relevant to the growth or progression of a pediatric cancer that is subject to a BLA submitted on or after August 18, 2020.
The Best Pharmaceuticals for Children Act, or BPCA, provides a six-month extension of any non-patent exclusivity for a biologic if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new biologic in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.
Additional Controls for Biologics
To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend biologics licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases within the United States.
After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the lot manufacturing history and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before allowing the manufacturer to release the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. As with drugs, after approval of a BLA, biologics manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.
Post-Approval Requirements
Once a BLA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of biologics, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic safety summary reports is required following FDA approval of a BLA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, biological product manufacture, packaging, and labeling procedures must continue to conform to cGMPs after approval. Biologics manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects a biologic product’s manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with required regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.
Biosimilars
The Biologics Price Competition and Innovation Act of 2009, or BPCIA, creates an abbreviated approval pathway for biological products shown to be highly similar to or interchangeable with an FDA-licensed reference biological product. Biosimilarity sufficient to reference a prior FDA-approved product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity must be shown through analytical trials, animal trials, and a clinical trial or trials, unless the Secretary of Health and Human Services waives a required element. A biosimilar product may be deemed interchangeable with a previously approved product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. The first biosimilar was approved in 2015, and no interchangeable products have been approved under the BPCIA. Complexities associated with the larger, and often more complex, structures of biological products, as well as the process by which such products are manufactured, pose significant hurdles to biosimilar product implementation, which is still being evaluated by the FDA.
A reference biologic is granted 12 years of exclusivity from the time of first licensure, or BLA approval, of the reference product, and no application for a biosimilar can be submitted for four years from the date of licensure of the reference product. The first biologic product submitted under the biosimilar abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar, (ii) 18 months after the first interchangeable biosimilar is approved if there is no patent challenge, (iii) eighteen months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant, or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.
FDA Approval and Regulation of Companion Diagnostics
If safe and effective use of a product depends on an in vitro diagnostic, then the FDA generally will require approval or clearance of that diagnostic, known as a companion diagnostic, before or at the same time that the FDA approves the therapeutic product. In August 2014, the FDA issued final guidance clarifying the requirements that will apply to approval of therapeutic products and in vitro companion diagnostics. According to the guidance, if FDA determines that a companion diagnostic device is essential to the safe and effective use of a new therapeutic product or indication, FDA generally will not approve the therapeutic product or new therapeutic product indication if the companion diagnostic device is not approved or cleared for that indication.
Approval or clearance of the companion diagnostic device will ensure that the device has been adequately evaluated and has adequate performance characteristics in the intended population. The review of in vitro companion diagnostics in conjunction with the review of our products will, therefore, likely involve coordination of review by CDER and the FDA’s Office of In Vitro Diagnostics and Radiological Health. We anticipate partnering with a diagnostic provider to develop a companion diagnostic for seribantumab use in patients with tumors harboring an NRG1 fusion. This may be done in parallel to the CRESTONE trial or as a post-marketing commitment following a potential regulatory approval.
Under the FDC Act, in vitro diagnostics, including companion diagnostics, are regulated as medical devices. In the United States, the FDC Act and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption applies, diagnostic tests require marketing clearance or approval from the FDA prior to commercial distribution. The two primary types of FDA marketing authorization applicable to a medical device are premarket notification, also called 510(k) clearance, and premarket approval, or PMA approval. The vast majority of companion diagnostics require PMA approval.
The PMA process, including the gathering of clinical and preclinical data and the submission to and review by the FDA, can take several years or longer. It involves a rigorous premarket review during which the applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing and labeling. PMA applications are subject to an application fee. In addition, PMAs for certain devices must generally include the results from extensive preclinical and adequate and well-controlled clinical trials to establish the safety and effectiveness of the device for each indication for which FDA approval is sought. In particular, for a diagnostic, a PMA application typically requires data regarding analytical and clinical validation studies. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with the Quality System Regulation, or QSR, which imposes elaborate testing, control, documentation and other quality assurance requirements.
PMA approval is not guaranteed, and the FDA may ultimately respond to a PMA submission with a not approvable determination based on deficiencies in the application and require additional clinical trial or other data that may be expensive and time-consuming to generate and that can substantially delay approval. If the FDA’s evaluation of the PMA application is favorable, the FDA typically issues an approvable letter requiring the applicant’s agreement to specific conditions, such as changes in labeling, or specific additional information, such as submission of final labeling, in order to secure final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and then the data submitted in an amendment to the PMA. If the FDA concludes that the applicable criteria have been met, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the applicant. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution. Once granted, PMA approval may be withdrawn by the FDA if compliance with post approval requirements, conditions of approval or other regulatory standards are not maintained, or problems are identified following initial marketing.
After a device is placed on the market, it remains subject to significant regulatory requirements. Medical devices may be marketed only for the uses and indications for which they are cleared or approved. Device manufacturers must also register their establishments and list their devices with the FDA. A medical device manufacturer’s manufacturing processes and those of its suppliers are required to comply with the applicable portions of the QSR, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of medical devices. Domestic and foreign facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. The FDA also may inspect foreign facilities that export products into the United States.

Other Healthcare Laws
In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain general business and marketing practices in the pharmaceutical industry. These laws include anti-kickback, false claims, transparency and health information privacy laws and other healthcare laws and regulations.
The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. The Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act, or the ACA, amended the intent element of the federal Anti-Kickback Statute so that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to commit a violation. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers, among others, on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Additionally, the ACA amended the federal Anti-Kickback Statute such that a violation of that statute can serve as a basis for liability under the federal civil False Claims Act.
Federal civil and criminal false claims laws, including the federal civil False Claims Act, prohibit any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. This includes claims made to programs where the federal government reimburses, such as Medicare and Medicaid, as well as programs where the federal government is a direct purchaser, such as when it purchases off the Federal Supply Schedule. Pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Most states also have statutes or regulations similar to the federal Anti-Kickback Statute and civil False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.
Other federal statutes pertaining to healthcare fraud and abuse include the civil monetary penalties statute, which prohibits, among other things, the offer or payment of remuneration to a Medicaid or Medicare beneficiary that the offeror or payor knows or should know is likely to influence the beneficiary to order a receive a reimbursable item or service from a particular supplier, and the additional federal criminal statutes created by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services.
In addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, including the Final Omnibus Rule published on January 25, 2013, impose obligations on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their business associates and their subcontractors that perform certain services involving the storage, use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, and often are not pre-empted by HIPAA.
Further, pursuant to the ACA, the Centers for Medicare & Medicaid Services, or CMS, issued a final rule that requires certain manufacturers of prescription drugs to collect and annually report information on certain payments or transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning calendar year 2021, manufacturers must collect information regarding payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists, and certified nurse-midwives for reporting in 2022. The reported data is made available in searchable form on a public website on an annual basis. Failure to submit required information may result in civil monetary penalties.
Analogous state and foreign anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non- governmental third-party payors, including private insurers, or that apply regardless of payor. In addition, several states now require prescription drug companies to report certain expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual healthcare practitioners in these states. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals. Further, certain states require the posting of information relating to clinical studies and their outcomes. Some states require the reporting of certain drug pricing information, including information pertaining to and justifying price increases. In addition, certain states require pharmaceutical companies to implement compliance programs and/or marketing codes. Several additional states are considering similar proposals. Certain states and local jurisdictions also require the registration of pharmaceutical sales representatives. Additionally, we may also be subject to state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Efforts to ensure that business arrangements with third parties comply with applicable state, federal, and foreign healthcare laws and regulations involve substantial costs. If a drug company’s operations are found to be in violation of any such requirements, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of its operations, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other federal or state government healthcare programs, including Medicare and Medicaid, integrity oversight and reporting obligations, imprisonment, and reputational harm. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action for an alleged or suspected violation can cause a drug company to incur significant legal expenses and divert management’s attention from the operation of the business, even if such action is successfully defended.
U.S. Healthcare Reform
In the United States there have been, and continue to be, proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of health care and, more generally, to reform the U.S. healthcare system. The pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the ACA was enacted, which intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow-on biologic products, (ii) proscribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual nondeductible fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics, apportioned among these entities according to their market share in certain government healthcare programs, (v) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (now 70%) point of-sale discounts off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health program (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (ix) established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.
There have been executive, legislative and judicial efforts to modify, repeal, or otherwise invalidate all, or certain provisions of, the ACA. For example, the Tax Cuts and Jobs Act, among other things, included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” In December 2019, the United States Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional. In June 2021, the United States Supreme Court held that plaintiffs in this lawsuit do not have standing to challenge the constitutionality of the individual mandate. It is uncertain whether there will be additional challenges to the ACA. On January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is uncertain how the United States Supreme court ruling, other such litigation, or the healthcare measures of the Biden administration will impact the ACA and our business.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. United States federal government agencies also currently face potentially significant spending reductions, which may further impact healthcare expenditures. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic, unless additional Congressional action is taken. Moreover, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If federal spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities, which may delay our ability to develop, market and sell any products we may develop.
Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several presidential executive orders, Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. As a result, the FDA also released a final rule on September 24, 2020 providing guidance for states to build and submit importation plans for drugs from Canada. The Trump and Biden administrations both issued executive orders intended to favor government procurement from domestic manufacturers. In addition, the Trump administration issued an executive order specifically aimed at the procurement of pharmaceutical products, which instructed the federal government to develop a list of “essential” medicines and then buy those and other medical supplies that are manufactured, including the manufacture of the active pharmaceutical ingredient, in the United States. It is unclear whether this executive order or something similar will be implemented by the Biden Administration.
Further, on November 20, 2020, the U.S Department of Health and Human Services, or HHS, finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. CMS also published an interim final rule that establishes a Most Favored Nation, or MFN, Model for Medicare Part B drug payment. This regulation would substantially change the drug reimbursement landscape as it bases Medicare Part B payment for 50 selected drugs on prices in foreign countries instead of average sales price, or ASP, and establishes a fixed add-on payment in place of the current 6 percent (4.3 percent after sequestration) of ASP. The MFN drug payment amount is expected to be lower than the current ASP-based limit because U.S. drug prices are generally the highest in the world. On December 28, 2020, the United States District Court in Northern California issued a nationwide preliminary injunction against implementation of the interim final rule, and it faces uncertain prospects for implementation.
Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA authorization under an FDA expanded access program; however, manufacturers are not obligated to provide investigational new drug products under the current federal right to try law.
At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
We expect that additional state and federal healthcare reform measures will be adopted in the future. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.
Coverage and Reimbursement
Patients in the United States and elsewhere generally rely on third-party payors to reimburse part or all of the costs associated with their prescription drugs. Accordingly, market acceptance of our drug products is dependent on the extent to which third-party coverage and reimbursement is available from government health administration authorities (including in connection with government healthcare programs, such as Medicare and Medicaid in the United States), private healthcare insurers and other healthcare funding organizations. Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we may obtain regulatory approval. Coverage decisions may not favor new drug products when more established or lower-cost therapeutic alternatives are already available. Patients are unlikely to use our products unless reimbursement is adequate to cover all or a significant portion of the cost of our drug products.
Coverage and reimbursement policies for drug products can differ significantly from payor to payor as there is no uniform policy of coverage and reimbursement for drug products among third-party payors in the United States. There may be significant delays in obtaining coverage and reimbursement as the process of determining coverage and reimbursement is often time-consuming and costly which will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. It is difficult to predict at this time what government authorities and third-party payors will decide with respect to coverage and reimbursement for our drug products. Additionally, we may develop, either by ourselves or with collaborators, companion diagnostic tests for our product candidates for certain indications. We, or our collaborators, if any, will be required to obtain coverage and reimbursement for these tests separate and apart from the coverage and reimbursement we seek for our product candidates, once approved.
The market for our product candidates will depend significantly on access to third-party payors’ drug formularies or lists of medications for which third-party payors provide coverage and reimbursement. Competition to be included in such formularies often leads to downward pricing pressures. In particular, third-party payors may refuse to include a particular reference listed drug in their formularies or otherwise restrict patient access to a reference listed drug when a less costly generic equivalent or other alternative is available.
The U.S. government, state legislatures and foreign governmental entities have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and coverage and requirements for substitution of generic products for branded prescription drugs. Adoption of government controls and measures and tightening of restrictive policies in jurisdictions with existing controls and measures, could exclude or limit our drugs products from coverage and limit payments for pharmaceuticals.
In addition, we expect that the increased emphasis on managed care and cost containment measures in the United States by third-party payors and government authorities to continue and will place pressure on pharmaceutical pricing and coverage. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more drug products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Employees and human capital resources
As of March 31, 2021, we had eight full-time employees. Of these employees, three held Ph.D. or Pharm.D degrees, and eight were engaged in research, development and technical operations. From time to time, we also retain independent contractors and consultants to support our organization. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we believe our relationship with our employees is good.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purpose of our incentive share plan is to attract, retain and motivate selected employees, consultants and directors through the granting of incentive share-based compensation awards and cash-based performance bonus awards.

Facilities
We are a remote-first company, meaning that substantially all of our employees work remotely. As a result of this strategy, we do not maintain a corporate headquarters or lease any corporate facilities. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should we need additional physical office space, suitable additional space will be available in the future on commercially reasonable terms.
Legal proceedings
From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of management, would have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

Management
Executive officers and directors
The following table provides information, including ages as of June 21, 2021, regarding our executive officers and directors:
Name	Age	Position
Executive Officers:
Shawn Leland, Pharm.D, R.Ph.	37	President, Chief Executive Officer and Director
Joseph J. Ferra, Jr.	46	Chief Financial Officer
Non-Employee Directors:
Steven A. Elms(1)(3)	57	Chairman of the Board, Director
R. Michael Carruthers(2)	63	Director
Timothy Clackson, Ph.D.(1)(3)	55	Director
Richard Gaster, M.D., Ph.D.(2)	37	Director
Lori Hu(2)(3)	36	Director
Andrew Phillips, Ph.D.(4)	50	Director
Colin Walsh, Ph.D.(1)	36	Director
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Nominating and Governance Committee.
(4) Dr. Phillips resigned from our board of directors effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.
Executive officers
Shawn Leland, Pharm.D., R.Ph. has served as our President and Chief Executive Officer since November 2020 and a member of our board of directors since May 2019. Dr. Leland previously served as our Chief Business Officer from May 2019 to November 2020. Dr. Leland has served as an Expert Oncology Consultant to Catenion GmbH, a biopharmaceutical research and development strategy consulting firm, since March 2016. Prior to founding Elevation Oncology, Dr. Leland served as Vice President, Business Development at Verastem Oncology, a biopharmaceutical company, from September 2017 to August 2019. Dr. Leland previously served as Senior Director, Corporate Development and Strategy at Argos Therapeutics, Inc., an immune-oncology company, from November 2013 to September 2017, and as an Oncology Medical Science Liaison at ARIAD Pharmaceuticals, Inc., an integrated oncology company acquired by Takeda Pharmaceuticals in February 2017, from November 2012 to November 2013. Prior to joining ARIAD, Dr. Leland served in a number of roles at Eli Lilly and Company, a commercial pharmaceutical company, from May 2009 to November 2012. Dr. Leland holds a Pharm.D. in Pharmacy from the Albany College of Pharmacy and Health Sciences. Dr. Leland’s experience in medical affairs and business development in the pharmaceutical and biotechnology industries equip him to serve as a director on our board of directors.
Joseph J. Ferra, Jr. has served as our Chief Financial Officer since June 2021. Mr. Ferra joined us from Syros Pharmaceuticals, Inc., where he served as Chief Financial Officer from March 2018 to June 2021. Prior to Syros, Mr. Ferra was employed at JMP Securities LLC, where he served as Managing Director from March 2014 to March 2018, Head of East Coast Healthcare Banking from March 2015 to March 2017 and Co-Head of Healthcare Investment Banking from March 2017 to March 2018. Previously, he was employed by UBS Investment Bank from September 2009 to March 2014 serving, most recently, as Executive Director of global healthcare investment banking. Mr. Ferra received a B.S. in chemistry with distinction from Purdue University and an M.B.A. from The Stephen M. Ross School of Business at the University of Michigan.

Non-employee directors
Steven A. Elms has served as the chairman of our board of directors since May 2019 and served as our Chief Executive Officer from May 2019 until November 2020. Mr. Elms currently serves as a Managing Partner of Aisling Capital LLC/Aisling Capital Management LP, a life sciences investment firm, which he joined in 2000. Prior to joining Aisling, Mr. Elms served as a principal in the life sciences investment banking group of Chase H&Q (formerly Hambrecht and Quist Group Inc.). Mr. Elms has served as a director for Zosano Pharma Corp, a clinical stage biopharmaceutical company, since May 2018, Marker Therapeutics, Inc., a clinical-stage immuno-oncology company, since August 2019, and ADMA Biologics, Inc., a commercial biopharmaceutical company, since July 2007. Previously, Mr. Elms served on the board of directors of Loxo Oncology, Inc. from July 2013 to February 2019, Ambit Biosciences Corp. from 2001 to 2014, MAP Pharmaceuticals, Inc. from 2004 to 2011 and has served on the boards of directors of a number of private companies. Mr. Elms received a B.A. in Human Biology from Stanford University and a M.B.A. from the Kellogg School of Management at Northwestern University. We believe that Mr. Elms’s extensive financial services background and experience in the pharmaceutical and healthcare industries equip him to serve on our Board of Directors.
R. Michael Carruthers has served as a member of our board of directors since May 2021. Mr. Carruthers has served as Chief Financial Officer of Edgewise Therapeutics, Inc., a clinical-stage biopharmaceutical company, since September 2020 and has consulted as Chief Financial Officer of OnKure Therapeutics, Inc., a cancer treatment company, since March 2019 until joining the board of directors of OnKure in May 2021. Mr. Carruthers previously consulted as Chief Financial Officer of Brickell Biotech, Inc., a clinical-stage pharmaceutical company focused on treatment of skin diseases, from December 2017 to October 2020, and ClinOne, Inc., clinical trial management company, from August 2018 to May 2020. He also served as Interim President of Nivalis Therapeutics, Inc., a clinical-stage pharmaceutical company, from January 2017 to August 2017 and Chief Financial Officer and Secretary from February 2015 to August 2017. From December 1998 to February 2015, Mr. Carruthers served as Chief Financial Officer for Array BioPharma Inc. Prior to Array, he served as Chief Financial Officer of Sievers Instruments, Inc., a water purification technology company, Treasurer and Controller for the Waukesha division of Dover Corporation, a global manufacturing company, and an accountant with Coopers & Lybrand, LLP. Mr. Carruthers studied accounting at Western Colorado University, and received a B.S. in accounting from the University of Colorado Boulder and a M.B.A. from the University of Chicago. We believe Mr. Carruthers is qualified to serve on our board of directors because of his financial expertise, education and industry background.
Richard Gaster, M.D., Ph.D. has served as a member of our board of directors since November 2020. Dr. Gaster is currently a partner at venBio LLC, which he joined in April 2017. Prior to joining venBio, Dr. Gaster served as the Head of Translational Medicine at Pliant Therapeutics, Inc., a clinical stage biopharmaceutical company, from February 2016 to April 2017. Dr. Gaster previously served as a senior associate at Third Rock Ventures from January 2015 to June 2016 and as a resident physician in Harvard’s Plastic and Reconstructive Surgery Program from 2013 to 2015. Dr. Gaster currently serves as a director on the boards of numerous private biopharmaceutical companies. Dr. Gaster holds a B.S.E., summa cum laude, in Bioengineering from the University of Pennsylvania and he received his M.D. and Ph.D. in Bioengineering from Stanford University in the Medical Scientist Training Program. We believe that Dr. Gaster is qualified to serve on our board of directors because of his experience in the biopharmaceutical industry as a physician, entrepreneur, and life sciences investor and his service on the boards of directors of other biopharmaceutical companies.
Lori Hu Lori Hu has served as a member of our board of directors since July 2019. Ms. Hu currently serves as a Managing Director of Vertex Ventures HC, a healthcare investment firm, which she joined in August 2015. Prior to joining Vertex, Ms. Hu served as an Associate Director in Business Development at Bristol-Myers Squibb Company from January 2012 to May 2013 and as a Management Consultant focused on health and life sciences at Accenture plc from August 2007 to December 2011. Ms. Hu currently serves as a director and board observer for a number of private biotechnology and biopharmaceutical companies. Ms. Hu received a B.S.E. in Biomedical Engineering from Duke University, an M.A. in International Studies from the University of Pennsylvania and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe that Ms. Hu’s experience in the pharmaceutical and healthcare industries and her service on the boards of directors of other biopharmaceutical companies equip her to serve on our board of directors.

Andrew Phillips, Ph.D. has served as a member of our board of directors since November 2020. Dr. Phillips currently serves as a Managing Director of Cormorant Asset Management, LP, a hedge fund focused on investments in the biotechnology and life sciences marketplace, which he joined in August 2020. Prior to joining Cormorant Asset Management, Dr. Phillips held various roles of increasing responsibility at C4 Therapeutics, Inc., a biopharmaceutical company, including as Chief Scientific Officer from Jan 2016 to May 2018, President from September 2016 to March 2020, and Chief Executive Officer from May 2018 to March 2020. Dr. Phillips previously served as a Senior Director, Center for Development of Therapeutics at the Broad Institute of MIT and Harvard from July 2014 to January 2016 and as a Professor of Chemistry at Yale University from June 2010 to January 2015. Prior to joining Yale, Dr. Phillips taught Chemistry and Biochemistry at the University of Colorado as an Assistant, Associate Professor and Professor from 2001 to 2010. Dr. Phillips currently serves as a director and board observer for a number of private biotechnology and biopharmaceutical companies. Dr. Phillips holds a B.Sc. Hons. in Biochemistry and a Ph.D. in Biochemistry and Chemistry from the University of Canterbury in Christchurch, New Zealand, and Dr. Phillips was a postdoctoral fellow in Organic Chemistry at the University of Pittsburgh. We believe that Dr. Phillips is qualified to serve on our board of directors because of his deep experience and fieldwork in the biotechnology and life sciences industries, including as an educator and life sciences investor and his service on the boards of directors of other biopharmaceutical companies.
Colin Walsh, Ph.D. has served as a member of our board of directors since August 2019. Dr. Walsh currently serves as a partner at Qiming Venture Partners USA, a healthcare-focused venture capital firm, which he joined in April 2019. Before joining Qiming, Dr. Walsh was a Vice President on the life science investment team at ND Capital, a nanotechnology and life sciences venture capital firm, from January 2014 to April 2019. Prior to joining ND Capital, Dr. Walsh held a number of roles as an early employee at Precision NanoSystems, Inc., a biotech company, from June 2012 to September 2015. Dr. Walsh currently serves as a director for a number of private biotechnology companies. Dr. Walsh holds a PhD from the UC Berkeley — UCSF Graduate Program in Bioengineering, a Management of Technology certificate from the UC Berkeley Haas School of Business, and a dual B.S. with Honors in Chemical Engineering and Biochemistry from the University of Massachusetts, Amherst. We believe that Dr. Walsh’s investment experience, knowledge of our industry, and educational background in biochemistry and bioengineering equips him to serve on our board of directors.
Timothy Clackson, Ph.D. has served as a member of our board of directors since May 2020. Dr. Clackson currently serves as President and Chief Executive Officer of Theseus Pharmaceuticals, Inc., which he joined in April 2021. From May 2018 until April 2021, Dr. Clackson was President, Chief Technology Officer and Executive Vice President of Research and Development at Xilio Therapeutics Inc., a privately-held oncology company. Prior to joining Xilio, Dr. Clackson served as President of Research and Development and Chief Scientific Officer at ARIAD Pharmaceuticals, Inc., an integrated oncology company acquired by Takeda Pharmaceutical Company Limited in February 2017, from June 2010 to May 2017. Prior to that, Dr. Clackson served as ARIAD’s Senior Vice President and Chief Scientific Officer from 2003, and in other roles from December 1994. Dr. Clackson has served as a member of the board of directors of Forma Therapeutics, a clinical-stage biopharmaceutical company since March 2018, and during the past five years, Dr. Clackson has served as a member of the board of directors of publicly-traded biotechnology company Spring Bank Pharmaceuticals, Inc. Dr. Clackson holds a B.A., with honors, in Biochemistry from Oxford University and a Ph.D. in Biology from Cambridge University. We believe that Dr. Clackson’s extensive leadership experience in our industry and his educational background in biology and biochemistry qualify him to serve on our board of directors.
Election of Executive Officers
Our executive officers are appointed by, and serve at the discretion of, our board of directors.
Family relationships
There are no family relationships among any of our executive officers or directors.

Board composition
Our board of directors currently consists of eight members and following completion of this offering will consist of seven members. Six of our directors are independent within the meaning of the independent director guidelines of the Nasdaq Global Select Market. Pursuant to our current certificate of incorporation and our current voting agreement, Dr. Leland, Mr. Elms, Ms. Hu, Dr. Walsh, Dr. Gaster, Dr. Phillips, Mr. Carruthers and Dr. Clackson have been designated to serve as members of our board of directors. The voting agreement and the provisions of our current certificate of incorporation that govern the election and designation of our directors will terminate in connection with this offering, after which no contractual obligations will concern the election of our directors.
Classified board of directors
In accordance with the terms of our restated certificate of incorporation and restated bylaws that will become effective upon the completion of this offering, our board of directors will be divided into three staggered classes of directors. At each annual meeting of our stockholders, a class of directors will be subject to re-election for a three-year term. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:
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the Class I directors will be Shawn Leland, Richard Gaster and R. Michael Carruthers and their terms will expire at the first annual meeting of our stockholders held following the completion of the offering;

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the Class II directors will be Colin Walsh and Steven A. Elms their terms will expire at the second annual meeting of our stockholders held following the completion of the offering; and

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the Class III directors will be Lori Hu and Timothy Clackson and their terms will expire at the third annual meeting of our stockholders held following the completion of the offering.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section entitled “Description of capital stock — Anti-takeover provisions — Restated certificate of incorporation and restated bylaw provisions” for additional information.
Director independence
In connection with this offering, we have been approved to list our common stock on the Nasdaq Global Select Market. Under the rules of the Nasdaq Global Select Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period following the completion of this offering. In addition, the rules of the Nasdaq Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of the Nasdaq Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our directors, except for Dr. Leland, are “independent directors” as defined under the current Nasdaq Global Select Market listing standards and SEC rules and regulations. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them as described in the section entitled “Certain relationships and related party transactions.”
Committees of the board of directors
Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below as of the completion of this offering. Each of the below committees has a written charter approved by our board of directors. Upon completion of this offering, copies of each charter will be posted on the investor relations page of our website. Members that serve on these committees will serve until their resignation or until otherwise determined by our board of directors.
Audit committee
Effective upon the effectiveness of the registration statement of which this prospectus is a part, our audit committee will be composed of R. Michael Carruthers, Richard Gaster and Lori Hu, with Mr. Carruthers as the chairperson of our audit committee. Our board of directors has determined that the composition of our audit committee meets the requirements for independence under the current Nasdaq Global Select Market listing standards and SEC rules and regulations, and that each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Carruthers is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him or her any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:
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selecting and hiring our independent registered public accounting firm;

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the qualifications, independence and performance of our independent registered public accounting firm;

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the preparation of the audit committee report to be included in our annual proxy statement;

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our compliance with legal and regulatory requirements;

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our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and

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reviewing and approving related-person transactions.

Compensation committee
Effective upon the effectiveness of the registration statement of which this prospectus is a part, our compensation committee will be composed of Tim Clackson, Steven Elms and Colin Walsh, with Mr. Walsh as the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current Nasdaq Global Select Market listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:
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evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;

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evaluating and recommending non-employee director compensation arrangements for determination by our board of directors;

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administering our cash-based and equity-based compensation plans; and

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overseeing our compliance with regulatory requirements associated with the compensation of directors, executive officers and employees.

Nominating and governance committee
Effective upon the effectiveness of the registration statement of which this prospectus is a part, our nominating and governance committee will be composed of Tim Clackson, Steven Elms and Lori Hu, with Mr. Clackson as the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the current Nasdaq Global Select Market listing standards. Our nominating and governance committee is responsible for, among other things:
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identifying, considering and recommending candidates for membership on our board of directors;

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overseeing the process of evaluating the performance of our board of directors; and

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advising our board of directors on other corporate governance matters.

Compensation committee interlocks and insider participation
None of the members of our compensation committee has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section entitled “Certain relationships and related party transactions” for additional information. Prior to establishing the compensation committee, our full board of directors made decisions relating to the compensation of our officers.
Code of business conduct and ethics
Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and Chief Executive Officer and other executive and senior officers. The full text of our code of business conduct and ethics will be posted on the investor relations page of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.
Non-employee director compensation
Our employee directors have not received any compensation or reimbursement of any expenses (other than customary expenses in connection with the attendance of meetings of our board of directors) for their services as directors for the year ended December 31, 2020.

The following table sets forth information concerning the compensation paid to certain of our non-employee directors for the year ended December 31, 2020.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All other compensation ($)	Total ($)
Steven A. Elms	—	—	—	—
Timothy Clackson, Ph.D.	—	10,008	—	10,008
Richard Gaster, M.D., Ph.D.	—	—	—	—
Lori Hu	—	—	—	—
Andrew Phillips, Ph.D.	—	—	—	—
Colin Walsh, Ph.D.	—	—	—	—
(1) Amounts reflect the full grant date fair value of awards of stock or options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. As of December 31, 2020, Dr. Clackson held 35,498 shares of restricted stock subject to our right of repurchase as to the unvested portion, received upon early exercise of stock options granted in 2020 under the 2019 Plan. Dr. Clackson’s award vests in equal quarterly installments over 12 quarters commencing after May 13, 2020, subject to Dr. Clackson’s continued service to us.
Non-employee director compensation policy
Prior to this offering, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service as directors.
In connection with this offering, we have adopted a non-employee director compensation policy that will become effective as of the completion of this offering that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors.
Additionally, in May 2021, our board of directors approved a grant of 47,330 options to purchase common stock to Mr. Carruthers pursuant to our 2019 Plan and subject to the terms and conditions set forth in his award agreement.
Cash compensation
Under the non-employee director compensation policy, following the completion of this offering, cash compensation payable to each non-employee director shall consist of the following annual fees, which shall be paid quarterly in arrears and shall be pro-rated for partial quarters served, including for the initial quarter following the completion of this offering:
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General Board Service Fee: $36,000

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Non-Executive Chairman Fee (in addition to the General Board Service Fee): $30,000

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Committee Chair Service Fee (in addition to the General Board Service Fee; in lieu of Non-Chair Committee Member Service Fee set forth below):

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Audit Committee chair: $15,000

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Compensation Committee chair: $10,000

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Nominating and Governance Committee chair: $8,000

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Non-Chair Committee Member Service Fee (in addition to the General Board Service Fee; not in addition to Committee Chair Service Fee):

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Audit Committee member: $7,500

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Compensation Committee member: $5,000

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Nominating and Governance Committee member: $4,000

Equity compensation — initial award
Initial public offering option grant
In connection with this offering, our board of directors approved the grant of an option to purchase 31,238 shares of our common stock to be made to each of our non-employee directors upon the effectiveness of this registration statement, referred to as the Initial IPO Grant. Each option will have an exercise price per share equal to the per share price to the public set forth on the cover to this prospectus. This initial award shall vest as to 1/36th of the total shares on each monthly anniversary of the initial award grant date, in each case, subject to the non-employee director’s continued service on each applicable vesting date.
This initial award shall accelerate in full upon the consummation of a “corporate transaction” (as defined in the 2021 Plan), subject to the applicable non-employee director’s continued service as-of immediately prior to such corporate transaction.
Initial appointment option grant
In addition, each non-employee director who is elected or appointed to our board of directors after completion of this offering will be automatically granted options under the 2021 Plan to purchase 31,238 shares of our common stock.
This initial award shall vest as to 1/36th of the total shares on each monthly anniversary of the initial award grant date, in each case, subject to the non-employee director’s continued service on each applicable vesting date.
This initial award shall accelerate in full upon the consummation of a “corporate transaction” (as defined in the 2021 Plan), subject to the applicable non-employee director’s continued service as-of immediately prior to such corporate transaction.
Equity compensation — annual award
Under the non-employee director compensation policy, on the date of each annual meeting of our stockholders (commencing with the first annual meeting of our stockholders following the date of this public offering), each non-employee director who is serving on our board of directors prior to, and will continue to serve on our board of directors following, the annual meeting will receive a grant of options to purchase 15,619 shares of our common stock under the 2021 Plan.
This annual award shall fully vest on the one-year anniversary of the annual award grant date, subject to the non-employee director’s continued service on the vesting date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred.
This annual award shall accelerate in full upon the consummation of a “corporate transaction” (as defined in the 2021 Plan), subject to the applicable non-employee director’s continued service as-of immediately prior to such corporate transaction.
Executive compensation
The following tables and accompanying narrative disclosure set forth information about the compensation earned by our named executive officers during the year ended December 31, 2020. Our named executive officers for 2020 were Shawn Leland, Pharm.D., R.Ph., President and Chief Executive Officer; and Steven A. Elms, our Chief Executive Officer until November 13, 2020. Mr. Ferra has served as our Chief Financial Officer since June 2021.

Summary compensation table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by or paid to our named executive officers for the year ended December 31, 2020.
Name and Principal Position	Salary ($)	Non-equity incentive plan compensation ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Shawn Leland, Pharm.D., R.Ph.(4) President and Chief Executive Officer	315,000	135,847	571,367	1,895	1,024,109
Steven A. Elms(5) Former Chief Executive Officer	—	—	—	—	—
(1) For additional information regarding the non-equity incentive plan compensation, see the section entitled “Annual performance-based bonuses.”
(2) Represents the grant date fair value of options awarded during the year ended December 31, 2020 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Options Award column are set forth in Note 8 to our financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by each named executive officer from the options.
(3) The amount reported in the All Other Compensation column reflects reimbursement of cell phone-related costs.
(4) Shawn Leland was appointed as the Company’s President and Chief Executive Officer on November 13, 2020.
(5) Steven A. Elms previously served as the Company’s President and Chief Executive Officer from May 23, 2019 to November 13, 2020. Mr. Elms did not receive any compensation for his service as our Chief Executive Officer.
Annual performance-based bonuses
Annual bonuses for our executive officers are based on the achievement of corporate and individual performance objectives. For the 2020 bonuses, the corporate performance objectives included certain development goals and milestones. The 2020 target bonus amounts, expressed as a percentage of annual base salary, for Dr. Leland was 40%. In January 2021, our compensation committee met to review performance against the 2020 bonus goals and approved cash bonuses for the named executive officers in the amounts set forth in the “Non-equity incentive plan compensation” column of the “Summary compensation table” above.
Outstanding equity awards at 2020 fiscal year-end table
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each of our named executive officers as of December 31, 2020.
	Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Shawn Leland, Pharm.D., R.Ph. President and Chief Executive Officer	09/17/2019(2)	125,302	228,495	0.43	09/16/2029
	12/30/2020(3)	0	538,635	1.36	12/29/2030
	12/30/2020(4)	0	99,159	1.36	12/29/2030
Steven A. Elms Former Chief Executive Officer	—	—	—	—	—
(1) All outstanding equity awards were granted under the 2019 Plan.
(2) Represents an option subject to a vesting schedule, which is as follows: 25% of the shares subject to the option vesting and becoming exercisable on July 1, 2020 and the remaining shares vesting and becoming exercisable in equal monthly installments for the 36 months thereafter, subject to Dr. Leland’s continued service to us.

(3) Represents an option subject to a vesting schedule, which is as follows: 25% of the shares subject to the option vesting and becoming exercisable on November 10, 2021 and the remaining shares vesting and becoming exercisable in equal monthly installments for the 36 months thereafter, subject to Dr. Leland’s continued service to us.
(4) Represents an option subject to a vesting schedule, which is as follows: 25% of the shares subject to the option vesting and becoming exercisable upon the earlier to occur of (i) our initial public offering that satisfies certain criteria, and (ii) certain clinical milestones for new product candidates and the remaining shares vesting and becoming exercisable in equal monthly installments for the 36 months thereafter, subject to Dr. Leland’s continued service to us.
Employment agreements
Each of our executive officers is employed at-will and their compensation is reviewed periodically and subject to the discretion of our board of directors.
On July 12, 2019, we entered into an offer letter with Dr. Leland, as amended on January 6, 2021, our Chief Executive Officer and a member of our board. Effective upon completion of our initial public offering, Dr. Leland’s base salary will be $550,000 and Dr. Leland will be entitled to an annual retention and performance bonus with a target amount equal to 55% of his base compensation, subject to his continued service on the payment date of such bonus. Dr. Leland’s offer letter also provides for severance benefits on a termination without cause or a resignation for good reason (each, as defined in Dr. Leland’s offer letter) in the form of salary continuation for a period of 12 months and 12 months’ company-paid COBRA continuation. Dr. Leland is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including health insurance, that we offer to our employees.
On June 5, 2021, we entered into an offer letter with Mr. Ferra, our Chief Financial Officer. Effective upon completion of our initial public offering, Mr. Ferra’s base salary will be $430,000 and Mr. Ferra will be entitled to an annual retention and performance bonus with a target amount equal to 40% of his base compensation, subject to his continued service on the payment date of such bonus. Mr. Ferra also received a signing bonus of $75,000 (subject to partial repayment in the event that Mr. Ferra’s service to the Company terminates voluntarily or for Cause (as defined in Mr. Ferra’s offer letter) prior to his 3-year anniversary with us). Mr. Ferra’s offer letter also provided for a grant of options to purchase 249,104 shares of our common stock as well as an award of RSUs covering a number of shares calculable pursuant to the formula set forth in Mr. Ferra’s offer letter. Each of the foregoing equity awards are subject to time- and service-based vesting over a 4-year period, subject to a 1-year cliff; provided, however, that such awards are also subject to 100% vesting acceleration on a termination without Cause or a resignation for Good Reason (each, as defined in Mr. Ferra’s offer letter), in either case within 12 months following a change of control. Mr. Ferra is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including health insurance, that we offer to our employees.
Equity compensation plans and other benefit plans
We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. The principal features of our equity plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.
2019 Stock Incentive Plan
Our 2019 Plan was adopted by our board of directors in May 2019, and was subsequently approved by our stockholders. We will cease issuing awards under our 2019 Plan upon the implementation of our 2021 Equity Incentive Plan. As a result, we will not grant any additional awards under the 2019 Plan following the date of this prospectus, and the 2019 Plan will terminate at that time. However, any outstanding awards granted under the 2019 Plan will remain outstanding, subject to the terms of our 2019 Plan and award agreements, until any such outstanding options are exercised or the awards terminate or expire by their terms.
The 2019 Plan provides for the grant of incentive stock options, or ISOs, nonqualified stock options, or NSOs, restricted stock awards, restricted stock units, or RSUs, and other stock-based awards. ISOs may be granted only to our employees, including our officers, and the employees of any parent or subsidiary. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants, and the employees and consultants of our affiliates.
Common stock purchased upon the exercise of an option granted under the 2019 Plan can be paid for in cash, by check, by cashless exercise, by delivery of shares, or by any combination of the foregoing or other consideration permitted by our Board.
The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant, unless the Board specifically determines that the exercise price is intended to be less than such fair market value. The maximum permitted term of options granted under our 2019 Plan is ten years. Options generally vest subject to continued service and cease to vest on the date a participant ceases to provide services to us and all then unvested options will be forfeited. Our board of directors, or a committee thereof, may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. Stock options granted under the 2019 Plan generally may be exercised, to the extent vested as of the date of termination, for a period of three months after the termination of the optionee’s service to us or for a period of 12 months in the case of death or disability or such longer or shorter period as our compensation committee may provide, but in any event no later than the expiration date of the stock option. The right to exercise an option shall terminate immediately on a termination for “cause” (as defined in the 2019 Plan) or if we determine, within 30 days after the optionee’s resignation or termination other than for cause, that discharge for cause was warranted.
We have a standard practice of providing for 100% double-trigger vesting acceleration if an optionee is terminated without cause (as defined in the 2019 Plan) within 12 months of the date of a change in control (as defined in the 2019 Plan) in which his or her option has been assumed or substituted for a substantially equivalent award.
Our 2019 Plan is currently administered by our board of directors. The board of directors has the authority to construe and interpret our 2019 Plan and any agreement or document executed pursuant to the plan, grant awards, and make all other determinations necessary or advisable for the administration of the plan.
Our 2019 Plan will terminate ten years from the earlier of the date our board of directors approved the plan and the date our stockholders approved the plan, unless terminated earlier by our board of directors. Our board of directors may amend or terminate our 2019 Plan at any time, but such amendment or termination may not materially and adversely affect any shares previously issued or any award previously granted under the plan. If our board of directors amends our 2019 Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, the board will adjust (i) the number and class of securities and exercise price per share of each outstanding option, (ii) the number and class of securities and exercise price per share of each outstanding option, (iii) the number of shares subject to and the repurchase price per share subject to each outstanding restricted stock awards, and (iv) the terms of each other outstanding award.
In the event of a “change in control” (as such term is defined in the 2019 Plan), the 2019 Plan provides that awards other than restricted stock awards may be assumed, substituted, terminated for no consideration (following the provision of notice to the award holders), cashed out for a payment equal to the “acquisition price” (as defined in the 2019 Plan) less any applicable exercise price, or any combination of the foregoing. Our board of directors, in its sole discretion, may provide for the accelerated vesting of awards. An option is considered assumed if, following the consummation of the “change in control,” the option confers the right to purchase the consideration (whether cash, securities, or other property) received as a result of the change in control by holders of common stock. If the consideration received as a result of the change in control is not solely common stock of the acquiring or succeeding corporation, we may provide, subject to the consent of the acquiring entity, for the consideration to be received upon the exercise of options to consist solely of common stock of the acquiring or succeeding entity. As to restricted stock awards, any repurchase rights or other rights of the Company will inure to the benefit of the acquiring entity or any cash/shares/consideration paid in settlement of such awards in the change in control.
Awards granted under our 2019 Plan generally may not be transferred in any manner other than by will or by the laws of descent and distribution, unless otherwise permitted by the administrator; except that certain awards may be transferred to family members (as defined under Rule 701 of the Securities Act) by gift or pursuant to domestic relations orders.
As of December 31, 2020, we had reserved 3,306,975 shares of our common stock for issuance under our 2019 Plan. As of December 31, 2020, options to purchase 1,761,062 shares of our common stock remained outstanding, 47,330 shares have been issued pursuant to restricted stock purchase agreements and 1,498,583 shares of our common stock remained available for future grant. The stock options outstanding as of December 31, 2020 had a weighted-average exercise price of $0.95 per share.
2021 Equity Incentive Plan
We have adopted our 2021 Plan that became effective on the date of the effectiveness of the registration statement for which this prospectus form a part and will serve as the successor to our 2019 Plan. Our 2021 Plan authorizes the award of stock options, RSAs, SARs, RSUs, cash awards, performance awards and stock bonus awards. We have initially reserved 1,483,445 shares of our common stock, plus any reserved shares not issued or subject to outstanding grants under the 2019 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan. The number of shares reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the aggregate number of outstanding shares of our common stock as of the immediately preceding December 31, or a number as may be determined by our board of directors.
In addition, the following shares will again be available for issuance pursuant to awards granted under our 2021 Plan:
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shares subject to options or SARs granted under our 2021 Plan that cease to be subject to the option or SAR for any reason other than exercise of the option or SAR;

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shares subject to awards granted under our 2021 Plan that are subsequently forfeited or repurchased by us at the original issue price;

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shares subject to awards granted under our 2021 Plan that otherwise terminate without such shares being issued;

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shares subject to awards granted under our 2021 Plan that are surrendered, cancelled or exchanged for cash or a different award (or combination thereof);

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shares issuable upon the exercise of options or subject to other awards granted under our 2019 Plan that cease to be subject to such options or other awards, by forfeiture or otherwise, after the termination of the 2019 Plan;

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shares of common stock subject to awards granted prior to the effectiveness of the 2019 Plan that are forfeited to or otherwise repurchased by us;

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shares subject to awards granted under our 2019 Plan that are forfeited or repurchased by us at the original price after the termination of the 2019 Plan; and

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shares subject to awards under our 2019 Plan or our 2021 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

Administration. Our 2021 Plan is expected to be administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of our compensation committee. Subject to the terms and conditions of the 2021 Plan, the compensation committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2021 Plan as well as to determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the plan or any award granted thereunder. The 2021 Plan provides that the board of directors or compensation committee may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.
Eligibility. Our 2021 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors.
Options. The 2021 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of our common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2021 Plan must be at least equal to the fair market value of our common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 8,900,670 shares may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan.
Options may vest based on service or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock is five years from the date of grant.
Restricted stock awards. An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an RSA will be determined by the compensation committee. Holders of RSAs will have the right to vote and any dividends or stock distributions paid pursuant to unvested RSAs will be accrued and paid when the restrictions on such shares lapse. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares may be forfeited to or repurchased by us.
Stock appreciation rights. A SAR provides for a payment, in cash or shares of our common stock (up to a specified maximum of shares, if determined by our compensation committee), to the holder based upon the difference between the fair market value of our common stock on the date of exercise and a predetermined exercise price, multiplied by the number of shares. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions, and may not have a term that is longer than ten years from the date of grant.
Restricted stock units. RSUs represent the right to receive shares of our common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs will be made as soon as practicable on a date determined at the time of grant, and may be settled in cash, shares of our common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.
Performance awards. Performance awards granted to pursuant to the 2021 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of our common stock that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.
Stock bonus awards. A stock bonus award provides for payment in the form of cash, shares of our common stock or a combination thereof, based on the fair market value of shares subject such award as determined by our compensation committee. The awards may be granted as consideration for services already rendered, or at the discretion of the compensation committee, may be subject to vesting restrictions based on continued service or performance conditions.
Cash awards. A cash award is an award that is denominated in, or payable to an eligible participant solely in, cash.
Dividend equivalents rights. Dividend equivalent rights may be granted at the discretion of our compensation committee, and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares or other property, or a combination of thereof as determined by our compensation committee.
Change of control. Our 2021 Plan provides that, in the event of a corporate transaction, as defined in the 2021 Plan, outstanding awards under our 2021 Plan shall be subject to the agreement evidencing the corporate transaction, any or all outstanding awards may be (a) continued by us, if we are the successor entity; or (b) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent awards (including, but not limited to, a payment in cash or the right to acquire the same consideration paid to the stockholders of the company pursuant to the corporate transaction); (c) substituted by successor corporation of equivalent awards with substantially the same terms for such outstanding awards; (d) accelerated in full or in part as to the exercisability or vesting; (e) settled in the full value of such outstanding award in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a fair market value equal to the required amount, followed by the cancellation of such awards; or (f) cancelled for no consideration. If applicable, the number and kind of shares and exercise prices of awards being continued, assumed, or substituted shall be adjusted pursuant to the terms of the 2021 Plan.
Adjustment. In the event of a change in the number of outstanding shares of our common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation reclassification, spin-off or similar change in our capital structure, appropriate proportional adjustments will be made to the number and class of shares reserved for issuance under our 2021 Plan; the exercise prices, number and class of shares subject to outstanding options or SARs; the number and class of shares subject to other outstanding awards; and any applicable maximum award limits with respect to incentive stock options.
Exchange, repricing and buyout of awards. Our compensation committee may, with the consent of the respective participants, issue new awards in exchange for the surrender and cancelation of any or all outstanding awards. Our compensation committee may also reduce the exercise price of options or SARs or buy an award previously granted with payment in cash, shares or other consideration, in each case, subject to the terms of the 2021 Plan.
Director compensation limits. No non-employee director may receive awards under our 2021 Plan with a grant date value that when combined with cash compensation received for his or her service as a director, exceeds $750,000 in a calendar year or $1,000,000 in the calendar year of his or her initial service.
Clawback; transferability. All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors (or a committee thereof) or required by law during the term of service of the award holder, to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2021 Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.
Amendment and termination. Our board of directors may amend our 2021 Plan at any time, subject to stockholder approval as may be required. Our 2021 Plan will terminate ten years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. No termination or amendment of the 2021 Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws.

2021 Employee Stock Purchase Plan
We have adopted our ESPP that became effective on the date of the effectiveness of the registration statement of which this prospectus forms a part in order to enable eligible employees to purchase shares of our common stock with accumulated payroll deductions at a discount beginning on a date to be determined by our board of directors or our compensation committee. Our ESPP is intended to qualify under Section 423 of the Code.
Shares available. We have initially reserved 228,222 shares of our common stock for sale under our ESPP. The aggregate number of shares reserved for sale under our ESPP will increase automatically on January 1st of each of 2022 through 2031 by the number of shares equal to the lesser of 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 (rounded to the nearest whole share) or a number of shares as may be determined by our board of directors in any particular year. The aggregate number of shares issued over the term of our ESPP, subject to stock-splits, recapitalizations or similar events, may not exceed 4,564,440 shares of our common stock.
Administration. Our ESPP is expected to be administered by our compensation committee, or by our board of directors acting in place of our compensation committee. Among other things, the administrator will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the plan, and construe, interpret and apply the terms of the plan.
Eligibility. Employees eligible to participate in any offering pursuant to the ESPP generally include any employee that is employed by us or certain of our designated subsidiaries at the beginning of the offering period. However, our compensation committee may determine that employees who are customarily employed for 20 hours or less per week or for five months or less in a calendar year may not be eligible to participate in the ESPP. In addition, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of our capital stock, or the capital stock of one of our qualifying subsidiaries, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. Our compensation committee may impose additional restrictions on eligibility from time to time.
Offerings. Under our ESPP, eligible employees will be offered the option to purchase shares of our common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months.
Participation. Participating employees will be able to purchase the offered shares of our common stock by accumulating funds through payroll deductions. Participants may select a rate of payroll deduction between 1% and 15% of their compensation. However, a participant may not purchase more than 3,500 shares during any one purchase period, and may not subscribe for more than $25,000 in fair market value of shares of our common stock (determined as of the date the offering period commences) in any calendar year in which the offering is in effect. The administrator, in its discretion, may set a lower maximum amount of shares which may be purchased.
The purchase price for shares of our common stock purchased under the ESPP will be 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period or (ii) the last trading day of each purchase period in the applicable offering period.
Once an employee becomes a participant in an offering period, the participant will be automatically enrolled in each subsequent offering period at the same contribution level. A participant may reduce his or her contribution in accordance with procedures set forth by the compensation committee and may withdraw from participation in the ESPP at any time prior the end of an offering period, or such other time as may be specified by the compensation committee. Upon withdrawal, the accumulated payroll deductions will be returned to the participant without interest.
Adjustments upon recapitalization. If the number of outstanding shares of our common stock is changed by stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure without consideration, then our compensation committee will proportionately adjust the number and class of common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase as well as the maximum number of shares which may be purchased by participants.
Change of control. If we experience a change of control transaction, any offering period that commenced prior to the closing of the proposed change of control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur on or prior to the closing of the proposed change of control transaction, and our ESPP will then terminate on the closing of the proposed change of control.
Transferability. A participant may not assign, transfer, pledge or otherwise dispose of payroll deductions credited to his or her account, or any rights with regard to an election to purchase shares pursuant to the ESPP other than by will or the laws of descent or distribution.
Amendment; Termination. The administrator may amend, suspend or terminate the ESPP at any time without stockholder consent, except as required by law. Our ESPP will continue until the earlier to occur of (a) termination of the ESPP by our board of directors, (b) issuance of all of the shares reserved for issuance under the ESPP, or (c) the tenth anniversary of the effective date under the ESPP.
401(k) plan
We sponsor a retirement savings plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Code and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are projected to reach 50 years of age or older during a calendar year may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law.
Other benefits
Our named executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans.
Limitations on liability and indemnification matters
Our restated certificate of incorporation that will become effective in connection with the completion of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
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any breach of the director’s duty of loyalty to us or our stockholders;

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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

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any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws that will become effective in connection with the completion of this offering require us to indemnify our directors and executive officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, executive officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.
We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, executive officers and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain relationships and related party transactions
In addition to the compensation arrangements, including any employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections entitled “Management” and “Executive compensation,” the following is a description of each transaction since Inception and each currently proposed transaction in which:
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we have been or are to be a participant;

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the amounts involved exceeded or will exceed the lesser of $120,000 and 1.0% of our total assets; and

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any of our directors, executive officers or holders of more than 5.0% of our capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the section entitled “Executive compensation.”
Series A Preferred Stock financing
From July 2019 through January 2020, we sold an aggregate of 32,450,000 shares of our Series A Preferred Stock, at a purchase price of $1.00 per share for total gross proceeds of $32.5 million. Each share of our Series A Preferred Stock will automatically convert into 0.236654 shares of our common stock immediately prior to the completion of this offering. Pursuant to our amended and restated investors’ rights agreement, or IRA, holders of our Series A Preferred Stock are entitled to certain registration rights. See the section titled “Description of capital stock — Registration rights” for additional information.
The following table summarizes the Series A Preferred Stock purchased by members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock. The terms of these purchases were the same for all purchasers of our Series A Preferred Stock. Please refer to the section entitled “Principal stockholders” for additional information regarding the shares held by these entities.
Name of Stockholder	Shares of Series A Preferred Stock	Total Purchase Price ($)
Aisling Capital IV, LP(1)	8,000,000	8,000,000
Qiming U.S. Healthcare Fund II, L.P.(2)	7,000,000	7,000,000
Vertex Global HC Fund II Pte. Ltd.(3)	7,000,000	7,000,000
Entities affiliates with BVF(4)	3,870,947	3,870,947
(1) Consists of shares purchased by Aisling Capital IV, LP, which holds more than 5% of our outstanding capital stock. Steven A. Elms, a member of our board of directors, is affiliated with Aisling Capital IV, LP.
(2) Consists of shares purchased by Qiming U.S. Healthcare Fund II, L.P., which holds more than 5% of our outstanding capital stock. Colin Walsh, Ph.D., a member of our board of directors, is affiliated with Qiming U.S. Healthcare Fund II, L.P.
(3) Consists of shares purchased by Vertex Global HC Fund II Pte. Ltd., which holds more than 5% of our outstanding capital stock. Lori Hu, a member of our board of directors, is affiliated with Vertex Global HC Fund II Pte. Ltd.
(4) Consists of shares purchased by Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Biotechnology Value Trading Fund OS, L.P., or BVF collectively, which holds more than 5% of our outstanding capital stock.

Series B Preferred Stock financing
In November 2020, we sold an aggregate of 34,043,889 shares of our Series B Preferred Stock, at a price per share of $1.9093 for total gross proceeds of $65.0 million. Each share of our Series B Preferred Stock will automatically convert into 0.236654 shares of our common stock immediately prior to the completion of this offering. Pursuant to the IRA, holders of our Series B Preferred Stock are entitled to certain registration rights. See the section entitled “Description of capital stock — Registration rights” for additional information.
The following table summarizes the Series B Preferred Stock purchased by members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock. The terms of these purchases were the same for all purchasers of our Series B Preferred Stock. Please refer to the section entitled “Principal stockholders” for additional information regarding the shares held by these entities.
Name of Stockholder	Shares of Series B Preferred Stock	Total Cash Purchase Price ($)
venBio Global Strategic Fund III, L.P.(1)	8,380,034	15,999,999
Entities affiliated with Cormorant Asset Management(2)	8,380,034	15,999,999
Aisling Capital IV, LP(3)	1,936,834	3,697,997
Qiming U.S. Healthcare Fund II, L.P.(4)	1,694,730	3,235,748
Vertex Global HC Fund II Pte. Ltd.(5)	1,694,730	3,235,748
Entities affiliated with BVF(6)	968,417	1,848,999
(1) Consists of shares purchased by venBio Global Strategic Fund III, L.P., which holds more than 5% of our outstanding capital stock. Richard Gaster, M.D., Ph.D., a member of our board of directors, is affiliated with venBio Global Strategic Fund III, L.P..
(2) Consists of shares purchased by Cormorant Global Healthcare Master Fund, LP, Cormorant Private Healthcare Fund III, LP and CRMA SPV, L.P., or Cormorant Asset Management. Cormorant Asset Management collectively holds more than 5% of our outstanding capital stock. Andrew Phillips, Ph.D., a member of our board of directors, is affiliated with Cormorant Asset Management.
(3) Consists of shares purchased by Aisling Capital IV, LP, which holds more than 5% of our outstanding capital stock. Steven A. Elms, a member of our board of directors, is affiliated with Aisling Capital IV, LP.
(4) Consists of shares purchased by Qiming U.S. Healthcare Fund II, L.P., which holds more than 5% of our outstanding capital stock. Colin Walsh, Ph.D., a member of our board of directors, is affiliated with Qiming U.S. Healthcare Fund II, L.P.
(5) Consists of shares purchased by Vertex Global HC Fund II Pte. Ltd., which holds more than 5% of our outstanding capital stock. Lori Hu, a member of our board of directors, is affiliated with Vertex Global HC Fund II Pte. Ltd.
(6) Consists of shares purchased by Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Biotechnology Value Trading Fund OS, L.P., which collectively hold more than 5% of our outstanding capital stock.
In connection with our Series B Preferred Stock financing, we also entered into an amended and restated right of first refusal and co-sale agreement, or the Co-Sale Agreement, and an amended and restated voting agreement, or the Voting Agreement with certain holders of our convertible preferred stock. The Co-Sale Agreement provides us and certain holders with the right to purchase all or any portion of shares of transferred stock and provides a right of co-sale and participation in proposed transfers by certain holders. The agreement will terminate upon completion of this offering. The Voting Agreement provides certain of our stockholders with the right to designate representatives to our Board of Directors. The voting agreement will terminate upon the completion of this offering, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by the holders of our common stock. The composition of our board of directors after this offering is described in more detail under “Management — Board composition.”

Investors’ Rights Agreement
In November, 2020, we entered into the IRA with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated and who hold more than 5% of our outstanding capital stock. Pursuant to the IRA, these stockholders are entitled to rights with respect to the registration of their shares under the Securities Act following this offering. See the section entitled “Description of capital stock — Registration rights” for additional information.
Public Offering Participation Rights
We entered into letter agreements in November 2020 with certain of our investors, including venBio Global Strategic Fund III, L.P. and BVF, each a beneficial owner of more than 5% of our capital stock. The letter agreements grant such investor a participation right to purchase a specified percentage of shares of common stock in this offering at the public offering price, subject to compliance with applicable securities laws.
Common Stock Issuances to Founders
On May 13, 2019, we issued 493,029 shares of our common stock to Shawn Leland, our President and Chief Executive Officer and a member of our board of directors, and 295,818 shares of our common stock to Aisling, a holder of more than 5% of our capital stock, for aggregate purchase prices of $208.33 and $125.00, respectively.
Directed share program
At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price to certain individuals through a directed share program, including our directors, officers, employees, business associates and related persons. See the section titled “Underwriting” for additional information.
Equity grants to executive officers and directors
We have granted stock options to our executive officers and certain directors, as more fully described in the sections entitled “Executive compensation” and “Management — Non-employee director compensation,” respectively.
Director and executive officer compensation
See the sections entitled “Management — Non-employee director compensation” and “Executive compensation” for additional information.
Employment-related agreements
We have entered into employment offer letters with certain of our executive officers, and we intend to enter into amended and restated employment offer letters or agreements with our executive officers prior to the completion of this offering. See the section titled “Executive compensation — Employment arrangements with our named executive officers” for additional information.
Indemnification agreements
In connection with this offering, we have entered into new indemnification agreements with each of our directors and executive officers. The indemnification agreements, our restated certificate of incorporation and our restated bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and executive officers. See the section entitled “Executive compensation — Limitations on liability and indemnification matters” for additional information.

Policies and procedures for related party transactions
In connection with this offering, we intend to adopt a written related person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our audit committee (or the committee composed solely of independent directors, if applicable) for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee (or the committee composed solely of independent directors, if applicable) will consider the relevant facts and circumstances available and deemed relevant to the audit committee (or the committee composed solely of independent directors, if applicable), including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Principal stockholders
The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of shares of our common stock as of March 31, 2021, and as adjusted to reflect the shares of our common stock to be issued and sold in this offering, for:
•
each of our directors;

•
each of our named executive officers;

•
all of our current directors and executive officers as a group; and

•
each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our common stock that they beneficially owned, subject to applicable community property laws.
Beneficial ownership prior to this offering is based on 16,572,230 shares of our common stock outstanding as of March 31, 2021, assuming the automatic conversion of all outstanding shares of our convertible preferred stock into shares of our common stock immediately prior to the completion of this offering. Beneficial ownership after this offering is based on 22,822,230 shares of our common stock outstanding, assuming (i) the automatic conversion of all outstanding shares of our convertible preferred stock into shares of our common stock outstanding as described above and (ii) 6,250,000 shares of our common stock issued by us in this offering, assuming that the underwriters do not exercise their option to purchase up to an additional 937,500 shares of our common stock from us in part or in full. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to stock options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The following table does not reflect any potential purchases by these persons or entities or their affiliated entities, nor does it give effect to any shares that may be acquired by our stockholders, directors or executive officers pursuant to the directed share program. If any shares are purchased by our existing principal stockholders, directors or their affiliated entities, the number and percentage of shares of our common stock beneficially owned by them after this offering will differ from those set forth in the following table.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Elevation Oncology, Inc., 888 Seventh Ave., 12th Floor, New York, New York 10106.
	Number of shares beneficially owned	Percentage of shares beneficially owned (%)
Name of beneficial owner		Before offering	After offering
Directors and Named Executive Officers:
Shawn Leland, Pharm.D., R.Ph.(1)	655,185	3.9	2.9
Steven A. Elms(2)	2,647,410	16.0	11.6
Richard Gaster, M.D., Ph.D.(3)	—	—	—
Lori Hu(4)	—	—	—
Andrew Phillips, Ph.D.(5)	—	—	—
Colin Walsh, Ph.D.(6)	—	—	—
Timothy Clackson, Ph.D.(7)	47,330	*	*
All executive officers and directors as a group (8 persons)	3,349,925	20.0	14.6

	Number of shares beneficially owned	Percentage of shares beneficially owned (%)
Name of beneficial owner		Before offering	After offering
Other 5% stockholders:
Aisling Capital IV, LP(8)	2,647,410	16.0	11.6
Entities affiliates with BVF(9)	1,145,258	6.9	5.0
Entities affiliated with Cormorant Asset Management(10)	1,983,168	12.0	8.7
Qiming U.S. Healthcare Fund II, L.P.(11)	2,057,642	12.4	9.0
venBio Global Strategic Fund III, L.P.(12)	1,983,167	12.0	8.7
Vertex Global HC Fund II Pte. Ltd.(13)	2,057,642	12.4	9.0
Boxer Capital, LLC and affiliated entities(14)	929,611	5.6	4.1
* Represents beneficial ownership of less than one percent.
(1) Consists of 162,156 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021.
(2) Consists of shares held directly by Aisling Capital IV, LP. (“Aisling”). Steven A. Elms is a Managing Partner of Aisling and may be deemed to beneficially own the shares held by Aisling. Mr. Elms disclaims beneficial ownership of the securities held by Aisling except to the extent of his or its pecuniary interest therein. See footnote (8) below for further information regarding Aisling.
(3) Richard Gaster is a Partner of venBio Partners LLC whom disclaims beneficial ownership of the securities held by venBio Global Strategic Fund III, L.P. except to the extent of his or its pecuniary interest therein. See footnote (12) below for further information regarding venBio Global Strategic Fund III, L.P..
(4) Lori Hu is a Managing Director of Vertex Global HC Fund II Pte. Ltd whom disclaims beneficial ownership of the securities held by Vertex Global HC Fund II Pte. Ltd. except to the extent of her pecuniary interest therein. See footnote (13) below for further information regarding Vertex Global HC Fund II Pte. Ltd.
(5) Andrew Phillips is a Managing Director of Cormorant Asset Management, LP whom disclaims beneficial ownership of the securities held by entities affiliated with Cormorant Asset Management except to the extent of his pecuniary interest therein. See footnote (10) below for further information regarding entities affiliated with Cormorant Asset Management.
(6) Colin Walsh is a partner at Qiming Venture Partners USA whom disclaims beneficial ownership of the securities held by Qiming U.S. Healthcare Fund II, L.P. except to the extent of his pecuniary interest therein. See footnote (11) below for further information regarding Qiming U.S. Healthcare Fund II, L.P.
(7) Represents 47,330 shares of common stock, of which 31,554 are unvested and subject to repurchase if Timothy Clackson ceases to provide services to the Company prior to the vesting of the shares.
(8) The securities are directly held by Aisling, and may be deemed to be beneficially owned by Aisling Capital Partners IV, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners IV LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members and partners (collectively, the “Managers”) of Aisling GP and Aisling Partners. The Managers of Aisling Partners are Dr. Andrew Schiff and Steve Elms. The address for Aisling is located at 888 Seventh Avenue, 12th Floor, New York, NY 10106.
(9) Consists of 1) 584,659 shares held by Biotechnology Value Fund, L.P. (“BVF”), 2) 478,489 shares held by Biotechnology Value Fund II, L.P. (“BVF2”) and 3) 82,110 shares held by Biotechnology Value Trading OS LP Trading Fund OS (“Trading Fund OS”). BVF I GP L.L.C. (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP L.L.C. (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GP Holdings L.L.C. (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”), as the general partner of BVF and BVF2, the sole member of Partners OS, and the investment manager of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS and MSI. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF Inc. may be deemed to beneficially own the shares beneficially owned by BVF Inc. The address for the BVF entities is located at 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.
(10) Consists of 1) 403,178 shares held by Cormorant Global Healthcare Master Fund, LP (the “Master Fund”), 2) 1,548,854 shares held by Cormorant Private Healthcare Fund II, LP (“Fund II”) and 3) 31,136 shares held by CRMA SPV, L.P. Cormorant Asset Management, LP (‘‘Cormorant Asset Management’’) serves as the investment manager of the Master Fund and Fund II. Bihua Chen, as founder of Cormorant Asset Management may be deemed to share voting and dispositive power over securities held by the Master Fund, Fund II and CRMA SPV, L.P. The address for the entities affiliated with Cormorant Asset Management is located at 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(11) Consists of 2,057,642 shares held by Qiming U.S. Healthcare Fund II, LP. (‘‘Qiming’’). Qiming U.S. Healthcare GP II, LLC (‘‘Qiming GP’’) is the General Partner of Qiming, and may deem beneficial ownership of shares held by Qiming, and includes Gary Rieschel, as Managing Member of Qiming GP, and Mark McDade, Co-Founder, and Partner of Qiming, that each may share voting and investment power of the shares held by Qiming. The address for Qiming U.S. Healthcare Fund II, L.P. is located at 350 106th Avenue NE, 1st Floor, Bellevue, WA 98004.
(12) Consists of 1,983,167 shares held by venBio Global Strategic Fund III, L.P. (‘‘venBio Fund’’). venBio Partners LLC serves as the investment manager of venBio Fund. The General Partners of venBio Partners LLC include Aaron Royston, Rob Adelman and Corey Goodman and may share voting and dispositive power over securities held by venBio Fund. The address for venBio Fund is located at 1700 Owens Street, Suite 595, San Francisco, CA 94158.
(13) Consists of 2,057,642 shares held by Vertex Global HC Fund II Pte. Ltd. (‘‘Vertex’’). Lori Hu, a member of our board of directors, is affiliated with Vertex but disclaims beneficial ownership except to the extent of her beneficial interest therein. Vertex is managed by Vertex Venture Management Pte. Ltd. (‘‘Vertex Venture’’) and is deemed to have voting and dispositive power that requires unanimous approval of the investment committee members of Vertex Venture relative to shares held by Vertex. The address for Vertex Global HC Fund II Pte. Ltd. is located at 250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101.

(14) Consists of 1) 56,831 shares held by MVA Investors, LLC (“MVA Investors”), and 2) 872,780 shares held by Boxer Capital, LLC (“Boxer Capital”), which may be deemed to be a member of a group consisting of (i) Braslyn Ltd. (“Braslyn”), (ii) Boxer Capital, (iii) Boxer Asset Management Inc. (“Boxer Management”), (iv) MVA Investors, (v) Lockend Five, LLC (“Lockend Five”), (vi) Joe Lewis, (vii) Ivan M. Lieberburg, (viii) Aaron I. Davis, (ix) Shehan B. Dissanayake, and (x) Christopher Fuglesang (collectively, the “Boxer Group), and indirectly by Braslyn, Boxer Management and Messrs. Lewis, Fuglesang, Lieberburg, Dissanayake and Davis, by virtue of their ownership in Boxer Capital and may share voting and dispositive power over securities held by Boxer Capital, LLC. The address for Boxer Capital, LLC is located at 12860 El Camino Real, Suite 300, San Diego, CA 92130.

Description of capital stock
The following description summarizes the most important terms of our capital stock, as will be in effect following this offering. Because it is only a summary, it does not contain all the information that may be important to you. We expect to adopt a restated certificate of incorporation and restated bylaws that will become effective upon the completion of this offering, and this description summarizes provisions that are expected to be included in these documents. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.
General
Upon the completion of this offering, our authorized capital stock will consist of 500,000,000 shares of our common stock, $0.0001 par value per share, and 10,000,000 shares of our undesignated preferred stock, $0.0001 par value per share.
Pursuant to the provisions of our current certificate of incorporation, all of our Series A Preferred Stock and Series B Preferred Stock will automatically convert into common stock in connection with the completion of this offering. Our Series A Preferred Stock and Series B Preferred Stock will each convert at a ratio of 0.236654 shares of common stock for each share of preferred stock. Assuming the effectiveness of this conversion as of March 31, 2021, there were 16,572,230 shares of our common stock issued, held by approximately 25 stockholders of record, and no shares of our convertible preferred stock outstanding. Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.
Common stock
Dividend rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section entitled “Dividend Policy” for additional information.
Voting rights
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation, which means that holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation will establish a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
No preemptive or similar rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.
Right to receive liquidation distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares our of preferred stock.

Preferred stock
After the completion of this offering, no shares of our preferred stock will be outstanding. Pursuant to our restated certificate of incorporation that will become effective immediately prior to the completion of this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors will also be able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding and not above the number of shares of that series authorized, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Stock options
As of March 31, 2021, we had outstanding options to purchase an aggregate 1,800,725 shares of our common stock, with a weighted-average exercise price of $0.96 per share under our 2019 Plan.
Registration rights
Pursuant to the terms of the IRA, immediately following this offering, the holders of 15,736,053 shares of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act as described below. We refer to these shares collectively as registrable securities.
Demand registration rights
Beginning from the earlier of three years after November 10, 2020 or 180 days after the completion of this offering, the holders of not less than 50% of the then-outstanding registrable securities may make a request to us for the registration under the Securities Act of at least 40% of the registrable securities then outstanding if the anticipated aggregate offering price, net of selling expenses, would exceed $10.0 million. Within 10 days after the date such request is given, we are obligated to provide notice of such request to all holders of registrable securities and, as soon as practicable and in any event within 60 days after the date such request is given, to file a Form S-1 registration statement under the Securities Act covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders. We are only required to file two registration statements that are declared effective upon exercise of these demand registration rights. We may postpone taking action with respect to such filing not more than twice during any 12-month period for a total period of not more than 120 days, if after receiving a request for registration, we furnish to the holders requesting such registration a certificate signed by our Chief Executive Officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our stockholders; provided that we may not register any securities for our own account or that of any other stockholder during such 120-day period other than under certain circumstances.
Form S-3 registration rights
The holders of at least 10% of the then-outstanding registrable securities can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered, net of selling expenses, is at least $5.0 million. Within ten days after such request is given, we are obligated to provide notice of such request to all holders of registrable securities and as soon as practicable and in any event within 45 days, file a Form S-3 registration statement, covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders. We are only required to file two registration statements on Form S-3 in a 12-month period. We may postpone taking action with respect to such filing not more than twice during any 12-month period for a period of not more than 120 days, if after receiving a request for registration, we furnish to the holders requesting such registration a certificate signed by our Chief Executive Officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our stockholders; provided that we may not register any securities for our own account or that of any other stockholder during such 120-day period other than under certain circumstances.
Piggyback registration rights
If we register any of our securities for public sale, holders of then-outstanding registrable securities or their permitted transferees will have the right to include their registrable securities in the registration statement. However, this right does not apply to a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our common stock. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total number of registrable securities originally requested by such holders to be included in the registration statement. However, the number of shares to be registered by these holders cannot be reduced below 20% of the registrable securities such holders requested to be included in such offering.
Expenses of registration rights
We will pay all expenses, other than underwriting discounts and selling commissions incurred in connection with each of the registrations described above, including the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling holders selected by holders of a majority of the registrable securities to be registered, provided however that the registrations described above are not subsequently withdrawn at the request of the holders of a majority in interest of the registerable securities (in which case all selling holders shall bear such expenses pro rata based upon the number of registrable securities that were to be included in the withdrawn registration) unless the holders of a majority of the registrable securities agree to forfeit their right to a registration as described above and provided further that if, at the time of such withdrawal, the holders of these rights shall have learned of a material adverse change in the condition, business, or prospects of the company from that known to the holders at the time of their request and have withdrawn the request with reasonable promptness after learning such information then the holders shall not be required to pay any of such expenses and shall not forfeit their rights. All underwriting discounts and selling commissions shall be borne and paid by the holders pro rata on the basis of the number of registrable securities registered on their behalf.
Expiration of registration rights
The registration rights described above will expire, with respect to any particular holder of these rights, on the earliest to occur of (i) the closing of a deemed liquidation event, as defined in our restated certificate of incorporation or (ii) such time after this offering as the registerable securities held by such holder may be sold within any three-month period without restriction pursuant to Rule 144 or a similar exemption under the Securities Act.
Anti-takeover provisions
The provisions of the DGCL, our restated certificate of incorporation and our restated bylaws, as we expect they will be in effect upon the completion of this offering, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also executive officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Restated certificate of incorporation and restated bylaw provisions
Our restated certificate of incorporation and our restated bylaws, as we expect they will be in effect upon the completion of this offering, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:
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Board of directors vacancies. Our restated certificate of incorporation and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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Classified board. Our restated certificate of incorporation and restated bylaws will provide that our board of directors is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section entitled “Management — Board Composition” for additional information.

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Stockholder action; special meetings of stockholders. Our restated certificate of incorporation will provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
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Advance notice requirements for stockholder proposals and director nominations. Our restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws will not provide for cumulative voting.

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Directors removed only for cause. Our restated certificate of incorporation will provide that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.

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Amendment of charter provisions. Any amendment of the above expected provisions in our restated certificate of incorporation will require approval by the holders of at least two-thirds of our outstanding common stock.

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Issuance of undesignated preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

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Choice of forum. Our restated certificate of incorporation will provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Our restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, executive officers or other employees, which may discourage lawsuits against us and our directors, executive officers, and other employees.
Transfer agent and registrar
Upon the completion of this offering, the transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York, 11219.
The Nasdaq Global Select Market listing
We have been approved to list our common stock on the Nasdaq Global Select Market under the symbol “ELEV.”
Limitations of liability and indemnification matters
For a discussion of liability and indemnification, see “Executive compensation.”

Shares eligible for future sale
Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of our common stock, including shares issued upon exercise of outstanding options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.
Upon the completion of this offering, we will have a total of 22,822,230 shares of our common stock outstanding, assuming (i) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 15,736,053 shares of our common stock and (ii) the issuance of 6,250,000 shares of common stock in this offering. Of these outstanding shares, all of the shares of our common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act can only be sold in compliance with the Rule 144 limitations described below.
The remaining outstanding shares of our common stock will be, and shares subject to stock options will be upon issuance, deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, substantially all of our security holders have, or will have, entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below.
Lock-up and market standoff agreements
All of our directors and officers and substantially all of our security holders are, or will be, subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock or options to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of 180 days following the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC, Cowen and Company, LLC and SVB Leerink LLC, subject to certain exceptions. See the section entitled “Underwriting” for additional information.
Rule 144
In general, Rule 144 provides that once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, Rule 144 provides that our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market standoff agreements described above, within any three-month period, a number of shares of our common stock that does not exceed the greater of:
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1% of the number of shares of our common stock then outstanding, which will equal approximately 228,222 shares immediately after the completion of this offering; or

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the average reported weekly trading volume of share of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up and market standoff agreements described above.
Form S-8 registration statement
In connection with this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding options, outstanding shares of restricted stock and the shares of our common stock reserved for issuance under our stock plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject. Of the 1,800,725 shares of our common stock that were subject to options outstanding as of March 31, 2021, options to purchase 242,240 shares of common stock were vested as of March 31, 2021. Shares of our common stock underlying outstanding options will not be eligible for sale until the expiration of the 180-day lock-up and market standoff agreements to which they are subject.
Registration rights
We have granted demand, piggyback and Form S-3 registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section entitled “Description of capital tock — Registration rights” for additional information.

Material U.S. federal income tax consequences to Non-U.S. holders
The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax, special accounting rules under Section 451(b) of the Code or Medicare contribution tax on net investment income and does not deal with state or local tax laws, U.S. federal gift and estate tax laws, except to the limited extent provided below, or any non-U.S. tax laws that may be relevant to Non-U.S. Holders in light of their particular circumstances.
Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as:
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insurance companies, banks, investment funds and other financial institutions;

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tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

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foreign governments and international organizations;

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broker-dealers and traders in securities;

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U.S. expatriates and certain former citizens or long-term residents of the United States;

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

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persons that own, or are deemed to own, more than 5% of our capital stock;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy;

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persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and

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partnerships and other entities or arrangements treated as pass-through or disregarded entities for U.S. federal income tax purposes, and investors in such entities (regardless of their places of organization or formation).

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Furthermore, the discussion below is based upon the provisions of the Code, and U.S. Treasury Regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly retroactively, or could be subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.
PERSONS CONSIDERING THE PURCHASE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

For the purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock, other than a partnership or other entity or arrangement treated as a pass-through entity that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
If you are an individual Non-U.S. citizen, you may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.
Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.
Distributions
We do not expect to make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section entitled “Material U.S. federal income tax consequences to Non-U.S. holders — Gain on disposition of our common stock.”
Any distribution on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States will generally be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us and/or the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and generally must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to us and/or the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to the applicable withholding agent. In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the same rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
See the section entitled “Material U.S. federal income tax consequences to non-U.S. holders — Foreign accounts” for additional information on withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial entities.
Gain on disposition of our common stock
Subject to the discussions below under the sections entitled “Material U.S. federal income tax consequences to non-U.S. holders — Backup withholding and information reporting” and “— Foreign accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien who is an individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) (“USRPHC”) at any time within the shorter of the five-year period preceding such disposition or the Non-U.S. Holder’s holding period in the common stock.
If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at the same U.S. federal income tax rates applicable to U.S. persons. Corporate Non-U.S. Holders described in (a) above may also be subject to the additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (c) above, in general, we would be a United States real property holding corporation if U.S. real property interests as defined in the Code and the U.S. Treasury Regulations comprised (by fair market value) at least half of our worldwide real property interests plus our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a USRPHC. However, there can be no assurance that we will not become a USRPHC in the future. Even if we were to be treated as a USRPHC, gain realized by a Non-U.S. Holder on a disposition of our common stock would not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly or constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the Non-U.S. Holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.
U.S. federal estate tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.
Backup withholding and information reporting
Generally, we or certain financial middlemen must report information to the IRS with respect to any distributions we pay on our common stock including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. federal backup withholding. U.S. federal backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8 ECI, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. broker or a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, or IRS Form W-8 ECI, as applicable, or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your own tax advisor to determine whether you have overpaid your U.S. federal income tax, and whether you are able to obtain a tax refund or credit of the overpaid amount.
Foreign accounts
In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends paid to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally also would apply to payments of gross proceeds from the sale or other disposition of common stock. Under proposed regulations, however, no withholding will apply with respect to payments of gross proceeds. The preamble to the proposed regulations specifies that taxpayers are permitted to rely on such proposed regulations pending finalization.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX OR UNDER ANY APPLICABLE TAX TREATY.

Underwriting
We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Cowen and Company, LLC and SVB Leerink LLC are acting as lead book-running managers of the offering, Wedbush Securities Inc. is acting as co-manager of the offering and J.P. Morgan Securities LLC, Cowen and Company, LLC and SVB Leerink LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Name	Number of Shares
J.P. Morgan Securities LLC	2,562,500
Cowen and Company, LLC	1,562,500
SVB Leerink LLC	1,562,500
Wedbush Securities Inc.	562,500
Total	6.250,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.672 per share. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 937,500 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.12 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$1.12	$1.12
Total	$7,000,000	$8,050,000
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2.6 million. We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, Inc. in an amount up to $30,000.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Cowen and Company, LLC and SVB Leerink LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; or (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.
Our directors and executive officers, and substantially all of our shareholders (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, Cowen and Company, LLC and SVB Leerink LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or any other lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended to lead to or result in a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of our common stock or other securities, in cash or otherwise. Lock-up parties have also acknowledged that they have furnished the representatives with the details of any transaction any such persons or entities, or any of their affiliates, is a party to as of the date of the lock-up agreement, which transaction would have been restricted by the lock-up agreement if it had been entered into by such lock-up party during the restricted period.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers or dispositions of lock-up securities (i) as bona fide gifts, including bona fide gifts to a charity or educational institution, or for bona fide estate planning purposes, (ii) by will, other testamentary document or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to any corporation, partnership, limited liability company or other entity of which the lock-up party or its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to stockholders, partners, members or other equity holders of the lock-up party; (vii) by operation of law, (viii) to us (A) from an employee or other service provider upon death, disability or termination of employment or service of such employee or other service provider or (B) pursuant to a right of first refusal that we have with respect to transfers of such shares of common stock or other securities, (ix) as part of a sale of lock-up securities acquired in this offering or in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards or exercise warrants pursuant to plans described in in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.
J.P. Morgan Securities LLC, Cowen and Company, LLC and SVB Leerink LLC in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
We have been approved to list our common stock on the Nasdaq Global Select Market under the symbol “ELEV.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.
Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters considered a number of factors including:
•
the information set forth in this prospectus and otherwise available to the representatives;

•
our prospects and the history and prospects for the industry in which we compete;

•
an assessment of our management;

•
our prospects for future earnings;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.
Directed share program
At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price to certain individuals through a directed share program, including our directors, officers, employees, business associates and related persons. The sales will be made at our direction by J.P. Morgan Securities LLC and its affiliates through a directed share program. The number of shares of our common stock available for sale to the general public in this offering will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the shares reserved for the directed share program.

Other relationships
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant

State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:
(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or
(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c) in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre, or DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.
Notice to Prospective Investors in Australia
This prospectus:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001, or the Corporations Act;

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, or Exempt Investors.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CO or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Singapore
Each Joint Lead Manager has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Joint Lead Manager has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;
(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;
(iii) where the transfer is by operation of law;
(iv) as specified in Section 276(7) of the SFA; or
(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to Prospective Investors in Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Notice to Prospective Investors in the British Virgin Islands
The shares are not being and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on our behalf. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
Notice to Prospective Investors in China
This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to Prospective Investors in Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the

FETL. The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to Prospective Investors in Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
Notice to Prospective Investors in South Africa
Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96(1) (a) the offer, transfer, sale, renunciation or delivery is to:
(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;
(ii) the South African Public Investment Corporation;
(iii) persons or entities regulated by the Reserve Bank of South Africa;
(iv) authorised financial service providers under South African law;
(v) financial institutions recognised as such under South African law;
(vi) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or
(vii) any combination of the person in (i) to (vi); or
Section 96(1) (b) the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.
Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.
Notice to prospective investors in Israel
In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase securiities under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions, collectively, the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728-1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Legal matters
The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, San Francisco, California. Cooley LLP, San Diego, California is acting as counsel for the underwriters in connection with this offering.
Experts
CohnReznick LLP, independent registered public accounting firm, has audited our financial statements as of and for the years ended December 31, 2019, and 2020, as set forth in their report, which includes an explanatory paragraph regarding Elevation Oncology Inc.’s ability to continue as a going concern. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on CohnReznick LLP’s report, given on their authority as experts in accounting and auditing.
Where you can find additional information
We have filed with the SEC a registration statement on Form S-1 (File Number 333-256787) under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.
We currently do not file periodic reports with the SEC. Upon the completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
We also maintain a website at https://elevationoncology.com/. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Elevation Oncology, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Elevation Oncology, Inc. (the “Company”) as of December 31, 2019 and 2020, and the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for the period from April 29, 2019 (Inception) through December 31, 2019, and the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020 and the results of its operations and its cash flows for the period from April 29, 2019 (Inception) through December 31, 2019, and the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
The Company’s Ability to Continue as a Going Concern
The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations since Inception and will need additional capital to fund future operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ CohnReznick LLP
We have served as the Company’s auditor since 2020
Tysons, Virginia
April 9, 2021, except for the effects of the matters discussed in Note 13, which is as of June 17, 2021

ELEVATION ONCOLOGY, INC.
Balance Sheets
(in thousands, except share and per-share information)
	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$1,740	$79,400
Prepaid expenses and other current assets	174	1,386
Total current assets	1,914	80,786
Property and equipment, net	—	56
Other assets, net	—	65
Total assets	$1,914	$80,907
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$460	$5,679
Accrued expenses	137	1,106
Total current liabilities	597	6,785
Non-current liabilities:
Restricted stock repurchase liability	—	15
Total liabilities	597	6,800
Commitments and contingencies
Series A convertible preferred stock, $0.0001 par value; 32,450,000 authorized as of December 31, 2019 and 2020; 7,266,750 and 32,450,000 issued and outstanding as of December 31, 2019 and 2020, respectively; aggregate liquidation preference of $7,267 and $32,450 as of December 31, 2019 and 2020, respectively	7,190	32,373
Series B convertible preferred stock, $0.0001 par value; 0 and 34,043,889 authorized, issued and outstanding as of December 31, 2019 and 2020, respectively; aggregate liquidation preference of $0 and $65,000 as of December 31, 2019 and 2020, respectively	—	64,815
Stockholders’ deficit:
Common stock, $0.0001 par value; 50,000,000 and 86,000,000 shares authorized as of December 31, 2019 and 2020, respectively; 788,847 and 836,177 issued at December 31, 2019 and 2020, respectively; 788,847 and 800,679 outstanding at December 2019 and 2020, respectively	—	—
Additional paid-in capital	9	66
Accumulated deficit	(5,882)	(23,147)
Total stockholders’ deficit	(5,873)	(23,081)
Total liabilities, convertible preferred stock and stockholders’ deficit	$1,914	$80,907

See accompanying notes to the financial statements.

ELEVATION ONCOLOGY, INC.
Statements of Operations
(in thousands, except share and per-share information)
	Inception Through December 31, 2019	Year Ended December 31, 2020
Operating expenses:
Research and development	$5,338	$15,476
General and administrative	544	1,800
Total operating expenses	5,882	17,276
Loss from operations	(5,882)	(17,276)
Other income, net	—	11
Net loss	$(5,882)	$(17,265)
Net loss per share, basic and diluted	$(7.91)	$(21.80)
Weighted average common shares outstanding, basic and diluted	743,953	791,821

See accompanying notes to the financial statements.

ELEVATION ONCOLOGY, INC.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share information)
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of Series A convertible preferred stock, net of issuance costs of $77	7,266,750	$7,190	—	$—	—	$—	$—	$—	$—
Stock-based compensation	—	—	—	—	—	—	9	—	9
Founders' shares	—	—	—	—	788,847	—	—	—	—
Net loss	—	—	—	—	—	—	—	(5,882)	(5,882)
Balance at December 31, 2019	7,266,750	7,190	—	—	788,847	—	9	(5,882)	(5,873)
Issuance of Series A convertible preferred stock, net of issuance costs of $0	25,183,250	25,183	—	—	—	—	—	—	—
Issuance of Series B convertible preferred stock, net of issuance costs of $185	—	—	34,043,889	64,815	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	52	—	52
Vesting of restricted common stock	—	—	—	—	11,832	—	5	—	5
Net loss	—	—	—	—	—	—	—	(17,265)	(17,265)
Balance at December 31, 2020	32,450,000	$32,373	34,043,889	$64,815	800,679	$—	$66	$(23,147)	$(23,081)

See accompanying notes to the financial statements.

ELEVATION ONCOLOGY, INC.
Statements of Cash Flows
(in thousands)
	Inception through December 31, 2019	Year ended December 31, 2020
Operating activities
Net loss	$(5,882)	$(17,265)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation	9	52
Depreciation expense	—	15
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(174)	(1,212)
Other assets, net	—	(65)
Accounts payable	460	5,219
Accrued expenses	137	958
Net cash used in operating activities	(5,450)	(12,298)
Investing activities
Purchases of property and equipment	—	(71)
Net cash used in investing activities	—	(71)
Financing activities
Proceeds from the issuance of restricted common stock	—	20
Proceeds from the issuance of convertible preferred stock	7,267	90,183
Cash paid for issuance costs of convertible preferred stock	(77)	(174)
Net cash provided by financing activities	7,190	90,029
Increase in cash and cash equivalents	1,740	77,660
Cash and cash equivalents, beginning of period and year	—	1,740
Cash and cash equivalents, end of period and year	$1,740	$79,400
Supplemental disclosure of non-cash financing activities
Issuance costs in accrued expenses	$—	$11

See accompanying notes to the financial statements.

ELEVATION ONCOLOGY, INC.
Notes to the Financial Statements
(in thousands, except share and per-share information)
1. NATURE OF BUSINESS
Elevation Oncology, Inc. (the “Company” or “Elevation”), which was formerly known as 14ner, Inc., was incorporated under the laws of Delaware on April 29, 2019 (“Inception”). The Company is a clinical-stage biopharmaceutical company focused on the development of precision medicines for patients with genomically-defined cancers. The Company acquired its lead product candidate, seribantumab, pursuant to an asset purchase agreement executed with Merrimack Pharmaceuticals, Inc. (the “previous sponsor”) during the period ended December 31, 2019 (see Note 9). Seribantumab inhibits tumor growth driven by NRG1 fusions and is currently being tested in the Company’s Phase 2 CRESTONE clinical trial for patients with tumors of any origin that have an NRG1 fusion. The Company is actively evaluating opportunities for pipeline expansion, prioritizing targeted therapy approaches in tumor types defined by genomic driver alterations.
Risks and Uncertainties
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities.
There can be no assurance that the Company’s research and development of its product candidates will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies.
On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. There is significant uncertainty as to the likely effects of this disease which may, among other things, materially impact the Company’s ongoing clinical trial, and planned future clinical trials. This pandemic or outbreak could result in difficulty securing clinical trial site locations, contract research organizations, and/or trial monitors and other critical vendors and consultants supporting the trial. These situations, or others associated with COVID-19, could cause delays in the Company’s clinical trial plans, could increase expected costs, and impact the ability to raise additional capital, all of which could have a material adverse effect on the Company’s business and its financial condition. COVID-19 has not had a significant impact on the operations or financial results of the Company to date.
Liquidity and Going Concern
The Company has historical losses from operations and anticipates that it will continue to incur losses for the foreseeable future as it continues the research and development of its product candidates. The Company incurred net losses of $5,882 and $17,265 for the period from Inception through December 31, 2019 and the year ended December 31, 2020, respectively, and had an accumulated deficit of $23,147 as of December 31, 2020. Through December 31, 2020, the Company has funded its operations with proceeds from the sale of convertible preferred stock.
As of December 31, 2020, the Company had cash and cash equivalents of $79,400. Without additional funding, the Company believes that it will not have sufficient funds to support its operations for at least one year following the date of issuance of these financial statements. The Company plans to obtain additional funding through equity financings, debt offerings, or other capital sources, including collaborations with other companies or other strategic transactions. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. If the Company is unable to obtain funding, the Company may be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. The circumstances described above raise substantial doubt about the Company’s ability to continue as a going concern as of the date the financial statements are issued. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).
Use of Estimates
The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions, based on judgments considered reasonable, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company bases its estimates and assumptions on known trends and events and various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accruals for research and development expenses, the valuation of common stock and the assumptions used in the valuation of share-based compensation awards. Changes in estimates are recorded in the period in which they become known. Due to the risks and uncertainties involved in the Company’s business and evolving market conditions and, given the subjective element of the estimates and assumptions made, actual results may differ from estimated results.
Segment Information
Operating segments are defined as components of an enterprise about which separate discrete information is available and regularly reviewed by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the development of precision medicines for patients with genomically-defined cancers. All material long-lived assets of the Company reside in the United States.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2020, cash equivalents consisted of money-market funds. As of December 31, 2019, the Company has no cash equivalents reported in its balance sheet. The Company places its cash with a high-credit-quality financial institution domiciled in the United States.
Concentrations of Credit Risk and Significant Suppliers
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The Company’s money market funds are invested in highly rated funds. Periodically, the Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents and does not believe that it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
The Company is dependent on third-party manufacturers to supply products for research and development activities of its programs, including preclinical and clinical testing. These programs could be adversely affected by a significant interruption in the supply of such drug substance and drug products. As of December 31, 2019, the Company had one vendor that accounted for approximately 47% of the total accounts payable. During the year ended December 31, 2020, the Company had one vendor that accounted for approximately 46% of its research and development expense. The same vendor also accounted for approximately 95% of the total accounts payable as of December 31, 2020.
Property and Equipment
Property and equipment consist of computer software that is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Upon retirement or sale, the cost of the disposed asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.
The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying value of assets may not be recoverable. Recoverability is measured by comparison of the asset’s book value to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. No impairment losses have been recorded through December 31, 2020.
Cloud Computing Arrangements
The Company defers implementation costs incurred in cloud computing hosting arrangements in accordance with Accounting Standards Update (“ASU”), 2018-15 and amortizes these costs over the noncancelable term of the cloud computing arrangement, plus any optional renewal periods (1) that are reasonably certain to be exercised by the Company or (2) for which exercises of the renewal option is controlled by the cloud service provider. Costs incurred during the application development stage are capitalized within either prepaid expenses and other current assets, or in other assets, net on the Company’s balance sheet. Amortization of implementation costs are on a straight-line basis over the related hosting arrangement term and is reflected in research and development expenses in the statement of operations for the year ended December 31, 2020.
Classification and Accretion of Convertible Preferred Stock
The Company’s convertible preferred stock is classified outside of stockholders’ deficit on the balance sheets because the holders of such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding convertible preferred stock. The convertible preferred stock is not redeemable, except in the event of a deemed liquidation (see Note 6). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the convertible preferred stock would be made only when a deemed liquidation event becomes probable.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
•
Level 1—Quoted prices in active markets for identical assets or liabilities.

•
Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3—Non-observable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, prepaid expenses and other current assets and accounts payable, approximate fair value due to the short-term nature of these items.
Patent Costs
The legal and professional costs incurred by the Company to maintain its patent rights have been expensed as part of general and administrative expenses since Inception. As of December 31, 2019 and 2020, the Company has determined that these expenses have not met the criteria to be capitalized. Intellectual property-related expenses for the period from Inception through December 31, 2019 and for the year ended December 31, 2020 were $86 and $148, respectively.
Research and Development Costs
Research and development costs consist of salaries and benefits, including associated stock-based compensation, and fees paid to other entities that conduct certain research and development activities on the Company’s behalf. Research and development costs are expensed as incurred. The Company estimates preclinical study and clinical trial expenses based on the services performed pursuant to contracts with research institutions and contract research organizations and clinical manufacturing organizations that conduct and manage preclinical studies and clinical trials on the Company’s behalf based on actual time and expenses incurred by them. Further, the Company accrues expenses related to clinical trials based on the level of patient activity according to the related agreement. The Company monitors patient enrollment levels and related activity to the extent reasonably possible and adjusts estimates accordingly.
The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the services have been performed or when the goods have been received rather than when the payment is made.
Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to the Company’s prior estimates of accrued research and development expenses.
Stock-Based Compensation
The Company measures stock-based compensation cost at the accounting measurement date based on the fair value of the award and recognizes the expense on a straight-line basis over the requisite service period of the award, which is typically the vesting period. Compensation expense is measured using the fair value of the award at the grant date and is adjusted to reflect actual forfeitures as they occur.
The Company estimates the fair value of stock options using the Black-Scholes option pricing model that takes into account the exercise price, the fair value of the Company’s common stock, the expected term of the option, the expected volatility of the Company’s common stock, expected dividends on the Company’s common stock, and the risk-free interest rate over the expected life of the option.
Fair value of common stock—The Company values its common stock by taking into consideration its most recently available valuation of common shares performed by management and the board of directors, as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.
Expected term—The Company uses the simplified method described in the Securities and Exchange Commission Staff Accounting Bulletin Topic 14.D.2 to calculate the expected term as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees.
Expected volatility—The Company is a private company and lacks Company-specific historical and implied volatility information. Therefore, the Company estimates expected volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its traded stock price.
Risk-free interest rate—The risk-free rate assumption is based on the U.S. Treasury yield curves whose terms are consistent with the expected term of the stock options.
Expected dividend—The Company has not issued any dividends and does not expect to issue dividends over the life of the options. As a result, the Company has estimated the dividend yield to be zero.
The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs or service payments are classified.
Net Loss per Common Share
The Company’s net loss is equivalent to net loss attributable to common stockholders for all periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the sum of the weighted average number of common shares outstanding during the period and the effect of dilutive securities.
The Company applies the two-class method to calculate its basic and diluted net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. The Company’s participating securities contractually entitle the holders of such shares to participate in dividends; but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.
The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense.

The Company accounts for uncertainty in income taxes recognized. If the tax position is deemed more likely than not to be sustained, it would then be assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. To date the Company has no uncertain tax positions and there have been no interest and penalties.
Recently Adopted Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”), issued ASU 2016-02, Leases, which supersedes the lease accounting requirements in ASC Topic 840, Leases, and most industry-specific guidance with ASC Topic 842, Leases (“ASC 842”). ASU 2016-02 requires the identification of arrangements that should be accounted for as leases by lessees. In general, for lease arrangements exceeding a 12-month term, these arrangements must now be recognized as assets and liabilities on the balance sheet of the lessee. Under ASU 2016-02, a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization and interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption of ASU 2016-02 must be calculated using the applicable incremental borrowing rate at the date of adoption. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities with relief from the costs of implementing certain aspects of ASU 2016-02. Under the amendments in ASU 2018-11, entities may elect not to restate the comparative periods presented when transitioning to ASC 842 (optional transition method) and lessors may elect not to separate lease and non-lease components when certain conditions are met (lessor relief practical expedient). The optional transition method applies to entities that have not yet adopted ASU 2016-02, which is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020, with early adoption permitted.
The Company adopted ASC 842 using the optional transition method outlined in ASU 2018-11, effective January 1, 2020. Upon adoption, the Company considered all arrangements and concluded that it did not have any operating or capital leases as defined by ASC 842.
In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for the Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. ASU 2018-15 amends ASC 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendments in this ASU align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in the update are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments in the update are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021, with early adoption permitted. The Company early adopted ASU 2018-15 effective January 1, 2020, and recorded $110 in prepaid expenses and other current assets and other assets, net on the balance sheet as of December 31, 2020. The Company recorded $17 of amortization expense for the year ended December 31, 2020.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019. The Company adopted ASU 2018-13 effective January 1, 2020. The adoption of this standard did not have a material impact on the Company’s disclosures.
Recently Issued Accounting Pronouncements
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. Among other items, the amendments in ASU 2019-12 simplify the accounting treatment of tax law changes and year-to-date losses in interim periods. An entity generally recognizes the effects of a change in tax law in the period of enactment; however, there is an exception for tax laws with delayed effective dates. Under current guidance, an entity may not adjust its annual effective tax rate for a tax law change until the period in which the law is effective. This exception was removed under ASU 2019-12, thereby providing that all effects of a tax law change are recognized in the period of enactment, including adjustment of the estimated annual effective tax rate. Regarding year-to-date losses in interim periods, an entity is required to estimate its annual effective tax rate for the full fiscal year at the end of each interim period and use that rate to calculate its income taxes on a year-to-date basis. However, current guidance provides an exception that when a loss in an interim period exceeds the anticipated loss for the year, the income tax benefit is limited to the amount that would be recognized if the year-to-date loss were the anticipated loss for the full year. ASU 2019-12 removes this exception and provides that in this situation, an entity would compute its income tax benefit at each interim period based on its estimated annual effective tax rate. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company has not elected to early adopt ASU 2019-12 and is currently evaluating the impact the adoption of the standard will have on its financial statements and related disclosures.
3. FAIR VALUE MEASUREMENTS OF FINANCIAL ASSETS
The Company’s financial assets subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:
	As of December 31, 2020
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Money market funds included in cash and cash equivalents	$76,013	$—	$—	$76,013
	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Money market funds included in cash and cash equivalents	$76,013	$—	$—	$76,013
As of December 31, 2019, the Company did not have financial assets subject to fair value measurement on a recurring basis. During the year ended December 31, 2020, the Company had no transfers between Level 1, Level 2 or Level 3 financial assets.
4. PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consisted of the following:
		December 31,
	Estimated Useful Life	2019	2020
Computer software	4 years	$—	$71
Less: Accumulated depreciation		—	(15)
Property and equipment, net		$—	$56

The Company recorded $15 of depreciation expense during the year ended December 31, 2020.

5. ACCRUED EXPENSES
Accrued expenses consist of the following:
	December 31,
	2019	2020
Accrued preclinical and clinical trial costs	$12	$505
Accrued compensation	125	429
Accrued consulting	—	127
Accrued professional services	—	28
Accrued other	—	17
Total accrued expenses	$137	$1,106

6. CONVERTIBLE PREFERRED STOCK
The Company has issued Series A and Series B convertible preferred stock (collectively, the “Convertible Preferred Stock”). As of December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 66,493,889 shares of $0.0001 par value convertible preferred stock, of which 32,450,000 are designated as Series A convertible preferred stock (“Series A”) and 34,043,889 are designated as Series B convertible preferred stock (“Series B”). All of the Company’s Convertible Preferred Stock is classified outside of stockholders’ deficit because the shares contain deemed liquidation rights that are a contingent redemption feature not solely within the control of the Company.
Series A
On July 12, 2019, the Company sold 5,450,000 shares of Series A at a price of $1.00 per share (“Series A Original Issue Price”) pursuant to the Series A stock purchase agreement (the “Series A Purchase Agreement”), for gross proceeds of $5,450. On August 7, 2019, investors purchased an additional 1,816,750 shares of Series A at the Series A Original Issue Price, for gross proceeds of $1,817.
Upon achievement of the Milestone Closing (as defined in the Series A Purchase Agreement) and approval by the Company’s board of directors, the Company issued an additional 25,183,250 shares of Series A at the Series A Original Issue Price on January 9, 2020 for gross proceeds of $25,183.
Series B
On November 10, 2020, the Company sold 34,043,889 shares of Series B at a price of $1.9093 per share, (“Series B Original Issue Price”), pursuant to the Series B stock purchase agreement for gross proceeds of $65,000.
The following tables summarize the Company’s outstanding Convertible Preferred Stock as of December 31, 2019 and 2020:
	December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation preference	Conversion Price (per share)
Series A	32,450,000	7,266,750	$7,190	$7,267	$4.23
Balance at December 31, 2019	32,450,000	7,266,750	$7,190	$7,267

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Conversion Price (per share)
Series A	32,450,000	32,450,000	$32,373	$32,450	$4.23
Series B	34,043,889	34,043,889	64,815	65,000	$8.07
Balance at December 31, 2020	66,493,889	66,493,889	$97,188	$97,450

Convertible Preferred Stock Rights and Preferences
The holders of the Convertible Preferred Stock have the following rights and preferences as of December 31, 2020:
Dividends—The holders of Series A accrue dividends at the rate per annum of $0.08 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A (the “Series A Accruing Dividend”). The holders of Series B accrue dividends at the rate per annum of $0.1528 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B (the “Series B Accruing Dividend”, and together with the Series A Accruing Dividend, the “Accruing Dividends”).
Accruing Dividends shall accrue day-to-day from issuance whether or not declared by the board of directors, and shall be cumulative. The Accruing Dividends shall be payable only when, as, and if declared by the board of directors and the Company is under no obligation to pay such Accruing Dividends.
In the case that the board of directors approves dividends on common stock or other classes of capital stock, holders of the Convertible Preferred Stock shall first receive or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Convertible Preferred Stock in an amount equal to (i) the greater of the amount of the aggregate Accruing Dividend then accrued on such share of Convertible Preferred Stock not previously paid and (ii):
(a)
In the case of a dividend on common stock or any class of stock that is convertible into common stock, the product of the dividend payable on each share or series as if all shares of such class or series had been converted into common stock, and the number of common stock issuable upon conversion of a share of such series of Convertible Preferred Stock; or

(b)
In the case of a dividend on any class or series that is not convertible into common stock, the amount determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series, and multiplying such fraction by an amount equal to, in the case of the Series A, the Series A Original Issue Price or, in the case of the Series B, the Series B Original Issue Price.

Liquidation—Upon any voluntary or involuntary liquidation, dissolution, winding up, certain mergers, consolidations, and sale of assets (“Deemed Liquidation Event”), the holders of Convertible Preferred Stock shall receive, in preference to any payments to holders of common shares, on a pari passu basis, an amount equal to one times the Series A Original Issue Price or the Series B Original Issue Price, plus any dividends declared but unpaid (“Deemed Liquidation Amount”). If the assets available for distribution are insufficient to pay the Convertible Preferred Stockholders the full amount they are entitled to, then such stockholders shall share ratably in any distribution of those assets available for distribution in proportion to their respective amounts which would otherwise be payable. In the event that the amount of assets available for distribution is greater than the amount required to pay the preferential amounts due to the Convertible Preferred Stockholders, then the remaining assets shall be distributed among the holders of the Convertible Preferred Stock and the common stock, pro rata based upon the number of shares held by each such holder, on an as converted to common stock basis immediately prior to such liquidation, dissolution or winding up of the Company.

Voting—Holders of Convertible Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Convertible Preferred Stock held by such holder are convertible into as of the record date for determining stockholders entitled to vote on such matter.
The holders of the shares of Series A, exclusively and as a separate class, shall be entitled to elect three directors of the Company. The holders of the shares of Series B, exclusively and as a separate class, shall be entitled to elect two directors of the Company. And, holders of the shares of common stock and Convertible Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect two directors of the Company.
Conversion rights—Each share of Convertible Preferred Stock shall be convertible, at the option of the holder at any time, into such number of common shares determined by dividing the original issue price of the Convertible Preferred Stock by the respective conversion price. As of December 31, 2020, the conversion price for the Series A is $4.23 and the conversion price for the Series B is $8.07.
The Company shall at all times when the Convertible Preferred Stock are issued and outstanding, maintain sufficient shares of common stock authorized but unissued to affect a conversion of all Convertible Preferred Stock then outstanding.
Mandatory conversion—Upon either the closing of the sale of shares of common stock to the public pursuant to an effective registration statement resulting in $75,000 in net proceeds at a price of at least $8.07 per share, or the vote or written consent of at least the majority of the then outstanding Convertible Preferred Stockholders and a majority of the Series B stockholders, all outstanding Convertible Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion price.
Anti-dilution—Holders of the Convertible Preferred Stock are afforded anti-dilution protection with respect to corporate events such as stock splits and recapitalizations.
Redemption—In the event of a Deemed Liquidation Event, if the Company does not effect a dissolution of the corporation under Delaware General Corporation Law within 90 days, then the Company shall send a written notice to each holder of Convertible Preferred Stock advising such holders of their right to require the redemption of such shares of Convertible Preferred Stock. If holders of at least sixty-seven percent of the outstanding shares of Convertible Preferred Stock make a request in writing within 120 days after a Deemed Liquidation Event, the Company shall use the net consideration received from such Deemed Liquidation Event, together with any other assets of the Company available for distribution, to redeem all outstanding shares of Convertible Preferred Stock at a price per share equal to the Deemed Liquidation Amount.
In anticipation of the closing of the Series B in November 2020, the Company amended its certificate of incorporation and certain rights and preferences pertaining to the Series A. The amendment to the certificate of incorporation (1) revised the mandatory conversion feature (2) revised the liquidation preference for the Series A holders and (3) revised the protective voting rights of the Series A shares. The Company assessed each of the revisions made to the Series A pursuant to the amended certificate of incorporation and concluded that they should be accounted for as modifications to the terms of the Series A and that there was no transfer of value to be recorded in the Company’s balance sheet as of December 31, 2020.
7. COMMON STOCK
As of December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 86,000,000 shares of $0.0001 par value common stock.
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. However, common stockholders shall not be entitled to vote on any amendments to the certificate of incorporation that relate to the terms of the Convertible Preferred Stock. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of the Convertible Preferred Stock.

As of December 31, 2020, 836,177 and 800,679 shares of common stock were issued and outstanding, respectively, including 788,847 shares issued to founders. The Company has reserved a total of 19,831,875 shares of common stock as of December 31, 2020 for common stock outstanding, the conversion of the outstanding shares of Convertible Preferred Stock, the exercise of outstanding stock options and the number of shares remaining available for future grant under the Company’s 2019 Stock Incentive Plan.
8. STOCK-BASED COMPENSATION
Stock-based compensation expense as reflected in the Company’s statements of operations was as follows:
	Inception Through December 31, 2019	Year Ended December 31, 2020
Research and development	$2	$24
General and administrative	7	28
Stock-based compensation expense included in operating expenses	$9	$52

2019 Stock Incentive Plan
The Company has one stock-based compensation plan under which it is able to issue equity to employees, board members, consultants and advisors—the 2019 Stock Incentive Plan (the “Plan”). The Plan provides for the issuance of incentive stock options or non-qualified stock options, restricted stock awards, unrestricted stock awards, restricted stock units, or any combination of the foregoing.
The Plan is administered by the board of directors, or at the discretion of the board of directors, by a committee of the board. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or their committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of a share of common stock on the date of grant and the term of a stock option may not be greater than ten years. The Company generally grants stock-based awards with service conditions only. Stock options granted under the Plan generally vest over four years and expire after ten years, although options have been granted with vesting terms less than four years.
The total number of shares of common stock that may be issued under the Plan was 1,972,114 shares when the Plan was adopted. In December 2019 and November 2020, the Company increased the number of shares of common stock reserved for issuance under the Plan by 144,950 shares and 1,189,911 shares, respectively. Shares underlying any awards that are forfeited, canceled, or reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated and shares that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding shall be added back to the shares available for issuance under the Plan. The total number of shares of common stock that may be issued under the Plan as of December 31, 2020 was 3,306,975, of which 1,498,583 shares remained available for future grant.

Stock Options
A summary of stock option activity for employee and nonemployee awards under the Plan is presented below:
	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Granted	459,650	$0.43
Outstanding at December 31, 2019	459,650	$0.43	9.72	$—
Granted	1,348,742	$1.11
Early exercise	(47,330)	0.43
Outstanding at December 31, 2020	1,761,062	$0.95	9.54	$723
Vested at December 31, 2020	160,586	$0.43	9.72	$149
Vested and expected to vest at December 31, 2020	1,661,903	$0.93	9.51	$723

The weighted average grant-date fair value of stock options granted during the period from Inception through December 31, 2019 and the year ended December 31, 2020 was $0.27 and $0.73 per share, respectively. The fair value of each stock option was estimated using a Black-Scholes option-pricing model with the following assumptions:
	Inception Through December 31, 2019	Year Ended December 31, 2020
Risk-free interest rate	1.71%	0.2%−0.75%
Volatility	72%	74%−79%
Dividend yield	0.00%	0.00%
Expected term (years)	6	3−6
The fair value of options that vested for the period from Inception through December 31, 2019 and the year ended December 31, 2020 was $0 and $44, respectively.
Early Exercise of Employee Options
The terms of the Plan permit certain option holders to exercise options before their options are vested, subject to certain limitations. Upon early exercise, the awards become subject to a restricted stock agreement and are subject to the same vesting provisions in the original stock option awards. Shares issued as a result of early exercise that have not vested are subject to repurchase by the Company upon termination of the purchaser’s employment, at the lesser of the price paid by the purchaser or the fair value of the shares at the time of repurchase. Such shares are not deemed to be issued for accounting purposes until they vest and are therefore excluded from shares outstanding until the repurchase right lapses and the shares are no longer subject to the repurchase feature. The liability is reclassified into common stock and additional paid-in capital as the shares vest and the repurchase right lapses. Accordingly, the Company has recorded the unvested portion of the exercise proceeds of $15 as a liability from the early exercise in the accompanying balance sheet as of December 31, 2020.
The Company recorded stock-based compensation expense associated with stock-based awards of $9 and $52 during the period from Inception through December 31, 2019 and for the year ended December 31, 2020, respectively. On December 31, 2020, there was $954 of total unrecognized compensation cost related to unvested stock-based awards, which the Company expects to recognize over a remaining weighted-average period of 3.7 years.

9. ASSET PURCHASE AND LICENSE AGREEMENTS
In May 2019, the Company entered into an asset purchase agreement with the previous sponsor, pursuant to which it acquired all rights and interest to patents, know-how, and inventory for assets related to seribantumab, a fully humanized immunoglobulin G2 monoclonal antibody against HER3.
Pursuant to the asset purchase agreement, the Company made an upfront, non-refundable payment of $3,500 at closing. If the Company succeeds in developing and commercializing seribantumab, the Company may be obligated to pay the previous sponsor up to $54,500 in development, regulatory and sales milestone payments.
Under the terms of the asset purchase agreement, the Company assumed the rights and obligations of the following collaboration and license agreements previously held by the previous sponsor:
•
Dyax—The Company assumed all rights and obligations provided for under the amended and restated collaboration agreement executed between Dyax Corp. (“Dyax”) and the previous sponsor (the “Dyax Agreement”). Pursuant to the Dyax Agreement, Dyax utilized its proprietary phage technology to identify antibodies that would bind to targets of interest to the previous sponsor. Additionally, Dyax granted to the previous sponsor a world-wide, non-exclusive, royalty free right to use and make any and all of the antibodies identified by Dyax for certain research purposes. Seribantumab was identified as a result of the research activities performed under the Dyax Agreement.

Pursuant to the terms of the Dyax Agreement, the Company may be obligated to pay Dyax milestone payments of up to approximately $9,300 if certain development and regulatory milestones are achieved. In addition, Dyax is entitled to mid-single digit royalties based on net sales of seribantumab. The Company’s obligation to pay royalties to Dyax continues on a product-by-product and country-by-country basis until the later of a specified number of years after the first commercial sale in such country and the expiration of the patent rights covering seribantumab in such country.
The Dyax Agreement will remain in effect, unless earlier terminated, for so long as the Company continues to develop or commercialize seribantumab. Either party may terminate the agreement in the event of an uncured material breach by the other party. The Company also has the right to terminate the agreement in its entirety or on a product-by-product basis at any time upon 90 days’ prior written notice.
•
Selexis—The Company assumed all rights and obligations provided for under the amended commercial license agreement executed between Selexis SA (“Selexis”) and the previous sponsor (the “Selexis Agreement”). Pursuant to the Selexis Agreement, the Company received non-exclusive rights to technology for use in the manufacture of seribantumab and may be required to make milestone payments of up to approximately €900, per licensed product, if certain development and regulatory milestones are achieved. Additionally, Selexis may have the right to obtain a royalty of the greater of €200 annually and less than one percent on net sales of seribantumab. The obligation to pay royalties with respect to each product sold in a country continues until the expiration of the patent rights covering the product in such country. Either party may terminate the agreement in the event of an uncured material breach by the other party. The Company also has the right to terminate the agreement at any time upon 60 days’ prior written notice.

•
National Institute of Health—The Company assumed all rights and obligations provided for under the amended commercial license agreement executed between the U.S. Public Health Service, a division of the U.S. Department of Health and Human Services (the “NIH”) and the previous sponsor (the “NIH Agreement”). Pursuant to the NIH Agreement, the Company received non-exclusive rights in the United States to patents related to certain antibodies associated with seribantumab. If certain development and regulatory milestones are achieved, the Company may be obligated to pay NIH additional milestone payments of up to approximately $350 per licensed product.

The Company evaluated the asset purchase agreement with the previous sponsor under ASC Topic 805, Business Combinations, and concluded that the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. Accordingly, the upfront payment of $3,500 was expensed as research and development expenses in the statement of operations for the period from Inception through December 31, 2019. Additionally, the Company concluded that all consideration to be paid under the asset purchase agreement is contingent in nature and will be recognized when the respective contingency is resolved. The Company assessed the contingent events which would result in the payment of a milestone as of December 31, 2019 and 2020, and concluded no such payments were required.
10. COMMITMENTS AND CONTINGENCIES
The Company, from time to time, may be involved in legal proceedings, regulatory actions, claims and litigation arising in the ordinary course of business. The Company was not a defendant in any lawsuits from Inception to the date of these financial statements.
11. INCOME TAXES
No provision for income taxes was recorded for the period from Inception through December 31, 2019 and for the year ended December 31, 2020. The Company has incurred net pre-tax losses in the United States only for all periods presented. The Company has not reflected any benefit of such net operating loss (“NOL”) carryforwards in the accompanying financial statements. The provision for income taxes differs from the amount expected by applying the federal statutory rate to the loss before taxes as follows:
	Inception Through December 31, 2019	Year Ended December 31, 2020
Profit before tax at federal statutory rate	21.0%	21.0%
State tax benefit, net of federal benefit	0.0%	0.3%
Research and development credit carryovers	0.0%	1.7%
Permanent differences	(0.7)%	(0.6)%
Change in valuation allowance	(20.3)%	(22.4)%
Effective income tax rate	0.0%	0.0%

In assessing the realizability of the net deferred tax assets, the Company considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the NOL carryforwards. The Company has recorded a valuation allowance against its deferred tax assets on December 31, 2019 and 2020 because the Company’s management believes that it is more likely than not that these assets will not be fully realized in the near future. The increase in the valuation allowance of approximately $4,571 in the year ended December 31, 2020 primarily relates to the generation of net operating losses and research and development credits.
As of December 31, 2020, the Company had federal NOL carryforwards of approximately $19,435, all of which can be carried forward indefinitely, and state NOL carryforwards of $1,147, which begin to expire in 2040. The Company also has federal tax credits of $295 which may be used to offset future tax liabilities and will begin to expire in 2040. NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities.

Net deferred tax asset (liability) in the accompanying balance sheets consists of the following:
	December 31,
	2019	2020
Deferred tax assets and (liabilities)
Net operating losses	$545	$4,138
Research and development credit	—	295
Intangible assets	—	664
Gross deferred tax asset	545	5,097
Valuation allowance	(512)	(5,083)
Net deferred tax asset	33	14
Stock-based compensation	—	(2)
Intangible assets	(33)	—
Fixed assets	—	(12)
Deferred tax liabilities	(33)	(14)
Net deferred tax asset (liability)	$—	$—

Subsequent ownership changes may further affect the limitation in future years. The Company has not conducted a study to assess whether a change of ownership has occurred or whether there have been multiple changes of ownership since Inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of ownership, as defined by Section 382 and 383 of the Internal Revenue Code, at any time since Inception, utilization of the NOL carryforwards or research and development tax credit carryforwards would be subject to the annual limitations under Section 382 and 383 of the Internal Revenue Code.
The Company will recognize both accrued interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2020, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available. As of December 31, 2020 all tax returns remain open.
In response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”), was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback NOLs originating during 2018 through 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for tax years beginning January 1, 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act. The Company notes that these provisions did not have a material impact to the amounts recorded within this footnote.

12. NET LOSS PER SHARE
The following table summarizes the computation of basic and diluted net loss per share of the Company:
	Inception Through December 31, 2019	Year Ended December 31, 2020
Net loss	$(5,882)	$(17,265)
Weighted average common stock outstanding, basic and diluted	743,953	791,821
Net loss per share, basic and diluted	$(7.91)	$(21.80)

The Company’s potentially dilutive securities, which include convertible preferred stock, options to purchase common stock and unvested restricted stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:
	December 31,
	2019	2020
Convertible preferred shares	1,719,709	15,736,053
Outstanding stock options	459,650	1,761,062
Unvested restricted stock	—	35,498
	2,179,359	17,532,613

13. SUBSEQUENT EVENTS
The Company's management reviewed all material events through the date the financial statements were issued for subsequent event disclosure consideration.
On June 17, 2021, the Company effected a 1.0-for-4.225582 reverse stock split of its issued and outstanding shares of common stock and proportional adjustment to the existing conversion ratios for each series of the Company’s Preferred Stock. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.
On June 14 2021, the Company entered into a collaboration agreement (the “Caris Agreement”) with Caris Life Sciences (“Caris”). Under the terms of the Caris Agreement, Caris will identify targets for the collaboration and provide those targets to the Company at regular intervals for review and approval. Once a target is selected by the collaboration’s joint steering committee, the collaboration will retain exclusive access to the selected targets.
The financial terms surrounding development and commercialization of each product candidate identified for the collaboration and included in the Caris Agreement vary based on the level of participation elected by each party in the development and commercialization efforts following identification of a target. There are no upfront or milestone payments or royalties due to either party under the collaboration. With respect to proceeds from a product resulting from the collaboration, Caris will be entitled to an initial percentage ranging from the mid-single digits to low teens with the remaining proceeds allocated based on each party’s pro rata share of expenses incurred in development of the product. The Caris Agreement provides flexibility for Caris and the Company to jointly develop and commercialize, or for either the Company or Caris to incur development and commercialization expenses. The ultimate percentage of proceeds payable to the Company and Caris will depend on the level of development and commercialization participation elected by each party.

The Company will own the intellectual property rights to the therapeutics developed under the collaboration, and Caris will own the intellectual property rights to the diagnostics developed under the collaboration.
Either party may terminate the Caris Agreement for uncured material breach by the other party or in the case of the other party’s insolvency. The term of the Caris Agreement is three years, automatically renewing for one-year terms. Either party may terminate the agreement at the end of a term by written notice to the other, subject to the continuation of exclusivity with respect to any target selected by the joint steering committee, so long as commercially reasonable efforts are used to discover, identify, develop and/or commercialize a therapeutic related to such target.

Elevation Oncology, Inc.
CONDENSED INTERIM BALANCE SHEETS
(in thousands, except share and per share data)
	December 31,	March 31,
	2020	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$79,400	$69,912
Prepaid expenses and other current assets	1,386	1,198
Total current assets	80,786	71,110
Property and equipment, net	56	52
Other non-current assets	65	600
Total assets	$80,907	$71,762
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,679	$672
Accrued expenses	1,106	1,994
Total current liabilities	6,785	2,666
Non-current liabilities:
Restricted stock repurchase liability	15	13
Total liabilities	6,800	2,679
Commitments and contingencies
Series A convertible preferred stock, $0.0001 par value; 32,450,000 authorized, issued and outstanding as of December 31, 2020 and March 31, 2021; aggregate liquidation preference of $32,450 as of December 31, 2020 and March 31, 2021	32,373	32,373
Series B convertible preferred stock, $0.0001 par value; 34,043,889 authorized, issued and outstanding as of December 31, 2020 and March 31, 2021; aggregate liquidation preference of $65,000 as of December 31, 2020 and March 31, 2021	64,815	64,815
Stockholders’ deficit:
Common stock, $0.0001 par value; 86,000,000 shares authorized as of December 31, 2020 and March 31, 2021; 836,177 issued as of December 31, 2020 and March 31, 2021; 800,679, and 804,623 outstanding as of December 31, 2020 and March 31, 2021, respectively	—	—
Additional paid-in capital	66	133
Accumulated deficit	(23,147)	(28,238)
Total stockholders’ deficit	(23,081)	(28,105)
Total liabilities, convertible preferred stock and stockholders’ deficit	$80,907	$71,762

Elevation Oncology, Inc.
CONDENSED INTERIM STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Three months ended March 31,
	2020	2021
	(unaudited)
Operating expenses:
Research and development	$1,488	$4,134
General and administrative	471	952
Total operating expenses	1,959	5,086
Loss from operations	(1,959)	(5,086)
Other income (expense), net	1	(5)
Net loss	$(1,958)	$(5,091)
Net loss per share, basic and diluted	$(2.48)	(6.36)
Weighted average common shares outstanding, basic and diluted	788,847	800,679

Elevation Oncology, Inc.
Condensed Interim Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share and per share data)
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	7,266,750	$7,190	—	$—	788,847	$—	$9	$(5,882)	$(5,873)
Issuance of Series A convertible preferred stock, net of issuance costs of $0	25,183,250	25,183	—	—	—	—	—	—	—
Stock based compensation	—	—	—	—	—	—	9	—	9
Net loss	—	—	—	—	—	—	—	(1,958)	(1,958)
Balance at March 31, 2020 (unaudited)	32,450,000	$32,373	—	$—	788,847	$—	$18	$(7,840)	$(7,822)
Balance at December 31, 2020	32,450,000	$32,373	34,043,889	$64,815	800,679	$—	$66	$(23,147)	$(23,081)
Stock based compensation	—	—	—	—	—	—	65	—	65
Vesting of restricted common stock	—	—	—	—	3,944	—	2	—	2
Net loss	—	—	—	—	—	—	—	(5,091)	(5,091)
Balance at March 31, 2021 (unaudited)	32,450,000	$32,373	34,043,889	$64,815	804,623	$—	$133	$(28,238)	$(28,105)

Elevation Oncology, Inc.
CONDENSED INTERIM STATEMENT OF CASH FLOWS
(in thousands, except share and per share data)
	Three months ended March 31,
	2020	2021
	(unaudited)
Operating activities
Net loss	$(1,958)	$(5,091)
Reconciliation of net loss to net cash used in operating activities:
Stock based compensation	9	65
Depreciation expense	—	4
Changes in operating assets and liabilities:
Prepaid expenses and other assets	127	(347)
Accounts payable	209	(5,007)
Accrued expenses	20	899
Net cash used in operating activities	(1,593)	(9,477)
Financing activities
Proceeds from the issuance of convertible preferred stock	25,183	—
Cash paid for issuance costs of convertible preferred stock	—	(11)
Net cash provided by (used in) financing activities	25,183	(11)
Increase (decrease) in cash and cash equivalents	23,590	(9,488)
Cash and cash equivalents, beginning of period	1,740	79,400
Cash and cash equivalents, end of period	$25,330	$69,912
Supplemental disclosure of non-cash financing activities
Deferred offering costs in accrued expenses	$—	$448

Elevation Oncology, Inc.
Notes to the condensed interim financial statements
(in thousands, except share and per-share information)
1. Nature of business
Elevation Oncology, Inc. (the “Company” or “Elevation”), which was formerly known as 14ner, Inc., was incorporated under the laws of Delaware on April 29, 2019 (“Inception”). The Company is a clinical-stage biopharmaceutical company focused on the development of precision medicines for patients with genomically- defined cancers. The Company acquired its lead product candidate, seribantumab, pursuant to an asset purchase agreement executed with Merrimack Pharmaceuticals, Inc. (the “previous sponsor”) during the period ended December 31, 2019 (see Note 9). Seribantumab inhibits tumor growth driven by NRG1 fusions and is currently being tested in the Company’s Phase 2 CRESTONE clinical trial for patients with tumors of any origin that have an NRG1 fusion. The Company is actively evaluating opportunities for pipeline expansion, prioritizing targeted therapy approaches in tumor types defined by genomic driver alterations.
Risks and uncertainties
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities.
There can be no assurance that the Company’s research and development of its product candidates will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies.
On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. There is significant uncertainty as to the likely effects of this disease which may, among other things, materially impact the Company’s ongoing clinical trial, and planned future clinical trials. This pandemic or outbreak could result in difficulty securing clinical trial site locations, contract research organizations, and/or trial monitors and other critical vendors and consultants supporting the trial. These situations, or others associated with COVID-19, could cause delays in the Company’s clinical trial plans, could increase expected costs, and impact the ability to raise additional capital, all of which could have a material adverse effect on the Company’s business and its financial condition. COVID-19 has not had a significant impact on the operations or financial results of the Company to date.
Liquidity and going concern
The Company has historical losses from operations and anticipates that it will continue to incur losses for the foreseeable future as it continues the research and development of its product candidates. The Company incurred net losses of $1,958 and $5,091 for the three months ended March 31, 2020 and 2021, respectively, and had an accumulated deficit of $28,238 as of March 31, 2021. Through March 31, 2021, the Company has funded its operations with proceeds from the sale of convertible preferred stock.
As of March 31, 2021, the Company had cash and cash equivalents of $69,912. Without additional funding, the Company believes that it will not have sufficient funds to support its operations for at least one year following the date of issuance of these financial statements. The Company plans to obtain additional funding through equity financings, debt offerings, or other capital sources, including collaborations with other companies or other strategic transactions. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. If the Company is unable to obtain funding, the Company may be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. The circumstances described above raise substantial doubt about the Company’s ability to continue as a going concern as of the date the financial statements are issued. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.
2. Summary of significant accounting policies
Significant accounting policies
The Company’s significant accounting policies are disclosed in the audited financial statements for the year ended December 31, 2020, included elsewhere in this prospectus. Since the date of those financial statements, there have been no changes to its significant accounting policies except as noted below.
Basis of presentation
The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In management’s opinion, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the Company’s financial position, results of operations, and cash flows. The unaudited condensed interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the United States Securities and Exchange Commission (“SEC”). Management believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited condensed interim financial statements are read in conjunction with the audited financial statements and notes thereto as of and for the year ended December 31, 2020.
Deferred offering costs
The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process preferred stock or common stock financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction to the carrying value of convertible preferred stock or in stockholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should a planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. The Company had $535 of deferred offering costs as of March 31, 2021.
Concentrations of credit risk and significant suppliers
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The Company’s money market funds are invested in highly rated funds. Periodically, the Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents and does not believe that it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
The Company is dependent on third-party manufacturers to supply products for research and development activities of its programs, including preclinical and clinical testing. These programs could be adversely affected by a significant interruption in the supply of such drug substance and drug products. During the three months ended March 31, 2020, the Company had three vendors that, combined, represented approximately 46% of its research and development expense. As of and during the three months ended March 31, 2021, the Company had two vendors that, combined, represented approximately 56% and 23% of its research and development expense and total accounts payable, respectively.
3. Fair value measurements of financial assets
The Company’s financial assets subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:
	As of March 31, 2021
	Cost	Unrealized gains	Unrealized losses	Fair value
Money market funds included in cash and cash equivalents	$69,514	$—	$—	$69,514
	As of December 31, 2020
	Cost	Unrealized gains	Unrealized losses	Fair value
Money market funds included in cash and cash equivalents	$76,013	$—	$—	$76,013
	As of March 31, 2021
	Level 1	Level 2	Level 3	Total
Money market funds included in cash and cash equivalents	$69,514	$—	$—	$69,514
	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Money market funds included in cash and cash equivalents	$76,013	$—	$—	$76,013
During the year ended December 31, 2020 and the three months ended March 31, 2021, the Company had no transfers between Level 1, Level 2 or Level 3 financial assets.
4. Property and equipment, net
Property and equipment, net, consisted of the following:
	Estimated useful life	December 31, 2020	March 31, 2021
Computer software	4 years	$71	$71
Less: Accumulated depreciation		(15)	(19)
Property and equipment, net		$56	$52

The Company recorded $0 and $4 of depreciation expense during the three months ended March 31, 2020 and 2021, respectively.

5. Accrued expenses
Accrued expenses consist of the following:
	December 31, 2020	March 31, 2021
Accrued preclinical and clinical trial costs	$505	$1,285
Accrued compensation	429	165
Accrued consulting	127	51
Accrued professional services	28	491
Accrued other	17	2
Total accrued expenses	$1,106	$1,994

6. Convertible preferred stock
The Company has issued Series A and Series B convertible preferred stock (collectively, the “Convertible Preferred Stock”). As of March 31, 2021, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 66,493,889 shares of $0.0001 par value convertible preferred stock, of which 32,450,000 are designated as Series A convertible preferred stock (“Series A”) and 34,043,889 are designated as Series B convertible preferred stock (“Series B”). All of the Company’s Convertible Preferred Stock is classified outside of stockholders’ deficit because the shares contain deemed liquidation rights that are a contingent redemption feature not solely within the control of the Company.
Series A
On July 12, 2019, the Company sold 5,450,000 shares of Series A at a price of $1.00 per share (“Series A Original Issue Price”) pursuant to the Series A stock purchase agreement (the “Series A Purchase Agreement”), for gross proceeds of $5,450. On August 7, 2019, investors purchased an additional 1,816,750 shares of Series A at the Series A Original Issue Price, for gross proceeds of $1,817.
Upon achievement of the Milestone Closing (as defined in the Series A Purchase Agreement) and approval by the Company’s board of directors, the Company issued an additional 25,183,250 shares of Series A at the Series A Original Issue Price on January 9, 2020 for gross proceeds of $25,183.
Series B
On November 10, 2020, the Company sold 34,043,889 shares of Series B at a price of $1.9093 per share, (“Series B Original Issue Price”), pursuant to the Series B stock purchase agreement for gross proceeds of $65,000.
The following tables summarize the Company’s outstanding Convertible Preferred Stock as of December 31, 2020 and March 31, 2021:
	As of March 31, 2021
	Shares authorized	Shares issued and outstanding	Carrying value	Liquidation preference	Conversion price (per share)
Series A	32,450,000	32,450,000	$32,373	$32,450	$4.23
Series B	34,043,889	34,043,889	64,815	65,000	$8.07
Balance as of March 31, 2021	66,493,889	66,493,889	$97,188	$97,450

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Conversion Price (per share)
Series A	32,450,000	32,450,000	$32,373	$32,450	$4.23
Series B	34,043,889	34,043,889	64,815	65,000	$8.07
Balance at December 31, 2020	66,493,889	66,493,889	$97,188	$97,450

Convertible preferred stock rights and preferences
The holders of the Convertible Preferred Stock have the following rights and preferences as of March 31, 2021:
Dividends—The holders of Series A accrue dividends at the rate per annum of $0.08 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A (the “Series A Accruing Dividend”). The holders of Series B accrue dividends at the rate per annum of $0.1528 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B (the “Series B Accruing Dividend”, and together with the Series A Accruing Dividend, the “Accruing Dividends”).
Accruing Dividends shall accrue day-to-day from issuance whether or not declared by the board of directors, and shall be cumulative. The Accruing Dividends shall be payable only when, as, and if declared by the board of directors and the Company is under no obligation to pay such Accruing Dividends.
In the case that the board of directors approves dividends on common stock or other classes of capital stock, holders of the Convertible Preferred Stock shall first receive or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Convertible Preferred Stock in an amount equal to (i) the greater of the amount of the aggregate Accruing Dividend then accrued on such share of Convertible Preferred Stock not previously paid and (ii):
a.
In the case of a dividend on common stock or any class of stock that is convertible into common stock, the product of the dividend payable on each share or series as if all shares of such class or series had been converted into common stock, and the number of common stock issuable upon conversion of a share of such series of Convertible Preferred Stock; or

b.
In the case of a dividend on any class or series that is not convertible into common stock, the amount determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series, and multiplying such fraction by an amount equal to, in the case of the Series A, the Series A Original Issue Price or, in the case of the Series B, the Series B Original Issue Price.

Liquidation—Upon any voluntary or involuntary liquidation, dissolution, winding up, certain mergers, consolidations, and sale of assets (“Deemed Liquidation Event”), the holders of Convertible Preferred Stock shall receive, in preference to any payments to holders of common shares, on a pari passu basis, an amount equal to one times the Series A Original Issue Price or the Series B Original Issue Price, plus any dividends declared but unpaid (“Deemed Liquidation Amount”). If the assets available for distribution are insufficient to pay the Convertible Preferred Stockholders the full amount they are entitled to, then such stockholders shall share ratably in any distribution of those assets available for distribution in proportion to their respective amounts which would otherwise be payable. In the event that the amount of assets available for distribution is greater than the amount required to pay the preferential amounts due to the Convertible Preferred Stockholders, then the remaining assets shall be distributed among the holders of the Convertible Preferred Stock and the common stock, pro rata based upon the number of shares held by each such holder, on an as converted to common stock basis immediately prior to such liquidation, dissolution or winding up of the Company.

Voting—Holders of Convertible Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Convertible Preferred Stock held by such holder are convertible into as of the record date for determining stockholders entitled to vote on such matter.
The holders of the shares of Series A, exclusively and as a separate class, shall be entitled to elect three directors of the Company. The holders of the shares of Series B, exclusively and as a separate class, shall be entitled to elect two directors of the Company. And, holders of the shares of common stock and Convertible Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect two directors of the Company.
Conversion rights—Each share of Convertible Preferred Stock shall be convertible, at the option of the holder at any time, into such number of common shares determined by dividing the original issue price of the Convertible Preferred Stock by the respective conversion price. As of December 31, 2020 and March 31, 2021, the conversion price for the Series A is $4.23 and the conversion price for the Series B is $8.07.
The Company shall at all times when the Convertible Preferred Stock are issued and outstanding, maintain sufficient shares of common stock authorized but unissued to affect a conversion of all Convertible Preferred Stock then outstanding.
Mandatory conversion—Upon either the closing of the sale of shares of common stock to the public pursuant to an effective registration statement resulting in $75,000 in net proceeds at a price of at least $8.07 per share, or the vote or written consent of at least the majority of the then outstanding Convertible Preferred Stockholders and a majority of the Series B stockholders, all outstanding Convertible Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion price.
Anti-dilution—Holders of the Convertible Preferred Stock are afforded anti-dilution protection with respect to corporate events such as stock splits and recapitalizations.
Redemption—In the event of a Deemed Liquidation Event, if the Company does not effect a dissolution of the corporation under Delaware General Corporation Law within 90 days, then the Company shall send a written notice to each holder of Convertible Preferred Stock advising such holders of their right to require the redemption of such shares of Convertible Preferred Stock. If holders of at least sixty-seven percent of the outstanding shares of Convertible Preferred Stock make a request in writing within 120 days after a Deemed Liquidation Event, the Company shall use the net consideration received from such Deemed Liquidation Event, together with any other assets of the Company available for distribution, to redeem all outstanding shares of Convertible Preferred Stock at a price per share equal to the Deemed Liquidation Amount.
In anticipation of the closing of the Series B in November 2020, the Company amended its certificate of incorporation and certain rights and preferences pertaining to the Series A. The amendment to the certificate of incorporation (1) revised the mandatory conversion feature (2) revised the liquidation preference for the Series A holders and (3) revised the protective voting rights of the Series A shares. The Company assessed each of the revisions made to the Series A pursuant to the amended certificate of incorporation and concluded that they should be accounted for as modifications to the terms of the Series A and that there was no transfer of value to be recorded in the Company’s balance sheet as of December 31, 2020.
7. Common stock
As of March 31, 2021, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 86,000,000 shares of $0.0001 par value common stock.
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. However, common stockholders shall not be entitled to vote on any amendments to the certificate of incorporation that relate to the terms of the Convertible Preferred Stock. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of the Convertible Preferred Stock.

As of December 31, 2020, 836,177 and 800,679 shares of common stock were issued and outstanding, respectively, including 788,847 shares issued to founders. As of March 31, 2021, 836,177 and 804,623 shares of common stock were issued and outstanding, respectively, including 788,847 shared issued to founders. The Company has reserved a total of 19,831,875 shares of common stock as of March 31, 2021 for common stock outstanding, the conversion of the outstanding shares of Convertible Preferred Stock, the exercise of outstanding stock options and the number of shares remaining available for future grant under the Company’s 2019 Stock Incentive Plan.
8. Stock-based compensation
Stock-based compensation expense as reflected in the Company’s statements of operations was as follows:
	Three months ended March 31,
	2020	2021
Research and development	$3	$27
General and administrative	6	38
Share-based compensation expense included in operating expenses	$9	$65

2019 Stock incentive plan
The Company has one stock-based compensation plan under which it is able to issue equity to employees, board members, consultants and advisors—the 2019 Stock Incentive Plan (the “Plan”). The Plan provides for the issuance of incentive stock options or non-qualified stock options, restricted stock awards, unrestricted stock awards, restricted stock units, or any combination of the foregoing.
The Plan is administered by the board of directors, or at the discretion of the board of directors, by a committee of the board. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or their committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of a share of common stock on the date of grant and the term of a stock option may not be greater than ten years. The Company generally grants stock-based awards with service conditions only. Stock options granted under the Plan generally vest over four years and expire after ten years, although options have been granted with vesting terms less than four years.
The total number of shares of common stock that may be issued under the Plan was 1,972,114 shares when the Plan was adopted. In December 2019 and November 2020, the Company increased the number of shares of common stock reserved for issuance under the Plan by 144,950 shares and 1,189,911 shares, respectively. Shares underlying any awards that are forfeited, canceled, or reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated and shares that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding shall be added back to the shares available for issuance under the Plan. The total number of shares of common stock that may be issued under the Plan as of December 31, 2020 and March 31, 2021 was 3,306,975. As of December 31, 2020 and March 31, 2021, 1,498,583 and 1,458,920 shares remained available for future grant, respectively.

Stock options
The following is a summary of the Company’s stock option activity for the three months ended March 31, 2021:
	Options	Weighted- average exercise price	Weighted- average remaining contractual term (years)	Aggregate intrinsic value
Outstanding at December 31, 2020	1,761,062	$0.95	9.54	$723
Granted	39,663	1.36
Outstanding at March 31, 2021	1,800,725	0.96	9.30	$3,842
Vested at March 31, 2021	242,240	0.43	8.57	$645
Vested and expected to vest at March 31, 2021	1,701,566	$0.94	9.28	$3,670

The following is a summary of the Company’s stock option activity for the three months ended March 31, 2020:
	Options	Weighted- average exercise price	Weighted- average remaining contractual term (years)	Aggregate intrinsic value
Outstanding at December 31, 2019	459,650	$0.43	9.72	$—
Granted	211,706	0.43
Outstanding at March 31, 2020	671,356	0.43	9.62	$—
Vested at March 31, 2020	—	—	—	$—
Vested and expected to vest at March 31, 2020	671,356	$0.43	9.62	$—

The weighted average grant-date fair value of stock options granted during the three months ended March 31, 2020 and 2021 was $0.28 and $0.90 per share, respectively. The fair value of each stock option was estimated using a Black-Scholes option-pricing model with the following assumptions:
	Three months ended March 31,
	2020	2021
Risk-free interest rate	0.75%	0.95%
Volatility	75%	77%
Dividend yield	0.00%	0.00%
Expected term (years)	6	6
The fair value of options that vested during the three months ended March 31, 2020 and 2021 was $0 and $22, respectively.
Early exercise of employee options
The terms of the Plan permit certain option holders to exercise options before their options are vested, subject to certain limitations. Upon early exercise, the awards become subject to a restricted stock agreement and are subject to the same vesting provisions in the original stock option awards. Shares issued as a result of early exercise that have not vested are subject to repurchase by the Company upon termination of the purchaser’s employment, at the lesser of the price paid by the purchaser or the fair value of the shares at the time of repurchase. Such shares are not deemed to be issued for accounting purposes until they vest and are therefore excluded from shares outstanding until the repurchase right lapses and the shares are no longer subject to the repurchase feature. The liability is reclassified into common stock and additional paid-in capital as the shares vest and the repurchase right lapses. Accordingly, the Company has recorded the unvested portion of the exercise proceeds of $15 and $13 as a liability from the early exercise in the accompanying balance sheet as of December 31, 2020 and March 31, 2021, respectively.
The Company recorded stock-based compensation expense associated with stock-based awards of $9 and $65 during the three months ended March 31, 2020 and 2021, respectively. On March 31, 2021, there was $924 of total unrecognized compensation cost related to unvested stock-based awards, which the Company expects to recognize over a remaining weighted-average period of 3.5 years.
9. Asset purchase and license agreements
In May 2019, the Company entered into an asset purchase agreement with the previous sponsor, pursuant to which it acquired all rights and interest to patents, know-how, and inventory for assets related to seribantumab, a fully humanized immunoglobulin G2 monoclonal antibody against HER3.
Pursuant to the asset purchase agreement, the Company made an upfront, non-refundable payment of $3,500 at closing. If the Company succeeds in developing and commercializing seribantumab, the Company may be obligated to pay the previous sponsor up to $54,500 in development, regulatory and sales milestone payments.
Under the terms of the asset purchase agreement, the Company assumed the rights and obligations of the following collaboration and license agreements previously held by the previous sponsor:
•
Dyax—The Company assumed all rights and obligations provided for under the amended and restated collaboration agreement executed between Dyax Corp. (“Dyax”) and the previous sponsor (the “Dyax Agreement”). Pursuant to the Dyax Agreement, Dyax utilized its proprietary phage technology to identify antibodies that would bind to targets of interest to the previous sponsor. Additionally, Dyax granted to the previous sponsor a world-wide, non-exclusive, royalty free right to use and make any and all of the antibodies identified by Dyax for certain research purposes. Seribantumab was identified as a result of the research activities performed under the Dyax Agreement.

Pursuant to the terms of the Dyax Agreement, the Company may be obligated to pay Dyax milestone payments of up to approximately $9,300 if certain development and regulatory milestones are achieved. In addition, Dyax is entitled to mid-single digit royalties based on net sales of seribantumab. The Company’s obligation to pay royalties to Dyax continues on a product-by-product and country-by-country basis until the later of a specified number of years after the first commercial sale in such country and the expiration of the patent rights covering seribantumab in such country.
The Dyax Agreement will remain in effect, unless earlier terminated, for so long as the Company continues to develop or commercialize seribantumab. Either party may terminate the agreement in the event of an uncured material breach by the other party. The Company also has the right to terminate the agreement in its entirety or on a product-by-product basis at any time upon 90 days’ prior written notice.
•
Selexis—The Company assumed all rights and obligations provided for under the amended commercial license agreement executed between Selexis SA (“Selexis”) and the previous sponsor (the “Selexis Agreement”). Pursuant to the Selexis Agreement, the Company received non-exclusive rights to technology for use in the manufacture of seribantumab and may be required to make milestone payments of up to approximately €900, per licensed product, if certain development and regulatory milestones are achieved. Additionally, Selexis may have the right to obtain a royalty of the greater of €200 annually and less than one percent on net sales of seribantumab. The obligation to pay royalties with respect to each product sold in a country continues until the expiration of the patent rights covering the product in such country.

Either party may terminate the agreement in the event of an uncured material breach by the other party. The Company also has the right to terminate the agreement at any time upon 60 days’ prior written notice.
•
National Institute of Health—The Company assumed all rights and obligations provided for under the amended commercial license agreement executed between the U.S. Public Health Service, a division of the

U.S. Department of Health and Human Services (the “NIH”) and the previous sponsor (the “NIH Agreement”). Pursuant to the NIH Agreement, the Company received non-exclusive rights in the United States to patents related to certain antibodies associated with seribantumab. If certain development and regulatory milestones are achieved, the Company may be obligated to pay NIH additional milestone payments of up to approximately $350 per licensed product.
The Company evaluated the asset purchase agreement with the previous sponsor under ASC Topic 805, Business Combinations, and concluded that the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. Accordingly, the upfront payment of $3,500 was expensed as research and development expenses in the statement of operations for the period from Inception through December 31, 2019. Additionally, the Company concluded that all consideration to be paid under the asset purchase agreement is contingent in nature and will be recognized when the respective contingency is resolved. The Company assessed the contingent events which would result in the payment of a milestone during the three months ended March 31, 2020 and 2021, and concluded no such payments were required.
10. Net loss per share
The following table summarizes the computation of basic and diluted net loss per share of the Company:
	Three months ended March 31,
	2020	2021
Net loss	$(1,958)	$(5,091)
Weighted average common stock outstanding, basic and diluted	788,847	800,679
Net loss per share, basic and diluted	$(2.48)	$(6.36)

The Company’s potentially dilutive securities, which include convertible preferred stock, options to purchase common stock and unvested restricted stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:
	March 31,
	2020	2021
Convertible preferred shares	7,679,427	15,736,053
Outsanding stock options	671,356	1,800,725
Unvested restricted stock	—	31,554
	8,350,783	17,568,332

11. Subsequent events
The Company's management reviewed all material events through the date the financial statements were issued for subsequent event disclosure consideration.
On June 17, 2021, the Company effected a 1.0-for-4.225582 reverse stock split of its issued and outstanding shares of common stock and proportional adjustment to the existing conversion ratios for each series of the Company's Preferred Stock. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.
On June 14, 2021, the Company entered into a collaboration agreement (the “Caris Agreement”) with Caris Life Sciences (“Caris”) (“the Caris Agreement”). Under the terms of the Caris Agreement, Caris will identify targets for the collaboration and provide those targets to the Company at regular intervals for review and approval. Once a target is selected by the collaboration’s joint steering committee, the collaboration will retain exclusive access to the selected targets. The financial terms surrounding development and commercialization of each product candidate identified for the collaboration and included in the Caris Agreement vary based on the level of participation elected by each party in the development and commercialization efforts following identification of a target. There are no upfront or milestone payments or royalties due to either party under the collaboration. With respect to proceeds from a product resulting from the collaboration, Caris will be entitled to an initial percentage ranging from the mid-single digits to low teens with the remaining proceeds allocated based on each party's pro rata share of expenses incurred in development of the product. The Caris Agreement provides flexibility for Caris and the Company to jointly develop and commercialize, or for either the Company or Caris to incur development and commercialization expenses. The ultimate percentage of proceeds payable to the Company and Caris will depend on the level of development and commercialization participation elected by each party.
The Company will own the intellectual property rights to the therapeutics developed under the collaboration, and Caris will own the intellectual property rights to the diagnostics developed under the collaboration.
Either party may terminate the Caris Agreement for uncured material breach by the other party or in the case of the other party's insolvency. The term of the Caris Agreement is three years, automatically renewing for one-year terms. Either party may terminate the agreement at the end of a term by written notice to the other, subject to the continuation of exclusivity with respect to any target selected by the Joint Steering Committee, so long as commercially reasonable efforts are used to discover, identify, develop and/or commercialize a therapeutic related to such target.

6,250,000 shares
Elevation Oncology, Inc.
Common stock
Prospectus
J.P. Morgan	Cowen	SVB Leerink
Wedbush PacGrow
June 24, 2021